Exhibit 10.1

EXECUTION VERSION

Deal Cusip: 26747FAK5
Revolver Cusip: 26747FAL3
Term Loan A Cusip: 26747FAM1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 19, 2018
among

DYCOM INDUSTRIES, INC.,
as the Borrower,

THE SUBSIDIARIES OF THE BORROWER PARTY HERETO FROM TIME TO TIME,
as the Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swingline Lender and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

WELLS FARGO BANK, NATIONAL ASSOCIATION
and
SUNTRUST BANK,
as Co-Syndication Agents,

and

CITIZENS BANK, N.A.,
FIFTH THIRD BANK,
PNC BANK, NATIONAL ASSOCIATION,
BRANCH BANKING & TRUST COMPANY,
BMO HARRIS BANK N.A.,
CAPITAL ONE, N.A.,
MUFG BANK, LTD.,
REGIONS BANK
and
TD BANK, N.A.,
as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
WELLS FARGO SECURITIES, LLC
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Definitions.	1
1.02	Other Interpretive Provisions.	37
1.03	Accounting Terms.	38
1.04	Rounding.	39
1.05	Times of Day.	39
1.06	Letter of Credit Amounts.	39

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		39

2.01	Commitments.	40
2.02	Borrowings, Conversions and Continuations of Loans.	42
2.03	Letters of Credit.	44
2.04	Swingline Loans.	55
2.05	Prepayments.	57
2.06	Termination or Reduction of Aggregate Revolving Commitments.	60
2.07	Repayment of Loans.	60
2.08	Interest.	61
2.09	Fees.	61
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	62
2.11	Evidence of Debt.	63
2.12	Payments Generally; Administrative Agent’s Clawback.	63
2.13	Sharing of Payments by Lenders.	65
2.14	Cash Collateral.	66
2.15	Defaulting Lenders.	67
2.16	Reverse Dutch Auction Prepayments.	69
2.17	Refinancing Facilities.	70
2.18	Amend and Extend Transactions.	72

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		73

3.01	Taxes.	73
3.02	Illegality.	78
3.03	Inability to Determine Rates.	79
3.04	Increased Costs.	79
3.05	Compensation for Losses.	80
3.06	Mitigation Obligations; Replacement of Lenders.	81
3.07	Successor LIBOR.	81
3.08	Survival.	82

ARTICLE IV. GUARANTY		82

4.01	The Guaranty.	83
4.02	Obligations Unconditional.	83
4.03	Reinstatement.	84
4.04	Certain Additional Waivers.	84
4.05	Remedies.	84
4.06	Rights of Contribution.	85
4.07	Guarantee of Payment; Continuing Guarantee.	85
4.08	Keepwell.	86
4.09	Appointment of Borrower.	86

i

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		86

5.01	Conditions of Effectiveness.	86
5.02	Conditions to all Credit Extensions.	89

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		90

6.01	Financial Condition.	90
6.02	No Material Adverse Change.	90
6.03	Organization; Existence.	90
6.04	Power; Authorization; Enforceable Obligations.	90
6.05	Conflict.	91
6.06	No Material Litigation.	91
6.07	No Default.	91
6.08	Taxes.	91
6.09	ERISA.	92
6.10	Governmental Regulations, Etc.	92
6.11	Subsidiaries.	92
6.12	Use of Proceeds.	93
6.13	Compliance with Laws.	93
6.14	Accuracy and Completeness of Information.	93
6.15	Environmental Matters.	93
6.16	Solvency.	94
6.17	Insurance.	94
6.18	Anti-Corruption Laws.	95
6.19	Sanctions.	95
6.20	Security Documents.	95
6.21	No EEA Financial Institution.	95

ARTICLE VII. AFFIRMATIVE COVENANTS		95

7.01	Financial Statements.	95
7.02	Certificates; Other Information.	96
7.03	Notices.	99
7.04	Maintenance of Existence; Compliance with Laws.	100
7.05	Maintenance of Property; Insurance.	100
7.06	Inspection of Property; Books and Records; Discussions.	100
7.07	Financial Covenants.	101
7.08	Use of Proceeds.	101
7.09	Additional Guarantors.	101
7.10	Payment of Taxes.	102
7.11	Environmental Laws.	103
7.12	Pledged Equity Interests.	103
7.13	Further Assurances.	104
7.14	Anti-Corruption Laws.	104
7.15	Sanctions.	104

ARTICLE VIII. NEGATIVE COVENANTS		105

8.01	Indebtedness.	105
8.02	Liens.	107
8.03	Nature of Business.	107
8.04	Consolidation, Merger, Sale or Purchase of Assets, Etc.	107
8.05	Advances; Investments and Loans.	108

8.06	Transactions with Affiliates.	109
8.07	Fiscal Year; Organizational Documents.	109
8.08	Limitation on Restricted Actions.	109
8.09	Restricted Payments.	110
8.10	Sale Leasebacks.	111
8.11	No Further Negative Pledges.	111
8.12	Capital Expenditures.	112

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		112

9.01	Events of Default.	112
9.02	Remedies upon Event of Default.	114
9.03	Application of Funds.	115

ARTICLE X. ADMINISTRATIVE AGENT		116

10.01	Appointment and Authority.	116
10.02	Rights as a Lender.	116
10.03	Exculpatory Provisions.	117
10.04	Reliance by Administrative Agent.	117
10.05	Delegation of Duties.	118
10.06	Resignation of Administrative Agent.	118
10.07	Non-Reliance on Administrative Agent and Other Lenders.	119
10.08	No Other Duties; Etc.	120
10.09	Administrative Agent May File Proofs of Claim; Credit Bids.	120
10.10	Collateral and Guaranty Matters.	121
10.11	Secured Treasury Management Agreements and Secured Swap Contracts.	122
10.12	ERISA Matters.	122

ARTICLE XI. MISCELLANEOUS		124

11.01	Amendments, Etc.	124
11.02	Notices; Effectiveness; Electronic Communications.	127
11.03	No Waiver; Cumulative Remedies; Enforcement.	129
11.04	Expenses; Indemnity; and Damage Waiver.	129
11.05	Payments Set Aside.	131
11.06	Successors and Assigns.	131
11.07	Treatment of Certain Information; Confidentiality.	136
11.08	Set-off.	137
11.09	Interest Rate Limitation.	137
11.10	Counterparts; Integration; Effectiveness; Amendment and Restatement.	138
11.11	Survival of Representations and Warranties.	138
11.12	Severability.	138
11.13	Replacement of Lenders.	138
11.14	Governing Law; Jurisdiction; Etc.	139
11.15	Waiver of Right to Trial by Jury.	140
11.16	No Advisory or Fiduciary Responsibility.	141
11.17	Electronic Execution.	141
11.18	USA PATRIOT Act Notice.	141
11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	142

SCHEDULES
1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
2.03	L/C Commitment
2.04	Swingline Commitment
6.11	Subsidiaries
8.01	Indebtedness Existing on the Closing Date
8.02	Liens Existing on the Closing Date
8.05	Investments Existing on the Closing Date
11.02	Certain Addresses for Notices
EXHIBITS
2.01(c)	Form of Lender Joinder Agreement
2.02	Form of Loan Notice
2.03	Form of Letter of Credit Report
2.04	Form of Swingline Loan Notice
2.05	Form of Notice of Loan Prepayment
2.11(a)-1	Form of Revolving Note
2.11(a)-2	Form of Swingline Note
2.11(a)-3	Form of Term Note
2.16	Form of Auction Procedures
3.01(e)-1-4	Form of U.S. Tax Compliance Certificates
5.01(d)	Form of Secretary’s Certificate
5.01(j)	Form of Solvency Certificate
7.02(b)	Form of Compliance Certificate
7.09	Form of Guarantor Joinder Agreement
11.06(b)	Form of Assignment and Assumption

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 19, 2018 among DYCOM INDUSTRIES, INC., a Florida corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and L/C Issuer (each, as defined herein).

The Borrower is party to that certain Credit Agreement, dated as of December 3, 2012 (as amended, supplemented or otherwise modified from time to time until (but not including) the Closing Date, the “Existing Credit Agreement”) with the Borrower’s Subsidiaries party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer.

The parties to this Credit Agreement desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows.  This Credit Agreement is not a novation of the Existing Credit Agreement.

The Borrower has requested that the Lenders provide the credit facilities specified herein for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01          Definitions.

As used in this Credit Agreement, the following terms shall have the meanings set forth below:

“2021 Convertible Notes” means the Borrower’s convertible senior notes due September 15, 2021.

“Acceptable Intercreditor Agreement” means an intercreditor agreement on customary terms reasonably acceptable to the Administrative Agent and the Required Lenders.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Additional Term Loan” has the meaning specified in Section 2.01(c).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one (1) or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is $750,000,000.

“Applicable Percentage” means, with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, and (b) with respect to each Lender providing a portion of any Term Loan, the percentage (carried out to the ninth decimal place) the numerator of which is, prior to funding of the applicable Term Loan, such Lender’s Term Loan Commitment, and after funding of the applicable Term Loan, the principal amount of such Lender’s portion of the Term Loan, and the denominator of which is, prior to funding of the applicable Term Loan, the aggregate principal amount of the applicable Term Loan Commitments, and after funding of the applicable Term Loan, the Outstanding Amount of the applicable Term Loan.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.  The Applicable Percentages shall be subject to adjustment as provided in Section 2.15.

“Applicable Rate” means, with respect to the Commitment Fee, the Letter of Credit Fee and the Loans, the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Net Leverage Ratio	Commitment Fee	Letter of Credit Fee for Standby Letters of Credit	Letter of Credit Fee for Commercial Letters of Credit	Eurodollar Rate Loans	Base Rate Loans
1	Greater than or equal to 2.75:1.0	0.40%	2.00%	1.000%	2.00%	1.00%
2	Less than 2.75:1.0 but greater than or equal to 2.25:1.0	0.35%	1.75%	0.875%	1.75%	0.75%
3	Less than 2.25:1.0 but greater than or equal to 1.75:1.0	0.30%	1.625%	0.8125%	1.625%	0.625%
4	Less than 1.75:1.0 but greater than or equal to 1.25:1.0	0.25%	1.50%	0.750%	1.50%	0.50%
5	Less than 1.25:1.0	0.20%	1.25%	0.625%	1.25%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered (and if the Required Lenders do not make such request the then applicable Pricing Tier in effect shall be maintained) and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending October 27, 2018 shall be determined based upon Pricing Tier 1.

The Applicable Rate with respect to any Additional Term Loan established after the Closing Date in accordance with the terms of Section 2.01(c) shall be percentages per annum specified in the loan documentation whereby such Additional Term Loan is established.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Attributable Receivables Amount” means the amount of obligations of the Borrower and/or its Subsidiaries outstanding under trade or accounts receivable financing or sale transactions (including supplier-financing programs or arrangements) or factoring transactions on any date of determination that would be treated as principal in a secured lending transaction.

“Auction” has the meaning specified in Section 2.16(a).

“Auction Effective Date” has the meaning specified in Section 2.16(b).

“Auction Manager” has the meaning specified in Section 2.16(a).

“Auction Procedures” means the procedures set forth in Exhibit 2.16.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ended January 27, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, including the notes thereto, provided, that for the avoidance of doubt, such Audited Financial Statements cover only the six-month period from July 30, 2017 through January 27, 2018 related to the Borrower’s change in fiscal year end.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Fee Letter” has the meaning specified in the definition of “Fee Letters”.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus one percent (1.00%); and if Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Credit Agreement.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means each of the following: (a) a borrowing of Swingline Loans pursuant to Section 2.04 and (b) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business” has the meaning specified in Section 6.15(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, means any such day that is also a London Banking Day.

“Canadian Dollar” means the lawful money of Canada.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease.

“Capped Call Transactions” means one or more call options (or substantively equivalent derivative transaction) referencing the Borrower’s Equity Interests purchased by the Borrower (or a Restricted Subsidiary) in connection with the issuance of Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion price or exchange price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding) (whether settled in shares, cash or a combination thereof) and limiting the amount deliverable to the Borrower (or a Restricted Subsidiary) upon exercise thereof based on a cap or upper strike price (howsoever defined).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer or the Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or the Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swingline Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (a) (i) Dollars, (ii) Canadian Dollars and (iii) Euro; (b) securities issued or directly and fully guaranteed or insured by (i) the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) or (ii) the government of any Participating Member State or any agency or instrumentality of such Participating Member State (provided that the full faith and credit of such Participating Member State is pledged in support of those securities) having maturities, unless such securities are deposited to defease any indebtedness, of not more than one (1) year from the date of acquisition or other securities issued by government agencies, including government sponsored enterprises, having maturities of not more than one (1) year from the date of acquisition; (c) time deposits maturing no more than thirty (30) days from the date of creation, certificates of deposit and eurodollar time deposits with maturities of one (1) year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case, with any Lender party to this Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250,000,000; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) any money market deposit account issued or offered by any Lender party to this Credit Agreement or with any U.S. commercial bank having capital and surplus in excess of $250,000,000; (f) commercial paper having one of the three highest ratings obtainable from Moody’s or S&P and in each case maturing within one (1) year after the date of acquisition; (g) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, any Participating Member State or by any political subdivision or taxing authority thereof, rated at least “BBB” (or any comparable rating) by Moody’s or S&P and having maturities of not more than one (1) year from the date of acquisition; (h) money market funds that invest primarily in Cash Equivalents of the kinds described in clauses (a) through (g) of this definition; and (i) in the case of Subsidiaries of the Borrower that are not Domestic Subsidiaries, substantially similar instruments to those set forth in clauses (a) through (h) above in the relevant jurisdiction.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and

all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means (a) any Person or two (2) or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing thirty-five percent (35%) or more of the combined voting power of all Voting Stock of the Borrower, or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Act of 1934.

“Closing Date” means October 19, 2018.

“Collateral” means a collective reference to the Equity Interests with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Security Documents.

“Collateral Release Date” means the date upon which the Borrower’s corporate family rating from Moody’s and the corporate rating from S&P are at least Baa3 and BBB-, respectively (in each case with a stable or better outlook) and the Borrower shall have delivered to the Administrative Agent evidence of such ratings.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or each Term Loan Commitment of such Lender.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, all capital expenditures but excluding expenditures to the extent made (a) with the proceeds of any Recovery Event used to purchase property that is useful in the business of the Borrower and its Subsidiaries, (b) in connection with any Permitted Acquisition and (c) in connection with any Capital Leases.

“Consolidated Capital Proceeds” means, for the applicable period, the proceeds from the sale of property, plant or equipment and other fixed assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as determined in accordance with GAAP.

“Consolidated EBITDA” means, for the applicable period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted (or included) for (i) the Consolidated Interest Expense for such period deducted in determining Consolidated Net Income, (ii) the income tax expense for such period deducted in determining Consolidated Net Income, (iii) the aggregate amount of the depreciation expense and amortization expense for such period to the extent deducted in determining Consolidated Net Income, (iv) to the extent included in Consolidated Net Income, (A) non-cash purchase accounting adjustments in accordance with GAAP and (B) cash purchase accounting adjustments in an amount not to exceed the greater of (x) $15,000,000 and (y) seven and one-half percent (7.5%) of Consolidated EBITDA for such period which have been approved in writing by the Administrative Agent, (v) any extraordinary items of loss (or minus any extraordinary items of gain) for such period recorded in determining Consolidated Net Income, (vi) any non-cash impairment charges for such period recorded in determining Consolidated Net Income, (vii) any non-cash losses or charges (or minus any non-cash gains) for such period recorded in determining Consolidated Net Income, (viii) any stock based compensation expense for such period recorded in determining Consolidated Net Income, (ix) any Acquisition costs related to Permitted Acquisitions for such period deducted in determining Consolidated Net Income in an aggregate amount during such period not to exceed the greater of (A) $15,000,000 and (B) seven and one-half percent (7.5%) of Consolidated EBITDA for such period, (x) any restructuring or integration charges related to Permitted Acquisitions for such period deducted in determining Consolidated Net Income in an aggregate amount during such period not to exceed the greater of (A) $15,000,000 and (B) seven and one-half percent (7.5%) of Consolidated EBITDA for such period, (xi) charges incurred related to the extinguishment of debt, including, but not limited to, the write-off of deferred financings fees, to the extent deducted in determining Consolidated Net Income, (xii) any non-cash losses or charges (or minus any non-cash gains) under any Swap Contract for such period recorded in determining Consolidated Net Income and (xiii) expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Borrower in good faith to result from actions with which substantial steps have been, will be, or are expected to be, taken within twelve (12) months of such period; provided, that, such items in this clause (xiii) are (A) certified in a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent and (B) shall not, in the aggregate, increase Consolidated EBITDA (determined without giving effect to this clause (xiii)) by more than five percent (5%) in any four consecutive fiscal quarter period, in each case determined for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP and subject to Section 1.03.  Unless expressly indicated otherwise, the applicable period shall be for the four (4) consecutive fiscal quarters ending as of the date of computation.

“Consolidated Funded Debt” means Funded Debt of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, for the applicable period, all interest expense in accordance with GAAP (including amortization of debt discount, premium and the interest component under Capital Leases) of the Borrower and its Restricted Subsidiaries for such period.  Unless expressly indicated otherwise, the applicable period shall be for the four (4) consecutive fiscal quarters ending most recently prior to the date of computation.

“Consolidated Interest Coverage Ratio” means, for the applicable period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense paid or payable in cash (excluding amortization of debt discount and premium, debt issuance costs paid in a previous period and interest expense incurred on tax liabilities) during such period.  Unless expressly indicated otherwise, the applicable period shall be for the four (4) consecutive quarters ending on the date of computation.

“Consolidated Net Income” means, for the applicable period, net income of the Borrower and its Restricted Subsidiaries on a consolidated basis.  Unless expressly indicated otherwise, the applicable period shall be for the four (4) consecutive fiscal quarters ending most recently prior to the date of computation.

 “Consolidated Net Leverage Ratio” means the ratio of (a) Consolidated Funded Debt on the date of computation minus unrestricted cash and Cash Equivalents of the Credit Parties in excess of $50,000,000 as of the date of computation to (b) Consolidated EBITDA for the applicable period ending on the date of computation.  Unless expressly indicated otherwise, the applicable period shall be for the four (4) consecutive fiscal quarters ending most recently prior to the date of computation.

“Consolidated Net Tangible Assets” means, on the date of computation, (a) the amount of the Borrower’s consolidated total assets minus (b) (i) all current liabilities and (ii) the amount of the Borrower’s consolidated intangible assets, including, without limitation, goodwill, deferred financing charges and intellectual property, in each case determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Senior Secured Net Leverage Ratio” means the ratio of (a) Consolidated Funded Debt on the date of computation less unrestricted cash and Cash Equivalents of the Credit Parties in excess of $50,000,000 as of the date of computation, less Subordinated Indebtedness and less unsecured Indebtedness, in each case, included in the calculation of Consolidated Funded Debt to (b) Consolidated EBITDA for the applicable period ending on the date of computation.  Unless expressly indicated otherwise, the applicable period shall be for the four (4) consecutive fiscal quarters ending most recently prior to the date of computation.

“Consolidated Total Assets” means, on the date of computation, (a) the amount of the Borrower’s consolidated total assets minus (b) the amount of the Borrower’s consolidated intangible assets, including, without limitation, goodwill, deferred financing charges and intellectual property, in each case determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, during any period of up to twenty-four (24) consecutive months commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Contribution Share” has the meaning specified in Section 4.06.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Termination Date” means the earliest of (a) the date on which the aggregate outstanding principal amount of the 2021 Convertible Notes is less than or equal to $250,000,000, (b) the date on which the Administrative Agent receives an amendment to the 2021 Convertible Notes, certified by a Responsible Officer of the Borrower as true and complete, pursuant to which the holders of the 2021 Convertible Notes agree to extend the maturity date of the 2021 Convertible Notes to a date that is at least ninety-one (91) days after the Maturity Date, and (c) the date on which the Administrative Agent receives satisfactory evidence that the 2021 Convertible Notes have been refinanced pursuant to a Permitted Refinancing that has a maturity date that is at least ninety-one (91) days after the Maturity Date.

“Covenant Trigger Date” means the date that is ninety-one (91) days prior to the maturity date for the 2021 Convertible Notes if, on such date, the aggregate outstanding principal amount of the 2021 Convertible Notes is greater than $250,000,000.

“Convertible Bond Hedge Transactions” means one or more call options (or substantively equivalent derivative transaction) referencing the Borrower’s Equity Interests purchased by the Borrower (or a Restricted Subsidiary) requiring the counterparty thereto to deliver to the Borrower or such Restricted Subsidiary shares of common stock of the Borrower, the cash value of such shares or a combination thereof from time to time upon exercise of such option in connection with the issuance of Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion or exchange price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding).

“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into or by reference to Equity Interests of the Borrower and, for the avoidance of doubt, including the 2021 Convertible Notes.

“Credit Agreement” means this Amended and Restated Credit Agreement.

“Credit Documents” means this Credit Agreement, each Note, each Issuer Document, each Guarantor Joinder Agreement, each Lender Joinder Agreement, the Security Documents and the Fee Letters.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Parties” means, collectively, the Borrower and each Guarantor.

“Debt Issuance” means the issuance by any Credit Party or any Restricted Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.01.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied and has not been waived in accordance with Section 11.01, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of

Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied and has not been waived in accordance with Section 11.01), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions.

“Discharged” means, with respect to any Indebtedness that has been fully defeased (pursuant to a contractual or legal defeasance) or discharged in full pursuant to the irrevocable prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Credit Party or any Restricted Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Recovery Event.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date.  Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders of the Equity Interest have the right to require the Borrower to repurchase such

Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Equity Interest if the terms of such Equity Interest provide that the Borrower may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with the provisions of Section 8.09. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Credit Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia and that is not a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Earn Out Obligations” means, with respect to an Acquisition, payments by the Borrower or any Restricted Subsidiary required to be made as a result of reaching performance targets or milestones.  For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the fair value in accordance with GAAP of the earn out payments in respect thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally enforceable requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Securities Exchange Act of 1934, as amended; provided, however, that Equity Interests shall not include Convertible Bond Indebtedness, Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Credit Party within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430 and 432 of the Internal Revenue Code or Sections 303 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurodollar Base Rate” means:

(a)          for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent in consultation with the Borrower from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)          for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.  If LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Credit Agreement.

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one (1) minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan the interest rate on which is determined by reference to the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one (1) minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan and for each outstanding Base Rate Loan the interest rate on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.

“Excess Payment” has the meaning specified in Section 4.06.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means those standby letters of credit outstanding on the Closing Date and identified on Schedule 1.01.

“Extended Revolving Commitment” means any Revolving Commitments the maturity of which shall have been extended pursuant to Section 2.18.

“Extended Revolving Loans” means any Loans made pursuant to the Extended Revolving Commitments.

“Extended Term Loans” means any Term Loans the maturity of which shall have been extended pursuant to Section 2.18.

“Extension” has the meaning specified in Section 2.18(a).

“Extension Amendment” means an amendment to this Credit Agreement, in form and substance reasonably satisfactory to the Borrower, the Administrative Agent and the Lenders effecting the Extension in accordance with Section 2.18.

“Extension Offer” has the meaning specified in Section 2.18(a).

 “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that

(a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Credit Agreement.

“Fee Letters” means (a) the letter agreement dated as of the Closing Date, among the Borrower, Wells Fargo and Wells Fargo Securities, (b) the letter agreement dated as of the Closing Date, among the Borrower, SunTrust and STRH and (c) the letter agreement dated as of the Closing Date, among the Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America (the “Bank of America Fee Letter”).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds (excluding performance, payment and other surety bonds incurred in the ordinary course of business), debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within twelve (12) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, including without limitation Earn Out Obligations recognized as a liability on the balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all drafts drawn under letters of credit issued or bankers’ acceptances facilities created for the account of such Person (to the extent unreimbursed), (g) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise)

subject to mandatory sinking fund payments prior to the date six (6) months after the Maturity Date, redemption prior to the date six (6) months after the Maturity Date or other acceleration, (h) the Attributable Indebtedness of any Sale and Leaseback Transaction, Securitization Transaction and Synthetic Lease and, without duplication, the principal balance outstanding under any tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (i) all Indebtedness of others of the type described in clauses (a) through (h) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that so long as such Indebtedness is non-recourse to such Person, only the portion of such obligations which is secured shall constitute Indebtedness hereunder, (j) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (h) hereof, and (k) all Indebtedness of the type described in clauses (a) through (h) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, however, that Funded Debt shall not include (i) Indebtedness among the Credit Parties and the Restricted Subsidiaries to the extent such Indebtedness would be eliminated on a consolidated basis, (ii) any Indebtedness that has been Discharged, (iii) any amount in respect of any Permitted Receivables Transaction, (iv) any Attributable Receivables Amount, (v) the stated amount of all letters of credit (including, without limitation, the Letters of Credit) and (vi) all Swap Obligations.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States that are applicable to the circumstances as of the date of determination, consistently applied and as in effect from time to time and subject to the terms of Section 1.03.

“Governmental Authority” means the government of the United States of America, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement in substantially the form of Exhibit 7.09, executed and delivered by each Person that becomes a Guarantor in accordance with the provisions of Section 7.09.

“Guarantors” means (a) any of the Domestic Subsidiaries identified as a “Guarantor” on the signature pages hereto, (b) any Person which executes and delivers a Guarantor Joinder Agreement in accordance with the terms of this Credit Agreement and (c) with respect to Obligations owing by any Credit Party or any Subsidiary of a Credit Party (other than the Borrower) under any Swap Contract or any Treasury Management Agreement, the Borrower, together with their successors and permitted assigns, in each case until the Guaranty of such Person is released in accordance with the terms of this Credit Agreement.

“Guaranty” means the guaranty of the Guarantors set forth in Article IV.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“HMT” has the meaning specified in the definition of “Sanctions”.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary of the Borrower that is not a Material Domestic Subsidiary.

“Immaterial Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that is not a Material Foreign Subsidiary.

“Immaterial Guarantor” means a Guarantor designated as an “Immaterial Guarantor” on Schedule 6.11, as such schedule may be amended from time to time, and that is not required to be a Guarantor pursuant to Section 7.09(b).

“Incremental Credit Facilities” has the meaning specified in Section 2.01(c).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds (excluding performance, payment and other surety bonds incurred in the ordinary course of business), debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within twelve (12) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that so long as such Indebtedness is non-recourse to such Person, only the portion of such obligations which is secured shall constitute Indebtedness hereunder, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Swap Contracts, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments prior to the date six (6) months after the Maturity Date, redemption prior to the date six (6) months after the Maturity Date or other acceleration, (l) the principal balance outstanding under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date and the amount in respect of any Permitted Receivables Transaction shall not constitute indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, the Maturity Date and the date of the final principal amortization payment on any Term Loan and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the Borrower and the Swingline Lender, and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Maturity Date and the date of the final principal amortization payment on any Term Loan, and in addition, where the applicable Interest Period exceeds three (3) months, the date every three (3) months after the beginning of such Interest Period.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), or such other period that is twelve (12) months or less requested by the Borrower and consented to by all the Lenders, as selected by the Borrower in its Loan Notice; provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)          no Interest Period shall extend beyond the Maturity Date; and

(d)          no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Eurodollar Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

“Interim Financial Statements” means the unaudited consolidated balance sheet and the related consolidated statements of comprehensive income or operations for the fiscal quarter ended July 28, 2018, and cash flows for the six (6) months ended July 28, 2018, of the Borrower and its consolidated Subsidiaries for such fiscal quarter and period, including the notes thereto.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of Equity Interests, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Credit Agreement), Wells Fargo Securities and STRH, in their capacities as joint lead arrangers and joint bookrunners.

 “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when due or refinanced as a Borrowing of Revolving Loans.

“L/C Commitment” means, as to each L/C Issuer, its obligation to issue Letters of Credit pursuant to Section 2.03 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite its name on Schedule 2.03, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) with respect to the Existing Letters of Credit, the issuer of those letters of credit as identified on Schedule 1.01, (b) Bank of America in its capacity as issuer of Letters of Credit hereunder, (c) Wells Fargo in its capacity as issuer of Letters of Credit hereunder (d) SunTrust Bank in its capacity as issuer of Letters of Credit hereunder and/or (d) any Lender appointed by the Borrower (with the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed) as an additional L/C Issuer pursuant to Section 2.03(l) or a replacement for any L/C Issuer who is at the time of such appointment a Defaulting Lender, in each case in its capacity as an issuer of Letters of Credit pursuant to Section 2.03 and together with its successors and assigns.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, binding requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Lenders” means Bank of America, Wells Fargo and SunTrust Bank.

“Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit 2.01(c), executed and delivered in accordance with the provisions of Section 2.01(c).

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Credit Agreement and their successors and assigns and, as the context requires, includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Report” means a report substantially in the form of Exhibit 2.03 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $200,000,000 and (b) the Aggregate Revolving Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate”.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.07.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Eurodollar Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be necessary or appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Liquidity” means, as of any date of determination, the sum of (a) the lesser of (i) the difference between the Aggregate Revolving Commitments and the Total Revolving Outstandings on such date and (ii) the maximum amount the Borrower could draw under the Aggregate Revolving Commitment on such date and still be in compliance with the financial covenants set forth in Section 7.07, plus (b) unrestricted cash and Cash Equivalents of the Credit Parties on such date plus (c) the maximum amount of binding financial commitments for the satisfaction of the 2021 Convertible Notes on or before the maturity date of the 2021 Convertible Notes.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swingline Loan or Term Loan.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or Term Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent  (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or liabilities of the Credit Parties and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their obligations, when such obligations are required to be performed, under this Credit Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Credit Agreement, any of the Notes or any of the other Credit Documents or the material rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower that is a Restricted Subsidiary that either:  (a) owns assets included in Consolidated Total Assets having a book value equal to or greater than seven and one-half percent (7.5%) of Consolidated Total Assets as of the most recent fiscal quarter ended or (b) that accounted for Consolidated EBITDA for the most recently ended period of four (4) consecutive fiscal quarters equal to or greater than seven and one-half percent (7.5%) of Consolidated EBITDA for the same four (4) fiscal quarter period.

“Material Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that is a Restricted Subsidiary that either:  (a) owns assets included in Consolidated Total Assets having a book value equal to or greater than seven and one-half percent (7.5%) of Consolidated Total Assets as of the most recent fiscal quarter ended or (b) that accounted for Consolidated EBITDA for the most recently ended period of four (4) consecutive fiscal quarters equal to or greater than seven and one-half percent (7.5%) of Consolidated EBITDA for the same four (4) fiscal quarter period.

“Materials of Environmental Concern” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Maturity Date” means as to the Revolving Loans, the Term Loan A, the Swingline Loans and the Letters of Credit (and the related L/C Obligations), October 19, 2023; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to one hundred percent (100%) of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to one hundred percent (100%) of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“MNPI” has the meaning specified in Section 2.16(a)(vi).

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including any Credit Party or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds actually received by any Credit Party or any Restricted Subsidiary in respect of any Disposition, Debt Issuance or Recovery Event, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents actually received upon the sale or other disposition of any non‑cash consideration received by any Credit Party or any Restricted Subsidiary in any Disposition, Debt Issuance or Recovery Event.  Net Cash Proceeds shall not include any cash payments held in escrow until such time as such amounts are released from escrow.

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Notes” means the Revolving Notes, the Swingline Note and the Term Notes, individually or collectively, as appropriate.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  The foregoing shall also include (a) all obligations under any Swap Contract between any Credit Party or any Subsidiary and any Swap Contract Provider that is permitted to be incurred pursuant to Section 8.01(e) and (b) all obligations under any Treasury Management Agreement between any Credit Party and any Treasury Management Bank; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning specified in Section 11.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by any Credit Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means any Acquisition or any series of related Acquisitions by a Credit Party of the assets or a majority of the Voting Stock of a Person or any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 8.03 hereof, so long as (a) no Default or Event of Default shall then exist or would exist after giving effect thereto, (b) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that the Credit Parties will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 7.07 as of the end of the most recently ended fiscal quarter (after giving effect to any increase of the Consolidated Net Leverage Ratio enacted pursuant to Section 7.07(a)), (c) if public, such Acquisition is not a “hostile” Acquisition and has been approved by the board of directors, shareholders and/or comparable governing body of the applicable Credit Party and the Target, (d) the Credit Parties shall have complied to the reasonable satisfaction of the Administrative Agent with the documentation requirements in Section 7.02(d) and (e) Total Consideration paid for all Acquisitions of Persons incorporated, formed or organized in any jurisdiction other than any state of the

United States or the District of Columbia shall not exceed $200,000,000 during the period from the Closing Date through the Maturity Date.

“Permitted Dispositions” means Dispositions permitted under Section 8.04(a)(i), (ii), (iii), (iv), (v), (vii)(A), (vii)(B)(1), (ix) and (x).

“Permitted Investments” means:

(a)          cash and Cash Equivalents and other Investments existing as of the Closing Date and set forth on Schedule 8.05;

(b)          receivables owing to the Borrower or any of its Restricted Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)          Investments by any Credit Party to any other Credit Party;

(d)          loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law;

(e)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f)          any assignment of intellectual property from the Borrower or any Restricted Subsidiary to (i) any Restricted Subsidiary or (ii) any Unrestricted Subsidiary if, at the time of such assignment, such intellectual property has not been registered with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any other governmental authority in the United States or any other jurisdiction.

(g)          Investments, acquisitions or transactions permitted under Sections 8.04(b)(ii)(B), (C) and (D);

(h)          Permitted Acquisitions;

(i)          Investments in Swap Contracts to the extent permitted by Section 8.01(e);

(j)          Investments (i) in wholly owned Unrestricted Subsidiaries in an aggregate amount outstanding at any time not to exceed the greater of (A) $150,000,000 and (B) fifteen percent (15%) of Consolidated Net Tangible Assets, (ii) in non-wholly owned Unrestricted Subsidiaries in an aggregate amount outstanding at any time not to exceed the greater of (A) $30,000,000 and (B) five percent (5%) of Consolidated Net Tangible Assets, and (iii) in non-wholly owned Restricted Subsidiaries, in an aggregate amount outstanding at any time not to exceed the greater of (A) $30,000,000 and (B) five percent (5%) of Consolidated Net Tangible Assets;

(k)          (i) Investments in wholly owned Restricted Subsidiaries that are Domestic Subsidiaries and (ii) Investments in wholly owned Restricted Subsidiaries that are Foreign

Subsidiaries in an aggregate amount outstanding at any time not to exceed the greater of (A) $60,000,000 and (B) ten percent (10%) of Consolidated Net Tangible Assets;

(l)          to the extent constituting Investments, Investments in Convertible Bond Hedge Transactions, Capped Call Transactions and Warrant Transactions; and

(m)          additional Investments of a nature not contemplated by the foregoing clauses hereof; provided that such Investments made pursuant to this clause and outstanding at any time shall not exceed the greater of (i) $100,000,000 and (ii) ten percent (10%) of Consolidated Net Tangible Assets.

“Permitted Liens” means

(a)          Liens in favor of a Swap Contract Provider in connection with a Swap Contract that is (i) between a Credit Party or its Subsidiary and a Swap Contract Provider and (ii) permitted under Section 8.01(e);

(b)          Liens securing purchase money Indebtedness and Capital Lease Obligations to the extent permitted under Section 8.01(c); provided, that (i) any such Lien attaches to such property concurrently with or within ninety (90) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(c)          Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(d)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings;

(e)          pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements incurred in the ordinary course of business;

(f)          deposits or other Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, performance, payment or other surety bonds, and any other obligations of a like nature incurred in the ordinary course of business;

(g)          Liens existing on the Closing Date and set forth on Schedule 8.02; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date;

(h)          easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purpose;

(i)          any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses and in clauses

(j), (k) and (m); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced;

(j)          Liens securing Indebtedness incurred pursuant to Section 8.01(i), provided that such Liens do not secure obligations in excess of $75,000,000 in the aggregate at any time outstanding;

(k)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one (1) or more accounts maintained by any Credit Party or a Restricted Subsidiary arising in the ordinary course of business from netting services, overdraft protection, cash management obligations and otherwise in connection with the maintenance of deposit, securities and commodities accounts;

(l)          Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that (i) such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary and (ii) such Liens do not secure obligations in excess of $75,000,000 in the aggregate at any time outstanding;

(m)          Liens on deposits with respect to Indebtedness that has been Discharged;

(n)          Liens (i) solely on Receivables sold in a Permitted Receivables Transaction, the agreements governing the Receivables included in such Permitted Receivables Transaction, the rights under any such agreements, the proceeds thereof and the accounts into which such proceeds are paid, and (ii) securing Attributable Receivables Amounts solely on Receivables which are the subject of related trade or accounts receivable financings or sale transactions (including supplier-financing programs or arrangements) or related factoring transactions, the agreements governing the Receivables included in such financings or transactions, the rights under any such agreements, the proceeds thereof and the accounts into which such proceeds are paid;

(o)          Liens arising from precautionary UCC financing statements or similar or analogous financing statements in any jurisdiction and the filing of UCC financing statements or similar or analogous financing statements in any jurisdiction by bailees and consignees in the ordinary course of business; and

(p)          other Liens not described above, provided that such Liens do not secure obligations in excess of $75,000,000 in the aggregate at any time outstanding.

“Permitted Receivables Transaction” means a trade or accounts receivable financing or sale transaction (including supplier-financing programs or arrangements) or factoring transactions (excluding for the avoidance of doubt any securitization transaction) whereby the Borrower and/or one or more of its Subsidiaries sells, assigns, conveys or otherwise transfers Receivables to or for the benefit of one or more third parties; provided that (a) such transaction is made non-recourse to the Borrower and its Subsidiaries (subject to customary indemnification and repurchase obligations, including, but not limited to, those based on a breach of obligations under the relevant receivables purchase agreement or the agreement underlying any Receivables, incorrect or misleading representations and warranties, Receivables failing to meet any eligibility criteria, any failure by an insurer of Receivables to honor claims, title defects, illegality, false misleading or incomplete information, exclusion of cover under any insurance in respect of any Receivables, dilution, third party claims, or Receivables becoming subject to any asserted defense, dispute, off-set or counterclaim) and otherwise on terms customary for comparable “non-recourse” or “limited recourse” receivables purchase transactions in the good faith judgment of the Borrower, (b) such transaction does not provide for the sale, transfer, disposition or pledge of, or otherwise create any interest in, any asset other than the Receivables, and (c) the aggregate amount of Receivables sold, assigned, conveyed or otherwise transferred in any fiscal quarter shall not exceed (i) with respect to Receivables owing from AT&T Services Inc. and/or one or more of its Subsidiaries or affiliates, the greatest of (A) $400,000,000, (B) the highest quarterly revenue resulting from AT&T Services Inc. and its Subsidiaries and affiliates in any fiscal quarter occurring during the period of four consecutive fiscal quarters ending immediately prior to such fiscal quarter (adjusted on a pro forma basis for acquired businesses, it being understood that, for purposes of this calculation (x) any Person that becomes a Subsidiary or affiliate of AT&T Services Inc. during the fiscal quarter in which such calculation is made or during the period of four consecutive fiscal quarters ending immediately prior to such fiscal quarter shall be considered to have been a Subsidiary or affiliate of AT&T Services Inc. during the entire immediately preceding four fiscal quarter period, and (y) any Person that becomes a Subsidiary or affiliate of the Borrower or any Restricted Subsidiary or any asset acquisition by the Borrower or any Restricted Subsidiary during the fiscal quarter in which such calculation is made or during the period of four consecutive fiscal quarters ending immediately prior to such fiscal quarter shall be considered to have been a Subsidiary or affiliate of the Borrower or any Restricted Subsidiary, as applicable, or shall be considered to have been consummated, as the case may be, during the entire immediately preceding four fiscal quarter period) and (C) the quarterly revenue expected to result from AT&T Services Inc. and its Subsidiaries and affiliates during the then-current fiscal quarter as determined by the Borrower in good faith (adjusted on a pro forma basis for acquired businesses, it being understood that, for purposes of this determination (x) any Person that becomes or is reasonably expected to become a Subsidiary of affiliate of AT&T Services Inc. during the then-current fiscal quarter shall be considered to have been a Subsidiary or affiliate of AT&T Services Inc. since the commencement of such fiscal quarter, and (y) any Person that becomes or is reasonably expected to become a Subsidiary of affiliate of the Borrower or any Restricted Subsidiary or any asset acquisition by the Borrower or any Restricted Subsidiary during the then-current fiscal quarter shall be considered to have been a Subsidiary or affiliate of the Borrower or any Restricted Subsidiary, as applicable, or shall be considered to have been consummated, as the case may be, since the commencement of such fiscal quarter) and (ii) with respect to all other Receivables, $150,000,000.

“Permitted Refinancing” means any extension, renewal, refinancing, refunding or replacement of any existing Indebtedness so long as any such extended, renewed, refinanced, refunded or replaced Indebtedness (a) in the case of the 2021 Convertible Notes, has an average life to maturity that is longer than that of the Indebtedness under this Credit Agreement and will have a final maturity date that is no earlier than ninety-one (91) days following the Maturity Date or in the case of any other Indebtedness, has an average life to maturity that is longer than that of the Indebtedness being extended, renewed, refinanced, refunded or replaced, (b) does not include an obligor that was not an obligor with respect to the Indebtedness being extended, renewed, refinanced, refunded or replaced and (c) does not exceed the principal amount of the Indebtedness being extended, renewed, refinanced, refunded or replaced plus any reasonable fees, premiums and other financing costs payable in connection therewith, including in connection with the exercise or early unwind of a Convertible Bond Hedge Transaction, a Capped Call Transaction or a Warrant Transaction (it being understood that any premium paid as part of a refinancing of the 2021 Convertible Notes, including in connection with the repurchase, redemption, retirement or defeasance of the 2021 Convertible Notes or to exercise or early unwind or settle the Convertible Bond Hedge Transaction, a Capped Call Transaction or a Warrant Transaction shall be deemed to be reasonable).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Credit Party or any ERISA Affiliate or any such Plan to which any Credit Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, executed and delivered in favor of the Administrative Agent for the benefit of the Secured Parties by each of the Credit Parties.

“Pledgor” has the meaning specified in the Pledge Agreement.

“Pro Forma Basis” means, with respect to any transaction (other than Acquisitions), that for purposes of calculating the financial covenants set forth in Section 7.07, such transaction shall be deemed to have occurred as of the first day of the most recent four (4) fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 7.01(a) or (b) or, with respect to any Acquisition, such Acquisition shall be deemed to have occurred as of the first day of the most recent four (4) fiscal quarter period preceding the date of such transaction for which financial statements are available for the Target.  In connection with the foregoing, (a) with respect to any Disposition (other than Permitted Dispositions) or Recovery Event, (i) income statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items of an ongoing nature that are attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Restricted Subsidiaries in accordance with GAAP or in accordance with any definitions set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Credit Party or any Restricted Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Projections” has the meaning specified in Section 6.14.

“Properties” has the meaning specified in Section 6.15(a).

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP Guarantor” means, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Permitted Acquisition” has the meaning specified in Section 7.07(a).

“Qualified Permitted Acquisition Pro Forma Calculation” means, to the extent required in connection with determining the permissibility of any Permitted Acquisition that constitutes a Qualified Permitted Acquisition, the calculations required by clause (b) in the definition of “Permitted Acquisition”.

“Ratable Share” has the meaning specified in Section 4.06.

“Receivables” means trade or accounts receivable of the Borrower or any of its Subsidiaries arising in the ordinary course of business, any proceeds thereof and any general intangibles, documents, instruments, records or other assets related thereto.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Recovery Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets but excluding cash receipts in the ordinary course of business.

“Refinancing Amendment” means an amendment to this Credit Agreement, in form and substance reasonably satisfactory to the Borrower, the Administrative Agent, the Lenders providing Specified Refinancing Facilities and, in the case of any Specified Refinancing Revolving Loans or Specified Refinancing Revolving Commitments, the L/C Issuers, effecting the incurrence of such Specified Refinancing Facilities in accordance with Section 2.17.

“Register” has the meaning specified in Section 11.06(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein.  The unfunded Commitments of, and the outstanding Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Responsible Officer” means (i) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party, (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of a Credit Party and (iii) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.  To the extent requested by the Administrative Agent when an incumbency for a Responsible Officer is not on file with the Administrative Agent, such Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent in connection therewith, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interest of any Credit Party or any Restricted Subsidiary, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interest of any Credit Party or any Restricted Subsidiary, now or hereafter outstanding (including without limitation any payment to any employee of the Borrower in respect of equity awards to such employee but excluding payments in cash in lieu of fractional shares), (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interest of any Credit Party or any Restricted Subsidiary, now or hereafter outstanding (other than payments in cash in lieu of fractional shares or payments in connection with the exercise or early unwind or settlement of a Convertible Bond Hedge Transaction, a Capped Call Transaction or a Warrant Transaction), (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness other than any Permitted Refinancing thereof with Subordinated Indebtedness and (e) any payment made in cash to holders of Convertible Bond Indebtedness (excluding (i) any required payment of interest with respect to such Convertible Bond Indebtedness, (ii) any payment of cash in lieu of a fractional share due upon conversion thereof and (iii) any Permitted Refinancing of such Convertible Bond Indebtedness and any payment in connection therewith) in excess of the sum of (x) the principal amount thereof, unless and to the extent that such cash payment arises from the conversion of such Convertible Bond Indebtedness by the holder thereof and such conversion triggers or corresponds to an exercise or early unwind or settlement of a corresponding portion of a Convertible Bond Hedge Transaction and/or Capped Call Transaction relating to such Convertible Bond Indebtedness substantially concurrently with (or a commercially reasonable period of time prior to or after) the payment to such holders of Convertible Bond Indebtedness and (y) interest, fees, premiums and other costs payable in connection with such Convertible Bond Indebtedness, including any payments made in connection with any redemption, purchase, repurchase, retirement or defeasance of Convertible Bond Indebtedness or the exercise or early unwind or settlement of a Convertible Bond Hedge Transaction, a Capped Call Transaction or a Warrant Transaction.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(c), as applicable as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor thereof.

“Sale and Leaseback Transaction” means, with respect to any Credit Party or any Restricted Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Credit Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” means any published sanctions administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority applicable to the Borrower and its Subsidiaries.

“Scheduled Unavailability Date” has the meaning specified in Section 3.07(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority or any successor or analogous United States Governmental Authority.

“Secured Parties” means the Administrative Agent, the Lenders, the Swap Contract Providers and the Treasury Management Banks.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Documents” means a collective reference to the Pledge Agreement and other security documents as may be executed and delivered by the Credit Parties pursuant to the terms of Section 7.12 or any of the Credit Documents.

“Specified Loan Party” means any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 4.08).

“Specified Refinancing Facilities” has the meaning specified in Section 2.17(a).

“Specified Refinancing Revolving Commitments” has the meaning specified in Section 2.17(a).

“Specified Refinancing Revolving Loans” has the meaning specified in Section 2.17(a).

“Specified Refinancing Term Loans” has the meaning specified in Section 2.17(a).

“Subordinated Indebtedness” means any Indebtedness incurred by any Credit Party that by its terms is specifically subordinated in right of payment to the prior payment of the Revolving Loans, the L/C Obligations, the Swingline Loans and Term Loans on terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries.  Unless otherwise identified, “Subsidiary” or “Subsidiaries” shall mean Subsidiaries of the Borrower.

“SunTrust” means SunTrust Bank and its successors.

“STRH” means SunTrust Robinson Humphrey, Inc. and its successors.

 “Swap Contract” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one (1) or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.  Notwithstanding the foregoing, for the avoidance of doubt, Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions, and any arrangements or agreements related thereto, and any accelerated share repurchase contract, forward share purchase contract or similar contract with respect to the purchase by the Borrower of the Equity Interests of Borrower shall not constitute Swap Contracts.

“Swap Contract Provider” means any Person that (a) at the time it enters into a Swap Contract, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Swap Contract in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Swap Contract or (c) within thirty (30) days after the time it enters into the applicable Swap Contract, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Swap Contract; provided, in the case of a Swap Contract with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Swap Contract Provider only through the stated termination date (without extension or renewal) of such Swap Contract.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one (1) or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one (1) or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“SWIFT” has the meaning specified in Section 2.03(f).

“Swingline Commitment” means, as to the Swingline Lender, its obligation to make Swingline Loans pursuant to Section 2.04 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Swingline Lender’s name on Schedule 2.04, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Swingline Lender” means Bank of America in its capacity as provider of Swingline Loans, or any successor swing line lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a).

“Swingline Loan Notice” means a notice of a Borrowing of Swingline Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swingline Note” has the meaning specified in Section 2.11(a).

“Swingline Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Revolving Commitments.  The Swingline Lender’s portion of the Swingline Sublimit is set forth opposite the Swingline Lender’s name on Schedule 2.01.  The Swingline Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Target” has the meaning specified in the definition of “Permitted Acquisition.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan A” has the meaning specified in Section 2.01(b).

“Term Loan A Commitment” means, as to each Lender, its obligation to make a Term Loan in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(c), as applicable as such amount may be adjusted from time to time in accordance with this Credit Agreement. The aggregate principal amount of the Term Loan A Commitments of all of the Lenders as in effect on the Closing Date is $450,000,000.

“Term Loan Commitment” means, as to each Lender, its obligation to make a Term Loan in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(c), as applicable as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Term Loans” has the meaning specified in Section 2.01(c).

“Term Note” has the meaning specified in Section 2.11(a).

“Threshold Amount” means $50,000,000.

“Total Consideration” has the meaning specified in Section 7.02(d).

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all L/C Obligations.

“Treasury Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p cards (including, purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Bank” means any Person that (a) at the time it enters into a Treasury Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Treasury Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Treasury Management Agreement or (c) within thirty (30) days after the time it enters into the applicable Treasury Management Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Treasury Management Agreement.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code, as in effect in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiaries” means (a) Subsidiaries designated on the Closing Date by the Borrower as “Unrestricted Subsidiaries” on Schedule 6.11 and other Subsidiaries designated from time to time by the Borrower in writing to the Administrative Agent that are in the same businesses or businesses reasonably related to, or reasonably ancillary or reasonably complementary to, the businesses of the Borrower and its Subsidiaries and (b) Subsidiaries (i) established for business purposes approved by the Administrative Agent (such approval not to be unreasonably withheld) and (ii) designated from time to time by the Borrower as “Unrestricted Subsidiaries” on Schedule 6.11 (as such schedule may be updated from time to time as permitted by this Credit Agreement); provided that (x) Investments by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries shall not exceed the limitations set forth in clauses (a), (f) and (j) of the definition of Permitted Investments and (y) Investments in Unrestricted Subsidiaries pursuant to clause (j) of the definition of Permitted Investments shall be deemed to include an amount (not less than zero) equal to the difference of (I) the book value of assets of any Guarantor or Restricted Subsidiary designated after the Closing Date as an Unrestricted Subsidiary that are included in Consolidated Total Assets as of the most recent fiscal quarter ended minus (II) such Guarantor’s or Restricted Subsidiary’s liabilities as of the most recent fiscal quarter ended.

“U.S. Foreign Holdco” means any Domestic Subsidiary substantially all of the assets of which are Equity Interests of one or more Foreign Subsidiaries.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrant Transactions” means one or more call options, warrants or rights to purchase (or substantively equivalent derivative transaction) referencing the Borrower’s common stock, which for the avoidance of doubt may be settled by a delivery of shares of the Borrower’s common stock or cash, written by the Borrower or a Restricted Subsidiary substantially contemporaneously with the purchase by the Borrower or such Restricted Subsidiary of Convertible Bond Hedge Transactions and having an initial strike or exercise price (howsoever defined) greater than the strike or exercise price (howsoever defined) of such Convertible Bond Hedge Transactions.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wells Fargo Securities” means Wells Fargo Securities, LLC and its successors.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02          Other Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03          Accounting Terms.

(a)          Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Credit Parties and their Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities and FASB ASC 350 and 360 on goodwill, intangibles and impairments shall be disregarded.

(b)          Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding anything in this Credit Agreement to the contrary, for the purposes of interpreting any provision contained herein or determining compliance with any covenant or any other provision contained herein, including for calculating compliance with the financial covenants in this Credit Agreement, the effects of FASB ASC 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) on leases and debt obligations shall, in each case, be disregarded.

(c)          Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that:

(i)           all calculations of the financial covenants in Section 7.07 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to any Disposition (other than Permitted Dispositions), Recovery Event or Acquisition occurring during the applicable period; and

(ii)          for purposes of all calculations hereunder, the principal amount of Convertible Bond Indebtedness shall be the outstanding principal, valued at par.

1.04          Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05          Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06          Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one (1) or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01          Commitments.

(a)          Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)          Term Loan A.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan A”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term Loan A Commitment.  The Lenders shall make the Term Loan A to the Borrower by (i) advancing additional borrowings on the Closing Date and (ii) continuing portions of the Term Loan A outstanding immediately prior to the Closing Date.  Amounts repaid on the Term Loan A may not be reborrowed.  The Term Loan A may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein.

(c)          Incremental Credit Facilities.  At any time after the Closing Date, the Borrower may, at any time, upon written notice to the Administrative Agent, establish additional credit facilities (collectively, the “Incremental Credit Facilities”) by increasing the Aggregate Revolving Commitments and/or establishing one (1) or more additional term loans (each such term loan, an “Additional Term Loan” and, together with the Term Loan A and any other Additional Term Loans, collectively, the “Term Loans”) at any time prior to the date that is six (6) months prior to the Maturity Date; provided that, in any such case:

(i)          the aggregate amount of loans and commitments for all Incremental Credit Facilities established after the Closing Date as an Incremental Credit Facility shall not exceed (determined on the date such Incremental Credit Facilities are established) the sum of (A) THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000) and (B) an aggregate amount such that, after giving effect to such Incremental Credit Facility on a Pro Forma Basis (assuming for purposes hereof, that the amount of the incremental commitments is fully drawn and funded), the Consolidated Senior Secured Net Leverage Ratio does not exceed 2.25:1.00, it being understood and agreed that any Incremental Credit Facilities so incurred or implemented shall be deemed to have been incurred or implemented under clause (B) prior to clause (A) above;

(ii)          any increase in the Aggregate Revolving Commitments or the principal amount of any Additional Term Loan established under this Section 2.01 shall be in a principal amount of at least $10,000,000 and integral multiples of $1,000,000 in excess thereof;

(iii)          any increase in the Aggregate Revolving Commitments under this Section 2.01 shall have terms identical to those for the Revolving Loans under Section 2.01(a), except for fees payable to the Lenders providing commitments for such Incremental Credit Facility;

(iv)          any Additional Term Loan established under this Section 2.01 (A) will be made in Dollars and may consist of Base Rate Loans or Eurodollar Rate Loans as further provided herein, (B) will have a final maturity date that is coterminous with or later than the Maturity Date, with no more than fifty percent (50%) of the principal amount of such Additional Term Loan being amortized prior to the Maturity Date, (C) will be subject to the mandatory prepayment provisions (including provisions regarding the application of mandatory prepayments) that are contained in Section 2.05(b), (D) may have pricing that is higher than pricing currently applicable to the Revolving Loans; provided, that with respect to any such Additional Term Loan with a weighted life to maturity that is within one (1) year of the Maturity Date, if the all-in-yield, after giving effect to any offering of such Additional Term Loan at a discount from par or any fees paid to the Lenders in connection therewith, exceeds the all-in-yield (as reasonably determined by the Administrative Agent) with respect to the Revolving Loans or any other Term Loan then in existence by more than fifty basis points (0.50%), then the Applicable Percentage shall be increased to the extent necessary to cause the all-in-yield with respect the Revolving Loans and/or such other Term Loans to be no more than fifty basis points (0.50%) less than the all-in-yield with respect to such Additional Term Loan (with the amount and manner of such increase to be determined by the Administrative Agent, in accordance with the foregoing, as of the date of effectiveness of the applicable Incremental Credit Facility) and (E) will have covenants that are the same as or no more restrictive than the covenants contained in this Credit Agreement as of the date that such Additional Term Loan is established (other than any restrictive covenant that would apply after the Maturity Date (as such Maturity Date may be extended from time to time));

(v)          no Default or Event of Default shall have occurred and be continuing, or would result after giving effect to any such Incremental Credit Facility;

(vi)          the establishment of the Incremental Credit Facilities and the extension of credit thereunder are subject to satisfaction (or waiver in accordance with Section 11.01) of the conditions to all Credit Extensions in Section 5.02;

(vii)          the Borrower will provide (A) a compliance certificate from a Responsible Officer demonstrating compliance with the financial covenants hereunder after giving effect to the Incremental Credit Facility on a Pro Forma Basis (assuming for purposes hereof, that the amount of the incremental commitments is fully drawn and funded), and (B) supporting resolutions, legal opinions, promissory notes and other items as may be reasonably required by the Administrative Agent and the Lenders providing the loans and commitments for the Incremental Credit Facility;

(viii)          any new Lender providing loans and commitments for the Incremental Credit Facilities must be acceptable to the Borrower and the Administrative Agent, and any Lender (including any new Lender) providing commitments for any increase in the Aggregate Revolving Commitments must also be reasonably acceptable to the L/C Issuer and the Swingline Lender;

(ix)          Lenders providing loans and commitments for the Incremental Credit Facility will provide a duly executed Lender Joinder Agreement;

(x)          upfront fees and arrangement fees, if any, in respect of the new commitments so established, shall have been paid;

(xi)          if any Revolving Loans are outstanding at the time of any increase in the Aggregate Revolving Commitments pursuant to this Section 2.01, the Borrower will make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages, it being agreed that the Administrative Agent shall, in consultation with the Borrower, manage the allocation of the revised commitments percentages to the existing Eurocurrency Rate Loans in such a manner as to minimize the break-funding amounts so payable by the Borrower;

(xii)          the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Borrower and the Guarantors) it may reasonably request relating to the corporate or other necessary authority for such increase or establishment of any Additional Term Loan and the validity of such increase in the Aggregate Revolving Commitments or establishment of an Additional Term Loan, and any other customary matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; provided, however that consent of the existing Lenders shall not be required to consummate the transactions contemplated pursuant to this Section 2.01(c); provided, further that necessary modifications of this Credit Agreement will be consummated as set forth in Section 11.01(g); and

(xiii)          notwithstanding anything to the contrary herein, if the proceeds of any Additional Term Loan established under this Section 2.01 are being used to finance a Permitted Acquisition, at the option of the lenders providing such Additional Term Loan, the documentation thereto may modify such restrictions relating to the funding conditions of such Additional Term Loan in a manner consistent with customary “Sungard” or other “certain funds” provisions; provided, that, in no case shall an Event of Default under Section 9.01(a) or 9.01(e) have occurred and be continuing, or would result after giving effect to any such Additional Term Loan.

In connection with establishment of any Incremental Credit Facility, (A) none of the Lenders or their Affiliates shall have any obligation to provide commitments or loans for any Incremental Credit Facility without their prior written approval, (B) none of the Administrative Agent, the Joint Lead Arrangers or the Lead Lenders shall have any responsibility for arranging any such additional commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith and (C) Schedule 2.01 will be deemed to be revised to reflect the Lenders, Loans, Commitments and pro rata shares after giving effect to establishment of any Incremental Credit Facility.

2.02          Borrowings, Conversions and Continuations of Loans.

(a)          Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) a Loan Notice or (B) telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days (or, solely with respect to any Borrowing of Term Loans A on the Closing Date, two (2) Business Days) prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Loan Notice and each telephonic notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurodollar Rate Loan.

(b)          Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding clause (a).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as actually received by the Administrative Agent no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)          Subject to Section 3.05, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)          The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)          After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to Revolving Loans and five (5) Interest Periods in effect with respect to any Term Loan.

2.03          Letters of Credit.

(a)          The Letter of Credit Commitment.

(i)          Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with clause (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (u) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (v) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (w) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, (x) the Outstanding Amount of L/C Obligations of Bank of America, in its capacity as an L/C Issuer, shall not exceed the L/C Commitment of Bank of America without the approval of Bank of America, (y) the Outstanding Amount of L/C Obligations of Wells Fargo, in its capacity as an L/C Issuer, shall not exceed the L/C Commitment of Wells Fargo without the approval of Wells Fargo and (z) the Outstanding Amount of L/C Obligations of SunTrust, in its capacity as an L/C Issuer, shall not exceed the L/C Commitment of SunTrust without the approval of SunTrust; provided, further, that SunTrust shall not be obligated to issue commercial Letters of Credit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)          The L/C Issuer shall not issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Lenders (other than Defaulting Lenders)

holding a majority of the Revolving Commitments have approved such expiry date; or

(B)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or a later date as to which the Administrative Agent and the applicable L/C Issuer may agree in their sole discretion) or all the Lenders that have Revolving Commitments have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)          the issuance of such Letter of Credit would violate one (1) or more policies of the L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars;

(E)          such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)          any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)          Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)          Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one (1) or more applicable conditions contained in Article V shall not be satisfied (or waived in accordance with Section 11.01), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12)-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12)-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one (1) or more of the applicable conditions specified in Section 5.02 is not then satisfied (or waived in accordance with Section 11.01), and in each case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)          Drawings and Reimbursements; Funding of Participations.

(i)          Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall promptly notify the Borrower and the Administrative Agent thereof.  If the L/C Issuer notifies the Borrower before 1:00

p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on such day.  If the L/C Issuer notifies the Borrower after 1:00 p.m. on the applicable Honor Date, the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing not later than 11:00 a.m. on the Business Day immediately after such Honor Date.  If the Borrower fails to so reimburse the L/C Issuer by such day and time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof (after giving effect to any reallocation pursuant to Section 2.15(b)).  In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the satisfaction (or waiver in accordance with Section 11.01) of the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)          Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied (or waived in accordance with Section 11.01) or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)          Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the satisfaction (or waiver in accordance with Section 11.01) of the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Credit Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)          Repayment of Participations.

(i)          At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)          If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e)          Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)          any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii)          the existence of any claim, counterclaim, setoff, defense or other right that any Credit Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower;

(v)          honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)          any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable;

(vii)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)          Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)          Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the

Borrower shall not be impaired by, any action or inaction of the L/C Issuer required under any law, order, or practice that is required to be applied to any Letter of Credit or this Credit Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)          Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit, equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit, equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Laws, as provided in Section 2.15(b), to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(b), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)          Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in (A) the Bank of America Fee Letter, with respect to Letters of Credit issued by Bank of America in its capacity as L/C Issuer and (B) writing between the Borrower and any L/C Issuer other than Bank of America in its capacity as L/C Issuer, in each case, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the applicable Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)          Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)          Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)          New or Successor L/C Issuer.

(i)          Any L/C Issuer may resign as an issuer of Letters of Credit upon thirty (30) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower.  Subject to the terms of the following sentence, the Borrower may replace any L/C Issuer for any reason upon written notice to the Administrative Agent and the applicable L/C Issuer, and the Borrower may add one or more additional L/C Issuers at any time upon notice to the Administrative Agent.  If the L/C Issuer shall resign or be replaced, or if the Borrower shall decide to add a new L/C Issuer under this Credit Agreement, then the Borrower may appoint any Lender as a successor issuer of Letters of Credit or a new L/C Issuer, as the case may be, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and the acceptance of such appointment by such Lender, whereupon such successor L/C Issuer shall succeed to the rights, powers and duties of the replaced or resigning L/C Issuer under this Credit Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of an L/C Issuer hereunder, and the term “L/C Issuer” shall include such successor or such new issuer of Letters of Credit effective upon such appointment.  At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced L/C Issuer all accrued and unpaid fees pursuant to Section 2.03(h) and (i).  The acceptance of any appointment by any Lender as an L/C Issuer hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Credit Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall be an “L/C Issuer” hereunder.  After the resignation or replacement of an L/C Issuer hereunder, the resigning or replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Credit Agreement and the other Credit Documents solely with respect to Letters of Credit issued by it prior to such resignation or replacement and only for so long as such Letters of Credit remain outstanding, but shall not be required to issue additional Letters of Credit.  In connection with any resignation or replacement pursuant to this clause (i) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (A) the Borrower, the resigning or replaced L/C Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced L/C Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (B) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning L/C Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced L/C Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced L/C Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped, and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit.  After any resigning or replaced L/C Issuer’s resignation or replacement as L/C Issuer, the provisions of this Credit Agreement relating to an L/C Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was an L/C Issuer under this Credit Agreement or (B) at any time with respect to Letters of Credit issued by such L/C Issuer.

(ii)          To the extent that there are, at the time of any resignation or replacement as set forth in clause (i) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of fees pursuant to Section 2.03(h) and (i) or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced L/C Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (i) above.

(m)          Letters of Credit Reports.  Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)          reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)          on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)          on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv)          on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)          for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Credit Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

2.04          Swingline Loans.

(a)          Swingline Facility.  Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swingline Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit or the Swingline Lender’s Swingline Commitment, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swingline Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b)          Borrowing Procedures.  Each Borrowing of Swingline Loans shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by (A) a Swingline Loan Notice or (B) telephone.  Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice.  Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swingline Loans (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one (1) or more of the applicable conditions specified in Article V is not then satisfied (or waived in accordance with Section 11.01), then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.

(c)          Refinancing of Swingline Loans.

(i)          The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Revolving Loan that is a

Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding (after giving effect to any reallocation pursuant to Section 2.15(b)). Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the satisfaction (or waiver in accordance with Section 11.01) of the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)          If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d)          Repayment of Participations.

(i)          At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)          If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e)          Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans.  Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)          Payments Directly to Swingline Lender.  The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05          Prepayments.

(a)          Voluntary Prepayments of Loans.

(i)          Revolving Loans and Term Loans.  The Borrower may, upon notice from the Borrower to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans or any Term Loan, as specified by the Borrower, in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (D) any prepayment of the Term Loans shall be applied on a pro rata basis (or, in the case any Term Loans other than the Term Loans A, on a less than pro rata basis if agreed by the Lenders of such Term Loans) among the Term Loans then existing, with such prepayment being applied to the remaining principal amortization payments thereunder as directed by the Borrower.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii)          Swingline Loans.  The Borrower may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)          Mandatory Prepayments of Loans.

(i)          Revolving Commitments.  If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Swingline Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swingline Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)          Dispositions and Recovery Events.  Within five (5) Business Days of receipt thereof, the Borrower shall prepay the Term Loans as hereafter provided in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds actually received by any Credit Party or any Restricted Subsidiary from all Dispositions (other than Permitted Dispositions and Dispositions permitted under Sections 8.04(a)(i), 8.04(a)(vii)(B)(2), 8.04(a)(vii)(C), 8.04(a)(vii)(D) and 8.04(a)(viii)) and Recovery Events to the extent such Net Cash Proceeds are not reinvested in assets (excluding current assets as classified by GAAP) that are useful in the business of the Borrower and its Subsidiaries within three hundred sixty (360) days following actual receipt of such Net Cash Proceeds; provided, however, if any portion of such Net Cash Proceeds are not so reinvested within such three hundred sixty (360) day period but within such three hundred sixty (360) day period are contractually committed to be reinvested, then upon the termination of such contract or if such Net Cash Proceeds are not so reinvested within five hundred forty (540) days of actual receipt thereof, such remaining portion shall constitute Net Cash proceeds as of the date of such termination or expiry and shall be immediately applied as set forth in this Section 2.05(b); provided, further, that no such prepayment shall be required with respect to any individual Disposition (for such purpose, treating any series of related Dispositions as a single such transaction) that generates Net Cash Proceeds of $5,000,000 or less.

(iii)          Debt Issuances.  Within one (1) Business Day of actual receipt by any Credit Party or any Restricted Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Term Loans as hereafter provided in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds.

(iv)          Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)          with respect to all amounts prepaid pursuant to Section 2.05(b)(i), first, ratably to the L/C Borrowings and the Swingline Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations; and

(B)          with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii) and (iii), first, ratably to the Term Loans (with such amounts being applied to the first four remaining principal amortization payments thereof in direct order of maturity and then ratably to all remaining principal amortization payments), second, ratably to the L/C Borrowings and the Swingline Loans, and third, to the outstanding Revolving Loans (without any corresponding permanent reduction in the Aggregate Revolving Commitments).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(v)          Eurodollar Prepayment Account.  If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.05(b), so long as no Event of Default exists, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent.  Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Administrative Agent, upon the occurrence of an Event of Default.  At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts shall not be reduced.

2.06          Termination or Reduction of Aggregate Revolving Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Total Revolving Outstandings; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swingline Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Except as provided in Section 2.15(e), any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage.  All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07          Repayment of Loans.

(a)          Revolving Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)          Swingline Loans.  The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swingline Loan is made and (ii) the Maturity Date.

(c)          Term Loan A.  The Borrower shall repay the outstanding principal amount of the Term Loan A in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02; provided that if the payment date set forth below is not a Business Day, payment shall be due on the immediately preceding Business Day:

Payment Dates	Principal Amortization Payment
December 15, 2019	$5,625,000.00
March 15, 2020	$5,625,000.00
June 15, 2020	$5,625,000.00
September 15, 2020	$5,625,000.00
December 15, 2020	$5,625,000.00
March 15, 2021	$5,625,000.00
June 15, 2021	$5,625,000.00
September 15, 2021	$5,625,000.00
December 15, 2021	$8,437,500.00
March 15, 2022	$8,437,500.00
June 15, 2022	$8,437,500.00
September 15, 2022	$8,437,500.00

December 15, 2022	$11,250,000.00
March 15, 2023	$11,250,000.00
June 15, 2023	$11,250,000.00
September 15, 2023	$11,250,000.00

The Outstanding Amount of the Term Loan A, together with unpaid accrued interest, shall be due and payable in full on the Maturity Date.

(d)          Additional Term Loans.  The Outstanding Amount of any Additional Term Loan established as an Incremental Credit Facility hereunder shall be repayable as provided in the documentation establishing such Additional Term Loan.  Amounts repaid on any Additional Term Loan may not be reborrowed.

2.08          Interest.

(a)          Subject to the provisions of clause (b) below, with respect to the Term Loans, Revolving Loans and Swingline Loans, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.  Any Additional Term Loan established as Incremental Credit Facilities hereunder shall bear interest on the outstanding principal amount thereof as provided in the loan documentation establishing such Additional Term Loan.

(b)          (i)          If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)          If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due, whether at stated maturity, by acceleration or otherwise, after giving effect to any applicable grace period, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09          Fees.

In addition to certain fees described in clauses (h) and (i) of Section 2.03:

(a)          Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one (1) or more of the conditions in Article V is not satisfied (or waived in accordance with Section 11.01), and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  For purposes of clarification, Swingline Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b)          Fee Letters.  The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the respective Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10          Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)          All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is repaid or prepaid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)          If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This clause (b) shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article IX.  The Borrower’s obligations under this clause (b) shall survive through and including the date that is one year after date of the termination of the Aggregate Revolving Commitments and the repayment of all Obligations hereunder (other than contingent Obligations hereunder with respect to which no claim has been made).

2.11          Evidence of Debt.

(a)          The Credit Extensions made by each Lender shall be evidenced by one (1) or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit 2.11(a)-1 (a “Revolving Note”), (ii) in the case of Swingline Loans, be in the form of Exhibit 2.11(a)-2 (a “Swingline Note”) and (iii) in the case of any Term Loan, be in the form of Exhibit 2.11(a)-3 (a “Term Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)          In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12          Payments Generally; Administrative Agent’s Clawback.

(a)          General.  All payments to be made by the Borrower shall be made free and clear of, and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)          (i)          Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)          Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)          Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)          Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)          Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13          Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)          the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Credit Party or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.14          Cash Collateral.

(a)          Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c) or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(b) and any Cash Collateral provided by the Defaulting Lender).

(b)          Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided (other than Liens permitted under clause (k) in the definition of “Permitted Liens”), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower or the relevant Defaulting Lender shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)          Application.  Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)          Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the good faith determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15          Defaulting Lenders.

(a)          Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)          Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(b).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)          With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.15(b) below, (y) pay to the L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b)          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation; provided, however, that any such claim shall be subject to Section 11.19.

(c)          Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in Section 2.15(b) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(d)          Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting

 Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral to be provided by such Lender), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(e)          Non-Ratable Reduction of Revolving Commitments.  During any period in which there is a Defaulting Lender, the Borrower may (in its discretion) apply all or any portion (to be specified by the Borrower) of any optional reduction of unused Revolving Commitments of such Defaulting Lender as specified by the Borrower before applying any remaining reduction to all Revolving Lenders in the manner otherwise specified in Section 2.06.

2.16          Reverse Dutch Auction Prepayments.

(a)          Notwithstanding anything to the contrary contained in this Credit Agreement, any Credit Party may at any time and from time to time purchase Term Loans at a purchase price to be determined in accordance with the Auction Procedures (each, an “Auction”, and each such Auction to be managed exclusively by the Administrative Agent or another financial institution of recognized national standing selected by such Credit Party and reasonably acceptable to the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)          each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.16 and the Auction Procedures;

(ii)          no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii)          the principal amount (calculated on the face amount thereof) of any Term Loan that such Credit Party offers to repay in any such Auction shall be no less than $5,000,000 and whole increments of $500,000 in excess thereof (unless another amount is agreed to by the Administrative Agent and Auction Manager);

(iv)          the aggregate principal amount (calculated on the face amount thereof) of any Term Loan so prepaid by such Credit Party shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant prepayment;

(v)          no more than one Auction may be ongoing at any one time; and

(vi)          any Auction shall be offered to all Lenders with a Commitment or outstanding Loans of the applicable Term Loan that is to be prepaid on a pro rata basis.

(b)          Any purchase of Term Loans pursuant to this Section 2.16 shall be effective upon recordation in the Register (in the manner set forth above) by the Administrative Agent.  Each assignment shall be recorded in the Register immediately following the completion of the relevant Auction conducted pursuant to the relevant Auction Procedures.  The date of such recordation of a transfer shall be referred to in this Section 2.16 as the “Auction Effective Date”.  After such assignments have been recorded in the Register, such Term Loans and, to the extent of such Term Loans, the Credit Party and the Borrower, shall each be removed by the Administrative Agent from the Register in their entirety.  The processing and recordation fee as set forth in Section 11.06(b)(iv) shall not be applicable to any purchase of Term Loans pursuant to this Section 2.16 or the concurrent assignment of Term Loans by any Credit Party to the Borrower, in each case consummated pursuant to this Section 2.16.

(c)          Each Credit Party shall make payment of the purchase price for Term Loans accepted for purchase pursuant to the Auction Procedures by transmitting funds directly to the assigning Lender.  Interest on such Term Loans accrued through the Auction Effective Date shall be paid to the Lender that has assigned such Term Loans on the Auction Effective Date.

(d)          The provisions of this Section 2.16 shall not require any Credit Party to offer to purchase any Term Loans.

(e)          The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.16 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Credit Agreement (including, without limitation, Sections 2.05 and 2.13, it being understood and acknowledged that prepayments of the Term Loans by a Credit Party contemplated by this Section 2.16 shall not constitute Investments by such Credit Party) that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.16.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article X and Section 11.04(b) mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

2.17          Refinancing Facilities.

(a)          The Borrower may from time to time, request (x) one or more new term loan facilities to the credit facilities under this Credit Agreement (the “Specified Refinancing Term Loans”) to refinance all or any portion of any Term Loans then outstanding under this Credit Agreement and/or (y) one or more new revolving facilities to the credit facilities under this Credit Agreement to refinance all or a portion of any class of Revolving Loans (the “Specified Refinancing Revolving Loans”) or Revolving Commitments (the “Specified Refinancing Revolving Commitments” and together with any Specified Refinancing Term Loans or Refinancing Revolving Commitments, the “Specified Refinancing Facilities”), in each case pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower; provided that such Specified Refinancing Facilities: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not have obligors or contingent obligors that were not obligors or contingent obligors in respect of the Obligations; (iii) will be (A) unsecured or (B) secured by the Collateral on a pari passu or junior basis with the Obligations pursuant to an Acceptable Intercreditor Agreement that is reasonably satisfactory to the Administrative Agent and the Borrower; (iv) will have a maturity date that is not prior to the Maturity Date of, and will have a weighted average life to maturity that is not shorter than the weighted average life to maturity of, the Revolving Loans and/or Term Loans being refinanced, as applicable; (v) any Specified Refinancing Term Loan or Specified Refinancing Revolving Loan shall share ratably in any prepayments of the Loans pursuant to Section 2.05(b) (or otherwise provide for more favorable prepayment treatment for the then outstanding Loans other than the Specified Refinancing Term Loans);  (vi) subject to clause (v) above, shall have terms and conditions that are the same as the Loan(s) being refinanced or, if not consistent with the terms of the Loan(s) being refinanced, shall be reasonably satisfactory to the Administrative Agent; (vii) no Event of Default shall have occurred and be continuing at the time such Specified Refinancing Facilities are incurred; and (viii) the Net Cash Proceeds of such Specified Refinancing Facilities shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Sections 2.05 and 2.07, as applicable; provided, however, that such Specified Refinancing Facilities; (A) shall not have a principal or commitment amount greater than the Loans being refinanced (excluding accrued interest, fees (including original issue discount and upfront fees), discounts, premiums or expenses) and (B) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the lenders thereof and applicable only during periods after the Maturity Date of any of the Loans that remain outstanding after giving effect to such Specified Refinancing Facilities or the date on which all non-refinanced Obligations (other than contingent non-refinanced Obligations with respect to which no claim has been made) are paid in full.

(b)          The Borrower shall make any request for Specified Refinancing Facilities pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof.  Any proposed Specified Refinancing Facilities may be provided by existing Lenders (it being understood that existing Lenders are not required to provide such proposed Specified Refinancing Facilities) or Eligible Assignees in such respective amounts as the Borrower may elect.

(c)          The effectiveness of any Refinancing Amendment shall be subject to the satisfaction (or waiver in accordance with Section 11.01) on the date thereof of each of the conditions set forth in clause (a) above and Section 5.02, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Credit Documents providing for such Specified Refinancing Facilities to be secured thereby, generally consistent, where applicable, with those delivered on the Closing Date under Section 5.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).  The Lenders hereby authorize the Administrative Agent to enter into amendments to this Credit Agreement and the other Credit Documents with the Borrower as may be necessary or desirable in order to establish any Specified Refinancing Facilities and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Specified Refinancing Facilities, in each case on terms consistent with and/or to effect the provisions of this Section 2.17, it being understood and agreed that no Lender shall be required to consent to such amendment.

(d)          Each class of Specified Refinancing Facilities incurred under this Section 2.17 shall be in an aggregate principal amount that is (i) not less than $25,000,000, or $5,000,000 increments in excess thereof or (ii) the amount required to refinance all of the applicable class of Loans and/or Commitments.

(e)          The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Notwithstanding anything to the contrary in Section 11.01, each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Credit Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Facilities incurred pursuant thereto (including the addition of such Specified Refinancing Facilities as separate facilities hereunder and treated in a manner consistent with the credit facilities under this Credit Agreement being refinanced, including for purposes of prepayments and voting).  Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent, the Lenders providing such Specified Refinancing Facilities and, in the case of any Specified Refinancing Revolving Loans or Specified Refinancing Revolving Commitments, the L/C Issuers, effect such amendments to this Credit Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of or be consistent with this Section 2.17.

2.18          Amend and Extend Transactions.

(a)          The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Maturity Date of any Loans (and, as applicable, the Commitments relating thereto) to the extended maturity date specified in such notice.  Such notice shall set forth (i) the amount of the Revolving Commitments and/or Term Loans to be extended (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000 or, if less, the remaining outstanding amount of Revolving Commitments and/or Term Loans), and (ii) the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)).  Each Lender holding the relevant Commitments and/or Loans to be extended shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent.  Any Lender approached to participate in such Extension may elect or decline, in its sole discretion, to participate in such Extension.  If the aggregate principal amount of Revolving Commitments and/or Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments and/or Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Revolving Commitments and/or Term Loans, as applicable, of the applicable Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b)          The following shall be conditions precedent to the effectiveness of any Extension: (i) no Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties contained in Article VI and the other Credit Documents are true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of the effective date of such Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) as of such earlier date, (iii) the L/C Issuers and the Swingline Lender shall have consented to any Extension of the Revolving Commitments, in each case to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swingline

Loans at any time during the extended period, and (iv) the terms of such Extended Revolving Commitments and Extended Term Loans shall comply with Section 2.18(c).

(c)          The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Revolving Commitment or Extended Term Loan shall be no earlier than the Maturity Date for the Revolving Commitments so extended or the Term Loans so extended, as applicable, (ii) (A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Commitments, and (B) the weighted average life to maturity of the Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans so extended, (iii) the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and the existing Term Loans and the borrower and guarantors of the Extended Revolving Commitments or Extended Term Loans, as applicable, shall be the same as the Borrower and Guarantors with respect to the existing Revolving Loans and the existing Term Loans, as applicable, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Revolving Commitment (and the Extended Revolving Loans thereunder) and Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders, and (v) to the extent the terms of the Extended Revolving Commitments or Extended Term Loans are inconsistent with the terms set forth herein (except as set forth in clause (i) through (iv) above), such terms shall be reasonably satisfactory to the Administrative Agent.

(d)          In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment.  Notwithstanding anything to the contrary in Section 11.01, the Lenders hereby authorize the Administrative Agent to enter into, and the Lenders agree that this Credit Agreement and the other Credit Documents shall be amended by, any Extension Amendment entered into in connection with any Extension to the extent (and only to the extent) the Administrative Agent deems necessary in order to (i) reflect the existence and terms of such Extension, (ii) make such other changes to this Credit Agreement and the other Credit Documents consistent with the provisions and intent of such Extension, and (iii) effect such other amendments to this Credit Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.18.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  The effectiveness of any Extension Amendment shall be subject to the receipt by the Administrative Agent of (A) to the extent requested by the Administrative Agent, customary opinions of legal counsel to the Credit Parties, addressed to the Administrative Agent and each Lender (including each Person providing any portion of such Extension) dated as of the effective date of such Extension, and (ii) such other documents and certificates it may reasonably request relating to the necessary authority for such Extension, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01          Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)          Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or any Credit Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(ii)          If any Credit Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.  Each Recipient shall use reasonable efforts to cooperate with the Credit Parties in seeking a refund of any payment made pursuant to this Section 3.01 in respect of Taxes that, in the opinion of the independent certified public accountants to the Borrower, were not correctly or legally asserted, unless, in such Recipient’s sole discretion, such Recipient determines that such cooperation could have an adverse consequence to such Recipient.

(iii)          If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it, in its good faith discretion, to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Borrower.  Without limiting the provisions of clause (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Tax Indemnifications.

(i)          Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after written demand therefor (accompanied by any supporting documentation received from the taxing authority imposing such Indemnified Taxes, except to the extent the applicable Recipient deems such information to be confidential), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that no payment shall be required that would duplicate a payment made pursuant to clause (a) above.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Each of the Credit Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)          Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(d)          Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed copies of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01(e)-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS

Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)-2 or Exhibit 3.01(e)-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)          Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund (including any application thereof to another amount owed to the refunding Governmental Authority) of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Credit Party an amount equal to such refund (including any application thereof to another amount owed to the refunding Governmental Authority) (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund (including any application thereof to another amount owed to the refunding Governmental Authority) to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (f), in no event will the applicable Recipient be required to pay any amount to the Credit Party pursuant to this clause (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)          Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02          Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all of such Lender’s Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03          Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04          Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to or continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital and Liquidity Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of materially reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level materially below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy) by a cost or an amount the Lender deems in good faith material, then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Notwithstanding any other provision of this Section 3.04, no Lender or L/C Issuer shall demand compensation for any increased cost or reduction pursuant to this Section 3.04 if it shall not at the time be the general policy or practice of such Lender or L/C Issuer to demand such compensation from borrowers similarly situated in similar circumstances under comparable provisions of other credit agreements.

3.05          Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c)          any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it, excluding any loss of anticipated profits, to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06          Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office.  If (x) any Lender requests compensation under Section 3.04, (y) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or (z) any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)          Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07          Successor LIBOR.

Notwithstanding anything to the contrary in this Credit Agreement or any other Credit Documents (including Section 11.01 hereof), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:

(a)          adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)           the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c)          syndicated loans in the United States currently being executed, or that include language similar to that contained in this Section 3.07, are generally being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Credit Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective without any further action or consent of any other party to this Credit Agreement at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects).

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Credit Agreement.

3.08          Survival.

All of the Credit Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder (other than contingent Obligations with respect to which no claim has been made), and resignation of the Administrative Agent.

ARTICLE IV.

GUARANTY

4.01          The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Swap Contract Provider, each Treasury Management Bank, the Administrative Agent and each Lender, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02          Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, any Swap Contracts or Treasury Management Agreements or any other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Laws, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than a payment in full of all outstanding Obligations, unless such any payment with respect to such Obligations is rescinded or must be otherwise restored by any holder of the Obligations), it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one (1) or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)          at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)          any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Contract between any Credit Party and any Swap Contract Provider or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument expressly incorporated by reference in the Credit Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;

(c)          the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Contract between any Credit Party and any Swap Contract Provider or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument expressly incorporated by reference in the Credit Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)          any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)          any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Contract between any Credit Party and any Swap Contract Provider or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument expressly incorporated by reference in the Credit Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03          Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04          Certain Additional Waivers.

Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05          Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06          Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Guarantor under this Section 4.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid-in-full and the Commitments have terminated, and none of the Guarantors shall exercise any right or remedy under this Section 4.06 against any other Guarantor until such Obligations have been paid-in-full and the Commitments have terminated.  For purposes of this Section 4.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.  This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of Obligations.

4.07          Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08          Keepwell.

Each Credit Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Credit Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Credit Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.08 shall remain in full force and effect until the Obligations (other than contingent Obligations with respect to which no claim has been made) have been indefeasibly paid and performed in full.  Each Qualified ECP Guarantor intends this Section 4.08 to constitute, and this Section 4.08 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

4.09          Appointment of Borrower.

Each of the Credit Parties hereby appoints the Borrower to act as its agent for all purposes of this Credit Agreement, the other Credit Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute and deliver such documents and provide such authorizations on behalf of such Credit Parties as the Borrower deems necessary, appropriate or desirable in its sole discretion and each Credit Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Credit Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Credit Parties.

ARTICLE V.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01          Conditions of Effectiveness.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Loans is subject to, the satisfaction (or waiver in accordance with Section 11.01) of the following conditions precedent:

(a)          Execution of Credit Agreement and Credit Documents.  Receipt of (i) a counterpart of this Credit Agreement, (ii) a counterpart of the Pledge Agreement, and (iii) for the account of each Lender requesting a promissory note, a Note, executed by a duly authorized officer of each party thereto.

(b)          Legal Opinion.  Receipt of a New York counsel legal opinion and, to the extent requested by the Administrative Agent, applicable local counsel opinions relating to this Credit Agreement and the other Credit Documents and the transactions contemplated herein and therein, in form and substance reasonably acceptable to the Administrative Agent, which opinions shall include, without limitation, (i) an opinion that the execution, delivery and performance of the Credit Documents and the performance of the transactions contemplated hereby will not conflict with any material Indebtedness of the Credit Parties or any of the Credit Parties’ organizational documents and (ii) opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Pledge Agreement.

(c)          Financial Statements.  Receipt of (i) the consolidated audited financial statements of the Borrower and its consolidated Subsidiaries for the Fiscal Years ended 2016, 2017 and 2018, including balance sheets, income statements and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP and (ii) the Interim Financial Statements.

(d)          Corporate Documents.  Receipt of the following (or their equivalent) for each Credit Party, each (other than with respect to clause (iv)) certified by the secretary or assistant secretary of such Credit Party as of the Closing Date to be true and correct and in force and effect pursuant to a certificate substantially in the form attached hereto as Exhibit 5.01(d):

(i)          Articles of Incorporation.  Copies of the articles of incorporation or charter documents certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization (or a certification that such articles of incorporation or charter documents previously delivered to the Administrative Agent have not been amended and remain in full force and effect).

(ii)          Resolutions.  Copies of resolutions of the board of directors or comparable managing body approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof.

(iii)          Bylaws.  Copies of the bylaws, operating agreement or partnership agreement certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date (or a certification that such bylaws, operating agreement or partnership agreement previously delivered to the Administrative Agent have not been amended and remain in full force and effect).

(iv)          Good Standing.  Copies, where applicable, of certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate Governmental Authorities of the State of organization.

(v)          Incumbency.  An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(e)          Personal Property Collateral.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

(i)          (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of the Credit Parties, copies of the financing statements on file in such jurisdictions evidencing that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches;

(ii)          completed UCC financing statements for each appropriate jurisdiction as is necessary to perfect the Administrative Agent’s security interest in the Collateral;

(iii)          stock or membership certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement and duly executed in blank undated stock or transfer powers; and

(iv)          duly executed consents as are necessary to perfect the Lenders’ security interest in the Collateral.

Notwithstanding the foregoing, it is understood and agreed that, to the extent any lien search or Pledged Collateral (as defined in the Pledge Agreement) (including the creation or perfection of any security interest therein) is not or cannot be provided and/or perfected on the Closing Date (other than (x) UCC lien searches in the jurisdiction of organization of the Borrower or any Guarantor, (y) a lien on such pledged Collateral that may be perfected solely by the filing of a financing statement under the UCC and (z) the pledge and perfection of the security interests in the Equity Interests of the Borrower and the Guarantors with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate) after the Borrower uses commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such lien search and/or provision and/or perfection of a security interest in such pledged Collateral shall not constitute a condition precedent to the obligation of each Lender to make its initial Credit Extension on the Closing Date, but may instead be delivered within forty-five (45) days (or such longer period as the Administrative Agent may reasonably agree in its discretion) after the Closing Date.

(f)          Fees.  Receipt by the Administrative Agent and the Lenders of all fees, if any, then owing pursuant to the Fee Letters, Section 2.09 or pursuant to any Credit Document and receipt by legal counsel to the Administrative Agent of all reasonable and documented fees, expenses and disbursements required to be paid on or before the Closing Date that have been invoiced at least three (3) days prior to the Closing Date.

(g)          Officer’s Certificate.  Receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower on the Closing Date certifying that after giving effect to the Credit Extensions and other transactions contemplated herein, the conditions specified in Sections 5.01(h) and 5.02(a)(i) have been satisfied as of the Closing Date.

(h)          No Material Adverse Effect.  There shall not have occurred since January 27, 2018 any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(i)          Consents.  The Administrative Agent shall have received evidence that all necessary governmental consents and approvals, if any, in connection with the financings and other transactions contemplated hereby have been received.

(j)          Solvency Certificate.  The Administrative Agent shall have received an officer’s certificate for the Credit Parties prepared by the chief financial officer of the Borrower in substantially the form of Exhibit 5.01(j).

(k)          “Know Your Customer” and Patriot Act Information.  Receipt by the Administrative Agent or any Lender of all documentation and other information that the Administrative Agent or such Lender shall have reasonably requested at least ten (10) days prior to the Closing Date in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering laws and regulations, including (i) the Patriot Act and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

(l)          Existing Credit Agreement.  The Borrower shall have (i) paid all accrued and unpaid interest with respect to the outstanding loans under the Existing Credit Agreement through the Closing Date, (ii) paid all accrued fees owing to the lenders under the Existing Credit Agreement through the Closing Date and (iii) repaid any loans under the Existing Credit Agreement to the extent necessary to keep the outstanding loans ratable with the revised commitments under this Credit Agreement as of the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02          Conditions to all Credit Extensions.

(a)          The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(i)          Representations and Warranties.  The representations and warranties made by any Credit Party herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct (after giving effect to such materiality qualification set forth therein) and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case, on and as of the date of such Credit Extension as if made on and as of such date except for any representation or warranty made as of an earlier date, in which case any such representation or warranty shall be true and correct (or true and correct in all material respects, as applicable) as of such earlier date.

(ii)          No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Credit Extension to be made on such date.

(iii)          Outstanding Amounts.  Immediately after giving effect to the Credit Extension to be made on such date (and the application of the proceeds thereof), (i) the Total Revolving Outstandings at such time shall not exceed the Aggregate Revolving Commitments, (ii) the L/C Obligations shall not exceed the Letter of Credit Sublimit and (iii) the outstanding Swingline Loans shall not exceed the Swingline Sublimit.

(iv)          Request for Credit Extension.  The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Notwithstanding anything to the contrary herein, if the proceeds of any Additional Term Loan established under Section 2.01 are being used to finance a Permitted Acquisition, at the option of the lenders providing such Additional Term Loan, the documentation thereto may modify such restrictions relating to the funding conditions of such Additional Term Loan in a manner consistent with customary “Sungard”

or other “certain funds” provisions; provided, that, in no case shall an Event of Default under Section 9.01(a) or 9.01(e) have occurred and be continuing, or would result after giving effect to any such Additional Term Loan.

(b)          Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make Credit Extensions herein provided for, each of the Credit Parties hereby represents and warrants to the Administrative Agent and to each Lender that:

6.01          Financial Condition.

The Borrower has delivered to the Administrative Agent and the Lenders balance sheets and the related statements of income and of cash flows of the Borrower and its Subsidiaries for the Borrower’s fiscal year ended January 27, 2018 audited by PricewaterhouseCoopers, certified public accountants, provided, that for the avoidance of doubt, the Audited Financial Statements cover only the six-month period from July 30, 2017 through January 27, 2018 related to the Borrower’s change in fiscal year end.  The financial statements referred to above are, in all material respects, true and correct and present fairly the consolidated financial condition of the Borrower and its Subsidiaries in accordance with GAAP as of such date.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

6.02          No Material Adverse Change.

Since January 27, 2018, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

6.03          Organization; Existence.

Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other necessary power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except as would not, in the aggregate, have a Material Adverse Effect and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.

6.04          Power; Authorization; Enforceable Obligations.

(a)          Each Credit Party has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents to which it is a party.

(b)          No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of any Credit Extension by the Borrower or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties.

(c)          Each Credit Document to which it is a party constitutes a valid and legally binding obligation of each Credit Party enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.05          Conflict.

The execution, delivery and performance of the Credit Documents, the Borrowings hereunder and the use of the proceeds of the Loans will not (a) violate any Requirement of Law or Sanctions applicable to the Credit Parties or the Restricted Subsidiaries (except those as to which waivers or consents have been obtained), (b) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws or other organizational documents of such Person, (ii) any material indenture, material agreement or other material instrument to which such Person is a party or by which any of its properties may be bound or (iii) any approval of any Governmental Authority relating to such Person, or (c) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of their respective properties or revenues pursuant to any Requirement of Law.

6.06          No Material Litigation.

No claim, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of their respective properties which (a) relates to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07          No Default.

No Default or Event of Default has occurred and is continuing.

6.08          Taxes.

Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all federal and state income tax returns and other material tax returns required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except, in either case, for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.  Neither any of the Credit Parties nor any of its Subsidiaries are aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

6.09          ERISA.

(a)          There are no pending claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect.

(b)          Except as would not have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably to occur with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher; (iii) neither any Credit Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; and (iv) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(c)          The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

6.10          Governmental Regulations, Etc.

(a)          No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U.  No Indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T.  “Margin stock” within the meaning of Regulation U does not constitute more than twenty-five percent (25%) of the value of the consolidated assets of the Borrower and its Subsidiaries.  Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of Regulation T, U or X.

(b)          None of the Credit Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

6.11          Subsidiaries.

Set forth on Schedule 6.11 (or such later schedule delivered to the Administrative Agent pursuant to Section 7.02(a)) is a list of all the Subsidiaries of the Credit Parties, including a list setting forth Material Domestic Subsidiaries, Material Foreign Subsidiaries, Immaterial Domestic Subsidiaries, Immaterial Foreign Subsidiaries, Immaterial Guarantors and Unrestricted Subsidiaries on the Closing Date (or as of the date on which Schedule 6.11 was most recently delivered to the Administrative Agent pursuant to Section 7.02(a)), the jurisdiction of their incorporation and the direct or indirect ownership interest of the Borrower therein.

6.12          Use of Proceeds.

The Credit Extensions will be used solely (a) to refinance certain existing Indebtedness, including the Existing Credit Agreement, (b) to provide general working capital, (c) for other general corporate purposes and (d) for Permitted Acquisitions.

6.13          Compliance with Laws.

Each Credit Party and each Subsidiary is in compliance with all Requirements of Law and Sanctions, except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.14          Accuracy and Completeness of Information.

All written information, other than the Projections (as defined below), which has been made available to the Administrative Agent or the Lenders by any Credit Party or any Credit Parties’ representatives, taken as a whole together with all supplements delivered by any Credit Party to the Administrative Agent or any Lender from time to time, in connection with the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in any material manner, in light of the circumstances under which it has been made, and all financial projections concerning the Borrower and its Subsidiaries that have been made available to the Administrative Agent or the Lenders by the Borrower and its Subsidiaries or any of their representatives (the “Projections”) have been prepared in good faith based upon assumptions believed in good faith by the Borrower to be reasonable at the time furnished, it being understood and agreed that the Projections are subject to uncertainty and that there can be no assurances that they will be achieved and that actual results may differ materially from the Projections.  There is no fact now known to any of the Credit Parties which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Credit Parties furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Credit Parties to the Administrative Agent and/or the Lenders or disclosed in any filing made by any Credit Party with the SEC.  As of the Closing Date, to the knowledge of the Loan Parties the information included in the Beneficial Ownership Certification, if any, is true and correct in all respects.

6.15          Environmental Matters.

(a)          Except where such non-compliance or violation or liability would not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased or operated by any of the Credit Parties and their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

(b)          Except where such non-compliance or violation would not reasonably be expected to have a Material Adverse Effect, and to the best knowledge of the Credit Parties with respect to Properties that are leased, the Properties and all operations of the Credit Parties and their Subsidiaries at the Properties are in compliance, and have in the last three (3) years been in compliance, with all applicable Environmental Laws.

(c)          Except where such non-compliance, violation or liability would not reasonably be expected to have a Material Adverse Effect, none of the Credit Parties or any of its Subsidiaries has received any written notice of, or otherwise become aware of, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any of the Credit Parties for which any of the Credit Parties has liability (the “Business”).

(d)          Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

(e)          Except as would not reasonably be expected to have a Material Adverse Effect, no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or would reasonably be expected to be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.

(f)          Except where such violation or remediation would not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

6.16          Solvency.

The amount of “fair saleable value” of the assets of the Credit Parties, on a consolidated basis, exceeds (i) the value of all liabilities of the Credit Parties, on a consolidated basis, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of the Credit Parties, on a consolidated basis, on their existing debts (including contingent liabilities) as such debts become absolute and matured.  The Credit Parties, on a consolidated basis, (a) do not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or (b) are able to pay their liabilities, including contingent and other liabilities, as they mature.  For purposes of this Section 6.16, (x) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the Credit Parties, on a consolidated basis, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due, and (y) the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the Closing Date, represents the amount that can reasonably be expected to become an actual or matured liability.

6.17          Insurance.

As of the Closing Date, the present insurance coverage of the Credit Parties and the Restricted Subsidiaries complies with the requirements set forth in Section 7.05.

6.18          Anti-Corruption Laws.

The Borrower and its Subsidiaries are currently conducting their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption laws applicable to the Borrower and its Subsidiaries and have instituted and currently maintain policies and procedures reasonably designed to promote and achieve compliance with such laws in all material respects.

6.19          Sanctions.

Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee or affiliate thereof, is an individual or entity that is, or is owned fifty percent (50%) or more, individually or in the aggregate, directly or indirectly, or controlled by one or more individuals or entities that are (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar published list enforced by any other relevant sanctions authority applicable to the Borrower and its Subsidiaries or (iii) located, organized or resident in a Designated Jurisdiction.

6.20          Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby.  Except as set forth in the Security Documents, upon the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party and the Administrative Agent obtaining control or possession (in the State of New York, with respected to certificated securities) over those items of Collateral in which a security interest is perfected through control or possession, the Administrative Agent shall have perfected security interests and Liens in the Collateral, prior to all other Liens other than Permitted Liens.

6.21          No EEA Financial Institution.

No Credit Party is an EEA Financial Institution.

ARTICLE VII.

AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document (other than indemnification obligations which survive the termination of this Credit Agreement) have been paid in full, the Credit Parties shall, and shall cause each Restricted Subsidiary to:

7.01          Financial Statements.

Furnish, or cause to be furnished, to the Administrative Agent for the benefit of the Lenders:

(a)          Audited Financial Statements.  As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending January 26, 2019), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the fiscal year and the related consolidated statements of income, retained earnings, shareholders’ equity and cash flows for the year, audited by an independent certified public accounting firm of nationally recognized standing, setting forth in each case in comparative form the figures for the previous year, reported without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.  In the event the footnotes to the financial statements delivered pursuant to this Section 7.01(a) do not include a schedule providing a break-out of the Borrower and the Guarantors in form and substance reasonably satisfactory to the Administrative Agent, such schedule, which shall be in form and substance reasonably satisfactory to the Administrative Agent, shall be provided to the Administrative Agent.

(b)          Company-Prepared Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower (commencing with the fiscal quarter ending October 27, 2018), a company-prepared consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the quarter and related company-prepared consolidated statements of income for such quarterly period and for the fiscal year to date and cash flows for the fiscal year to date; in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal recurring year-end adjustments.  In the event the footnotes to the financial statements delivered pursuant to this Section 7.01(b) do not include a schedule providing a break-out of the Borrower and the Guarantors, in form and substance reasonably satisfactory to the Administrative Agent, such schedule, which shall be in form and substance reasonably satisfactory to the Administrative Agent, shall be provided to the Administrative Agent.

(c)          Annual Operating Budget.  As soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, a copy of a detailed annual operating budget of the Borrower and its Subsidiaries for the next four (4) fiscal quarter period prepared on a quarterly basis, in form and substance reasonably satisfactory to the Administrative Agent, together with a summary of the material assumptions made in the preparation of such annual budget.  The annual operating budget delivered pursuant to this Section 7.01(c) shall be accompanied by a schedule providing, in form and substance reasonably satisfactory to the Administrative Agent, a break-out of the Borrower and the Guarantors taken as a whole.

All such financial statements shall be true and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.03.

7.02          Certificates; Other Information.

Furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a)          Accountant’s Certificate and Reports.  Concurrently with the delivery of the financial statements referred to in Section 7.01(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default relating to financial or accounting matters or violations of Section 7.07, except as specified in such certificate.

(b)          Officer’s Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b) above, a certificate of a Responsible Officer, delivered to the Administrative Agent at its credit contact address, with a copy to the Administrative Agent at its syndication agency services address, in each case as set forth in Section 11.02 (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), stating that, to the best of such Responsible Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period each Credit Party has observed or performed its covenants and other agreements hereunder and under the other Credit Documents, and satisfied the conditions contained in this Credit Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions hereof) and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate.  Such certificate shall include (i) the calculations required to indicate compliance with Section 7.07 as of the last day of the period covered by such financial statements and (ii) solely with respect to the certificate delivered in connection with Section 7.01(a), an updated Schedule 6.11 as of the most recently ended fiscal quarter of the Borrower.  A form of Compliance Certificate is attached as Exhibit 7.02(b); provided that the Borrower shall deliver an updated Schedule 6.11 each time a Guarantor is required to be added pursuant to Section 7.09 or is released from its obligations in a transaction permitted by this Credit Agreement.

(c)          Public Information.  Promptly after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 7.01 or accessible to the public via www.sec.gov or any successor or other website maintained by the SEC) and other financial information which any Credit Party sends to its public stockholders, and promptly upon written request after the same are filed, copies of all financial statements and non-confidential reports which any Credit Party may make to, or file with, the SEC.

(d)          Permitted Acquisition Report.  Where the total consideration, including, without limitation, assumed Indebtedness, Earn Out Obligations and any other deferred payments (the “Total Consideration”) for such Permitted Acquisition is expected to exceed $150,000,000:

(i)          not less than five (5) Business Days prior to the consummation of such Permitted Acquisition, a reasonably detailed description of the material terms of (A) such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and (B) each Target;

(ii)          (A) if the Total Consideration is expected to be greater than $150,000,000 but less than $300,000,000, not less than five (5) Business Days prior to the consummation of such Permitted Acquisition, audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its most recent fiscal year and unaudited year-to-date statements through the most recently prepared fiscal quarter and (B) if the Total Consideration is expected to be greater than or equal to $300,000,000, (I) not later than the date and time required by the SEC for delivery of such audited financial statements of the Target, audited financial statements of the Target for its most recent fiscal year prepared by a nationally recognized independent certified public accountants or by independent certified public accountants reasonably acceptable to the Administrative Agent and unaudited fiscal year-to-date statements for the most recent fiscal quarter or (II) if the audited or unaudited financial statements of the Target referenced in clause (I) are unavailable five (5) Business Days prior to the consummation of such Permitted Acquisition, not less than five (5) Business Days prior to the consummation of such Permitted Acquisition, unaudited financial statements of the Target and its Subsidiaries, certified by the chief executive officer, chief financial officer, treasurer or controller of the Target to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Target and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes;

(iii)          if the Total Consideration is expected to be greater than $300,000,000, consolidated projected income statements of the Borrower and its consolidated Subsidiaries (giving effect to such Permitted Acquisition and the consolidation with the Borrower of each relevant Target) for the three (3)-year period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments reasonably acceptable to the Administrative Agent; and

(iv)          a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower (A) setting forth the best good faith estimate of the Total Consideration to be paid for each Target, (B) certifying that (y) such Permitted Acquisition complies with the requirements of this Credit Agreement and (z) after giving effect to such Permitted Acquisition and any borrowings in connection therewith, the Borrower believes in good faith that it will have sufficient availability under the Aggregate Revolving Commitments to meet its ongoing working capital requirements and (C) demonstrating compliance with clauses (b) and (d) of the definition of the Permitted Acquisition.

(e)          Regulation U Certificate.  Upon the written request of any Lender (through the Administrative Agent) or the Administrative Agent, a certificate in conformity with the requirements of FR Form U-1 referred to in Regulation U, signed by a Responsible Officer, stating that no part of the proceeds of the Loans under this Credit Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities.

(f)          PATRIOT Act; Beneficial Ownership Regulation.  Promptly following any written request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

(g)          Other Information.  Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02 or on the website of the SEC at http://www.sec.gov; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive MNPI with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03          Notices.

Give notice to the Administrative Agent (for distribution to the Lenders) of:

(a)          Defaults.  Promptly (but in any event within two (2) Business Days), after any Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default.

(b)          Legal Proceedings.  Promptly, any litigation, or any investigation or proceeding (including without limitation, any environmental proceeding) known to a Credit Party, relating to a Credit Party or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

(c)          ERISA.  Promptly, (i) the occurrence of (or if a Responsible Officer determines it is reasonably expected to occur) any Reportable Event with respect to any Pension Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Pension Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan, that in each case is reasonably likely to have a Material Adverse Effect or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any ERISA Affiliate or any

Multiemployer Plan with respect to the withdrawal from, or the terminating or Insolvency of, any Multiemployer Plan, that in each case is reasonably likely to have a Material Adverse Effect.

(d)          Other.  Promptly, any other development or event which a Responsible Officer of the Borrower determines is reasonably likely to have a Material Adverse Effect.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

7.04          Maintenance of Existence; Compliance with Laws.

(a)          (i) Except as permitted under Section 8.04, preserve, renew and keep in full force and effect the corporate existence of (A) each of the Credit Parties and (B) each Subsidiary that is not a Credit Party, where such failure to preserve, renew and keep in full force and effect the corporate existence of such Subsidiary could reasonably be expected to have a Material Adverse Effect and (ii) take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business other than any such rights, privileges, licenses and franchises the loss of which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Comply with all Requirements of Law (including, without limitation, all Environmental Laws and ERISA) applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

7.05          Maintenance of Property; Insurance.

Keep all material property useful and necessary in its business in reasonably good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies casualty, liability, business interruption and such other insurance (which may include plans of self-insurance) with such coverage and deductibles, and in such amounts as may be consistent with prudent business practice and in any event consistent with normal industry practice; and furnish to the Administrative Agent such information as to the insurance carried as the Administrative Agent shall reasonably request in writing.

7.06          Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable prior notice by the Administrative Agent, the Administrative Agent to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records at any reasonable time, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Restricted Subsidiaries with officers and employees of the Credit Parties and their Restricted Subsidiaries and with their independent certified public accountants; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall not exercise such right more than twice in any calendar year.  The cost of the inspection referred to in the preceding sentence shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Borrower.

7.07          Financial Covenants.

(a)          Consolidated Net Leverage Ratio.  Maintain a Consolidated Net Leverage Ratio of the Borrower and its Restricted Subsidiaries, which shall be calculated at the end of each fiscal quarter of the Borrower, of not greater than 3.50:1.00; provided, however, that the Consolidated Net Leverage Ratio level set forth above may, at the election of the Borrower and upon written notice to the Administrative Agent prior to the consummation of a Qualified Permitted Acquisition, be increased by 0.50:1.00 (a “half-turn”) in connection with a Permitted Acquisition with aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including the Borrower’s good faith estimate of any anticipated Earn Out Obligations) and Equity Interests) paid in connection therewith in excess of $150,000,000 (each such Permitted Acquisition, a “Qualified Permitted Acquisition”), with a 0.25:1.0 step-down for the first four fiscal quarter period ending after the date that is six (6) months after such Permitted Acquisition and another 0.25:1.0 step-down (returning the required Consolidated Net Leverage Ratio to the then otherwise required ratio) for the first four fiscal quarter period ending after the date that is twelve (12) months after such Permitted Acquisition; provided further that, (w) in any event, the maximum Consolidated Net Leverage Ratio for any period of four fiscal quarters shall not be increased to be greater than 4.00:1.00, (x) the Consolidated Net Leverage Ratio levels shall not be increased pursuant to the foregoing proviso on more than two occasions during the term of this Credit Agreement, (y) following any increase in the Consolidated Net Leverage Ratio level pursuant to the foregoing proviso, no subsequent increase in the Consolidated Net Leverage Ratio level pursuant to the foregoing proviso may be made until after the required Consolidated Net Leverage Ratio has been at the applicable level set forth above (without giving effect to any increase pursuant to the foregoing proviso) for at least one full fiscal quarter and (z) any such increase of the Consolidated Net Leverage Ratio levels pursuant to this Section 7.07(a) shall apply only with respect to the calculation of the Consolidated Net Leverage Ratio for purposes of determining compliance with this Section 7.07(a) and for purposes of any Qualified Permitted Acquisition Pro Forma Calculation.

(b)          Consolidated Interest Coverage Ratio.  Maintain a Consolidated Interest Coverage Ratio of the Borrower and its Restricted Subsidiaries, which shall be calculated at the end of each fiscal quarter of the Borrower, of not less than 3.00:1.00.

(c)          Minimum Liquidity.  During the period beginning on the Covenant Trigger Date and ending on the Covenant Termination Date, maintain Liquidity at all times during such period of an amount equal to the sum of the aggregate outstanding principal amount of the 2021 Convertible Notes plus $150,000,000.

7.08          Use of Proceeds.

Use the Loans solely for the purposes provided in Section 6.12.

7.09          Additional Guarantors.

(a)          Cause each of the Borrower’s Material Domestic Subsidiaries (other than U.S. Foreign Holdcos) that is a Restricted Subsidiary which is not a party to this Credit Agreement, whether newly formed, after acquired or otherwise existing to promptly become a “Guarantor” hereunder by way of execution and delivery of a Guarantor Joinder Agreement, together with a secretary’s certificate, an incumbency certificate, resolutions, a good standing certificate, organization documents, a New York legal counsel opinion (with customary opinions regarding enforceability, no conflicts with Laws or specified agreements of material indebtedness, governmental consents and approvals, status under Investment Company Act of 1940, execution (to the extent governed by New York Law) and security (attachment and perfection of pledged Equity Interests)) and, solely with respect to Material Domestic Subsidiaries, a local counsel opinion (with customary existence, power, authority, execution (to the extent governed by local Law), no conflicts with Laws or organizational documents and governmental consents and approvals).

(b)          To the extent that the Borrower’s Immaterial Domestic Subsidiaries (other than Unrestricted Subsidiaries and U.S. Foreign Holdcos) which are not Guarantors collectively own greater than twenty percent (20%) of Consolidated Total Assets, cause one (1) or more of such Immaterial Domestic Subsidiaries to promptly become a “Guarantor” hereunder by way of execution of a Guarantor Joinder Agreement, together with a secretary’s certificate, an incumbency certificate, resolutions, a good standing certificate, organization documents and a New York legal counsel opinion (with customary opinions regarding enforceability, no conflicts with Laws or specified agreements of material indebtedness, governmental consents and approvals, status under Investment Company Act of 1940, execution (to the extent governed by New York Law) and security (attachment and perfection of Equity Interests)), to reduce the Consolidated Total Assets ownership percentage of the remaining Immaterial Domestic Subsidiaries that are not Guarantors to twenty percent (20%) or below; provided that (i) the Credit Parties may elect to release any Immaterial Domestic Subsidiary as a Guarantor hereunder to the extent the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer certifying that, after giving effect to such release, the Borrower’s Immaterial Domestic Subsidiaries that are not Guarantors collectively own less than twenty percent (20%) of Consolidated Total Assets and (ii) it is acknowledged and agreed that upon receipt of such certificate, such Immaterial Domestic Subsidiary shall be released as a Guarantor hereunder and the Administrative Agent shall take such action to evidence such release of such Immaterial Domestic Subsidiary from its Guaranty as is reasonably requested by, and at the expense of, the Credit Parties.

(c)          At the option of the Borrower, cause any Domestic Subsidiary that is not otherwise required to become a Guarantor pursuant to Section 7.09(a) or 7.09(b) to become a “Guarantor” hereunder by way of execution and delivery of a Guarantor Joinder Agreement, together with a secretary’s certificate, an incumbency certificate, resolutions, a good standing certificate (if applicable) and organization documents; provided that the Borrower shall not be required to deliver a legal opinion in connection with such joinder.

(d)          Notwithstanding anything to the contrary in this Section 7.09, if the Borrower designates any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the definition of Unrestricted Subsidiary, it is acknowledged and agreed that such Guarantor shall be automatically released from its Guaranty without the need to take any further action and that the Administrative Agent shall take such action to evidence such release of such Guarantor from its Guaranty as is reasonably requested by, and at the expense of, the Credit Parties; and

7.10          Payment of Taxes.

Pay, discharge or otherwise satisfy before becoming delinquent, all of its federal taxes, state income taxes and other material taxes and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, except when the amount or validity of such taxes and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be.

7.11          Environmental Laws.

(a)          Comply in all material respects with, and take commercially reasonably steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take commercially reasonably steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)          Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect.

7.12          Pledged Equity Interests.

Cause one hundred percent (100%) of the Equity Interests in each of its direct or indirect Domestic Subsidiaries (other than U.S. Foreign Holdcos, Unrestricted Subsidiaries, Immaterial Domestic Subsidiaries and direct or indirect Subsidiaries of Foreign Subsidiaries) and sixty-five percent (65%) (or such greater percentage that, as a result of a Change in Law, could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary or U.S. Foreign Holdco, as applicable, as determined for U.S. federal income tax purposes, to be included in the income of a direct, indirect or constructive shareholder of such Foreign Subsidiary or U.S. Foreign Holdco or otherwise to cause any materially adverse tax consequences to the Borrower or any Guarantor) of the voting Equity Interests and one hundred percent (100%) of the non-voting Equity Interests (provided that any Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation section 1.956-2(c)(2) shall be treated as voting Equity Interests) of its first-tier Foreign Subsidiaries (other than Unrestricted Subsidiaries and Immaterial Foreign Subsidiaries) and its U.S. Foreign Holdcos, in each case to the extent directly owned by such Credit Party, to be subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents; provided that the Credit Parties shall not be required to grant or maintain any such Liens after the Collateral Release Date and the Administrative Agent shall take all action reasonably required to release such Liens, including the delivery to the Borrower of all stock certificates and stock powers held by the Administrative Agent and the filing of UCC financing termination statements; provided, further, however, if, on or after the Collateral Release Date, the Borrower’s corporate family rating from Moody’s is downgraded below Baa3 or the Borrower’s corporate rating from S&P is downgraded below BBB-, or either the Borrower’s corporate family rating from Moody’s or the Borrower’s corporate rating from S&P fails to be in effect, each Credit Party shall grant to the Administrative Agent the Liens contemplated by this Section 7.12 and shall take all actions required hereunder to reinstate the Liens on Collateral granted pursuant to the Security Documents immediately prior to the Collateral Release Date.  In the event that (a) a Guarantor is designated by the Borrower as an Unrestricted Subsidiary in accordance with the terms of the definition of Unrestricted Subsidiary, (b) any Equity Interests pledged under the Pledge Agreement are Disposed of in a transaction permitted under this Credit Agreement, (c) any issuer of Equity Interests pledged under the Pledge Agreement is dissolved in compliance with this Credit Agreement, (d) any Pledgor is released, dissolved or the subject of a merger (in which the Pledgor is not the surviving entity) in a transaction permitted under this Credit Agreement (including, without limitation, pursuant to Section 7.09), (e) any Pledgor is no longer required to be a Credit Party by the terms of this Credit Agreement or (f) any Equity Interests pledged under the Pledge Agreement are no longer required to be pledged by the terms of this Credit Agreement, the Administrative Agent shall promptly take such actions reasonably requested by, and at the expense of, the Credit Parties to release the Lien on such Equity Interests or to release such Pledgor, including without limitation the delivery to the Borrower of such Subsidiary’s certificated Equity Interests and stock powers previously delivered to it, if any, and the filing of a UCC termination statement with respect to any UCC financing statement pertaining to such Equity Interests.

7.13          Further Assurances.

(a)          To the extent the Credit Parties are required to pledge any Collateral in accordance with the terms hereof or the Security Documents, upon the reasonable written request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

(b)          Upon the request of the Administrative Agent and other than as expressly provided in Section 7.09(c), promptly cause to be delivered to the Administrative Agent a local counsel opinion, in form and substance substantially similar to the local counsel opinions received on the Closing Date pursuant to Section 5.01(b) and otherwise reasonably satisfactory to the Administrative Agent and at the Credit Parties’ expense, with respect to any Guarantor that has become a Material Domestic Subsidiary since the Closing Date for which the Administrative Agent did not receive a legal opinion on the Closing Date pursuant to Section 5.01(b).

7.14          Anti-Corruption Laws.

(a)          Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption laws applicable to the Borrower and its Subsidiaries and maintain policies and procedures reasonably designed to promote and achieve compliance with such laws in all material respects and

(b) not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Credit Extension for any purpose which would result in a violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption laws applicable to the Borrower and its Subsidiaries.

7.15          Sanctions.

Not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, (i) to fund in violation of Sanctions any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would constitute a violation of Sanctions by the Borrower or any of its Subsidiaries or the Administrative Agent, L/C Issuer, Swingline Lender or Lender as a result of their participation in the transaction.

ARTICLE VIII.

NEGATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document (other than indemnification obligations which survive the termination of this Credit Agreement) have been paid in full:

8.01          Indebtedness.

Each of the Credit Parties will not, nor will it permit any of the Restricted Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b)          Indebtedness of the Borrower and its Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 6.01 (and set out more specifically in Schedule 8.01) hereto and any Permitted Refinancing thereof;

(c)          Indebtedness of the Borrower and its Restricted Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus any reasonable fees, premiums and other financing costs payable in connection therewith; and (iii) the total amount of all such Indebtedness shall not exceed $100,000,000 at any time outstanding;

(d)          unsecured intercompany Indebtedness among the Borrower and its Restricted Subsidiaries, provided that any such Indebtedness shall be fully subordinated to the Obligations hereunder on terms reasonably satisfactory to the Administrative Agent;

(e)          Indebtedness and obligations owing under Swap Contracts entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)          Indebtedness and obligations of the Credit Parties and the Restricted Subsidiaries owing under documentary letters of credit for the purchase of goods or other merchandise generally;

(g)          Guaranty Obligations in respect of Indebtedness of any Credit Party or any Restricted Subsidiary to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 8.01;

(h)          obligations with respect to performance, payment and other surety bonds incurred in the ordinary course of business;

(i)          Indebtedness of the Credit Parties and Restricted Subsidiaries not otherwise contemplated by this Section 8.01 in an aggregate amount not to exceed the sum of (i)

$40,000,000 at any time outstanding plus (ii) such additional amount so long as at the time of incurrence, the Consolidated Net Leverage Ratio is less than or equal to 3.00:1.00 on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness; provided that (x) not more than $75,000,000 of such Indebtedness may be secured and (y) the aggregate principal amount of all Indebtedness incurred by Restricted Subsidiaries that are not Credit Parties pursuant to this Section 8.01(i) shall not exceed $50,000,000 at any time outstanding;

(j)          [reserved];

(k)          Subordinated Indebtedness of the Credit Parties and the Restricted Subsidiaries so long as at the time of incurrence, the Consolidated Net Leverage Ratio is less than or equal to 3.25:1.00 on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness;

(l)          Indebtedness arising from netting services, overdraft protection, treasury management obligations and otherwise in connection with deposit, securities and commodities accounts in the ordinary course of business;

(m)          Indebtedness arising from agreements providing for Earn Out Obligations or similar obligations, or from guaranties, performance, payment or other surety bonds securing the performance of the Borrower and any Restricted Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or dispositions permitted hereunder;

(n)          Indebtedness consisting of Investments permitted by clauses (c), (j), (k), (l) and (m) the definition of Permitted Investments;

(o)          Indebtedness incurred in connection with any Sale and Leaseback Transaction permitted by Section 8.10;

(p)          Indebtedness of any Person that becomes a Subsidiary of the Borrower after the Closing Date or assumed in connection with a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower or at the time of the Permitted Acquisition and was not incurred solely in contemplation of such Person’s becoming a Subsidiary or such Permitted Acquisition;

(q)          unsecured Convertible Bond Indebtedness, as the same may be refinanced pursuant to any Permitted Refinancing thereof; provided that at the time of incurrence (other than with respect to any such Permitted Refinancing of the 2021 Convertible Notes), the Consolidated Net Leverage Ratio is less than or equal to 2.75:1.00 on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness;

(r)          Attributable Receivables Amounts; provided that the aggregate of all such Attributable Receivables Amounts outstanding at any time pursuant to this clause (s) shall not exceed the highest amount that is or would have been permitted under the definition of “Permitted Receivables Transaction”;

(s)          any repurchase or indemnification obligations arising as a result of any breach of any covenant or representation made as part of any Permitted Receivables Transaction; and

(t)          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses.

8.02          Liens.

Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

8.03          Nature of Business.

Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, alter the character of its business in any material respect from that conducted as of the Closing Date.

8.04          Consolidation, Merger, Sale or Purchase of Assets, Etc.

Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to,

(a)          dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets except that the following, without duplication, shall be expressly permitted:

(i)          the sale, transfer (including by way of license), lease or other disposition of inventory, materials, tools, property, equipment, software and intellectual property whether now owned or hereafter acquired, in the ordinary course of business (including, without limitation, Dispositions of vehicles for purposes of fleet maintenance that are substantially consistent with the Credit Parties’ past practices and that are in the ordinary course of business), including any of the foregoing with an Unrestricted Subsidiary (subject to Section 8.06) (it being understood that a Disposition of all of the Equity Interests of, or all or substantially all of the assets of, a Subsidiary or a Disposition of a line of business or a division of a Credit Party or a Subsidiary shall not constitute Disposition in the ordinary course of business);

(ii)          the sale, lease, transfer or other disposition of obsolete or worn-out property or assets, whether now owned or hereafter acquired, in the ordinary course of business;

(iii)          the sale, transfer or other disposition of cash and Cash Equivalents for fair market value;

(iv)          Dispositions (A) of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and (B) made as part of a Permitted Receivables Transaction;

(v)          licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(vi)          the disposition of property or assets as a direct result of a Recovery Event;

(vii)          (A) the sale, lease or transfer (including by way of license) of property or assets between Credit Parties, (B) the sale, lease or transfer (including by way of license) of other property or assets between (1) any Credit Party and any Restricted Subsidiary that is not a Credit Party in an aggregate amount not to exceed $60,000,000 during the term of this Credit Agreement and (2) subject to Section 8.06, any Credit Party or any Restricted Subsidiary that is not a Credit Party and any Unrestricted Subsidiary in an aggregate amount not to exceed $60,000,000 during the term of this Credit Agreement, (C) the sale, lease or transfer (including by way of license) of property or assets between Subsidiaries that are not Credit Parties and (D) any conversion of a Restricted Subsidiary from one corporate form to another;

(viii)          (A) the sale, lease or transfer (including by way of license) of property or assets not to exceed $60,000,000 in the aggregate in any fiscal year and (B) the sale lease or transfer (including by way of license) of property or assets not to exceed $50,000,000 during the term of this Credit Agreement; provided, that the aggregate amount of property or assets sold, leased or transferred (including by way of license) pursuant to the immediately foregoing clauses (A) and (B) shall not exceed $75,000,000 in the aggregate in any fiscal year;

(ix)          the liquidation and/or dissolution of any Immaterial Domestic Subsidiary or any Immaterial Foreign Subsidiary; provided that the Credit Parties shall remain in compliance with Section 7.09(b) after giving effect to any such liquidation or dissolution;

(x)          Dispositions and Investments permitted under Section 8.05; and

(xi)          Dispositions of non-core assets acquired in a Permitted Acquisition; provided that (A) such Dispositions are completed within eighteen (18) months of such Permitted Acquisition and (B) such non-core assets do not exceed twenty-five percent (25%) of the total tangible assets acquired in such Permitted Acquisition.

provided, that, in the case of clauses (i), (iii) and (vi) above, at least seventy-five percent (75%) of the consideration received therefor by the Borrower or any such Subsidiary is in the form of cash or Cash Equivalents; or

(b)          (i) purchase, lease or otherwise acquire (including by way of license), whether in a single transaction or a series of related transactions, the property or assets of any Person (other than purchases or other acquisitions of inventory, materials, tools, property, equipment, software or intellectual property in the ordinary course of business, including any of the foregoing with an Unrestricted Subsidiary (subject to Section 8.06), except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except, in each case, for (A) Investments or acquisitions permitted pursuant to Section 8.05, (B) the merger or consolidation of a Credit Party or other Subsidiary with and into another Credit Party (with the Credit Party being the surviving entity; provided, that, if the Borrower is a party to such transaction, the Borrower shall be the surviving entity), (C) the merger or consolidation of an Unrestricted Subsidiary with and into any Restricted Subsidiary or another Unrestricted Subsidiary or (D) the merger or consolidation of a Restricted Subsidiary with and into another Restricted Subsidiary.

8.05          Advances; Investments and Loans.

Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, make any Investment except for (a) Permitted Investments and (b) other Investments not permitted by clause (a); provided that (i) no Default or Event of Default shall exist immediately before and immediately after giving effect to such Investment, (ii) the Credit Parties shall be in compliance with the financial covenants in Section 7.07 on a Pro Forma Basis after giving effect to such Investment, and (iii) the aggregate amount of all Investments made pursuant to this clause (b) plus the aggregate amount of all Restricted Payments made pursuant to Section 8.09(l) shall not exceed $50,000,000 at any time outstanding.

8.06          Transactions with Affiliates.

Except as permitted under this Credit Agreement or among Credit Parties or wholly owned Restricted Subsidiaries, each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate.

8.07          Fiscal Year; Organizational Documents.

Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, (a) change its fiscal year and (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders; provided that no Credit Party shall (i) except as permitted under Section 8.04, alter its legal existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization, without providing thirty (30) days prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may consent to) and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require or (iii) change its registered legal name, without providing thirty (30) days prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may consent to) and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require.

8.08          Limitation on Restricted Actions.

Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement or any other Credit Document, (ii) applicable Laws, (iii) any document or instrument governing Indebtedness incurred pursuant to Sections 8.01(c), (i), (k), (o) or (q); provided that with respect to Indebtedness incurred pursuant to Sections 8.01(i), (k) and (q), any such restriction shall not apply to this Credit Agreement or any other Credit Document or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

8.09          Restricted Payments.

Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends or other distributions payable solely in the same class of Equity Interests of such Person; (b) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries); (c) subject to the subordination terms thereof, to make regularly scheduled interest payments under any Subordinated Indebtedness; (d) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any current or former officer, director or employee of the Borrower or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that (i) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $25,000,000 in any twelve (12)-month period plus the portion of such amount available but unused from prior twelve (12)-month periods and (ii) such amount in any calendar year may be increased by an amount not to exceed (A) the net cash proceeds received by the Borrower from the sale of Equity Interests (other than Disqualified Stock) of the Borrower to members of management or directors of the Borrower and its Restricted Subsidiaries that occurs after the Closing Date (to the extent such cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments), plus (B) the net cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments made pursuant to clauses (ii)(A) and (ii)(B) of this clause (d); (e) the repurchase of Equity Interests deemed to occur (i) upon the exercise of stock options, warrants or other convertible securities (other than, for the avoidance of doubt, convertible securities constituting Convertible Bond Indebtedness) to the extent such Equity Interests represent a portion of the exercise price thereof or (ii) upon the transfer of shares of restricted stock to the Borrower in connection with the payment of withholding tax by the Borrower or a Restricted Subsidiary following a sale of shares of restricted stock by the holder thereof; (f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (i) to make dividends, repurchase shares of its Equity Interests and make other Restricted Payments in an aggregate amount not to exceed $150,000,000 for the period from the Closing Date through the Maturity Date and (ii) if the Consolidated Net Leverage Ratio would be less than or equal to 2.75 to 1.0 as of the last fiscal quarter end on a Pro Forma Basis, after giving effect thereto, to make unlimited dividends, share repurchases and other Restricted Payments (it being understood and agreed that Restricted Payments made pursuant to this clause (ii) shall not be included in the calculation of the amount available for Restricted Payments pursuant to the foregoing clause (i)); (g) the Borrower may (i) enter into Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions in connection with the issuance of Convertible Bond Indebtedness permitted under Section 8.01(q) and satisfy its obligations to pay premiums upon entering into such transactions and (ii) make any payment in connection therewith by delivery of shares of the Borrower’s common stock upon net share settlement thereof (together with cash in lieu of fractional shares) or set-off, netting and/or payment of an early termination payment or similar payment thereunder upon any early termination thereof, in each case made in Borrower’s common stock; (h) the Borrower may issue shares of its common stock, make cash payments of interest required pursuant to the related indenture, make cash payments required to be made under the related indenture in an amount (excluding any required payment of interest with respect to such Convertible Bond Indebtedness and excluding any payment of cash in lieu of a fractional share) equal to or less than the principal amount of the Convertible Bond Indebtedness in respect of which such cash payment is made and/or make cash payments in lieu of issuing fractional shares, in each case, to satisfy obligations in respect of Convertible Bond Indebtedness (including, for the avoidance of doubt, cash payments in lieu of issuing fractional shares pursuant to the terms of any related Capped Call Transaction, Convertible Bond Hedge Transaction or Warrant Transaction); (i) the Borrower may make cash payments to satisfy obligations in respect of Convertible Bond Indebtedness, Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions solely to the extent the

Borrower does not have the option of satisfying such payment obligations through the issuance of the Borrower’s common stock or is required to satisfy such payment obligations in cash, it being understood and agreed that any payment made in cash in connection with Convertible Bond Indebtedness, Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions by set-off, netting and/or payment of an early termination payment or similar payment thereunder upon any early termination thereof, in each case, after using commercially reasonable efforts to satisfy such obligation (or the portion thereof remaining after giving effect to any netting or set-off against termination or similar payments under an applicable Convertible Bond Hedge Transaction) by delivery of shares of the Borrower’s common stock shall be deemed to be a payment obligation required to be satisfied in cash; (j) the Borrower may receive shares of its own common stock and/or cash on account of settlements and/or early terminations or unwinds howsoever documented or agreed of any Convertible Bond Hedge Transactions, Capped Call Transactions or Warrant Transactions; (k) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower in connection with any Convertible Bond Indebtedness with proceeds received (or substantially simultaneously received) from the issuance of such Convertible Bond Indebtedness, in an aggregate amount not to exceed $100,000,000, it being understood and agreed that any payment, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower made in connection with any Permitted Refinancing shall be permitted and shall not be subject to any dollar limitation; and (l) other Restricted Payments not permitted by the foregoing clauses; provided that (i) no Default or Event of Default shall exist immediately before and immediately after giving effect to such Restricted Payment, (ii) the Credit Parties shall be in compliance with the financial covenants in Section 7.07 on a Pro Forma Basis after giving effect to such Restricted Payment, and (iii)  the aggregate amount of all Restricted Payments made pursuant to this clause (l) plus the aggregate amount of all Investments made pursuant to Section 8.05(b) shall not exceed $50,000,000 at any time outstanding.

8.10          Sale Leasebacks.

Each of the Credit Parties will not, nor will permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that any of the Credit Parties and the Restricted Subsidiaries will be permitted to enter into Sale and Leaseback Transactions so long as (a) the sale of the property is for fair market value and otherwise permitted by this Credit Agreement and (b) the rental payments to be made with respect to all such Sale and Leaseback Transactions does not exceed $5,000,000 in the aggregate in any fiscal year.

8.11          No Further Negative Pledges.

Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Sections 8.01(b), (c), (i), (k), (o) or (q) provided that, (i) with respect to Indebtedness incurred pursuant to Section 8.01(c), any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and (ii) with respect to Indebtedness incurred pursuant to Sections 8.01(i), (k), (o) and (q), any such restriction shall not apply to this Credit Agreement or any other Credit Document, and, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restrictions contained therein relates only to the asset or assets subject to such Permitted Lien.

8.12          Capital Expenditures.

Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, make or become legally obligated to make Consolidated Capital Expenditures (excluding normal replacements and maintenance that are properly charged to current operations), except for Consolidated Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Restricted Subsidiaries, the sum of (i) $250,000,000 during any fiscal year plus (ii) Consolidated Capital Proceeds during such fiscal year plus (iii) thirty percent (30%) of Consolidated EBITDA (determined after giving effect to all Permitted Acquisitions on a Pro Forma Basis), provided that the amount set forth in this clause (iii) shall be available only to the extent that there shall exist no Default or Event of Default immediately before and immediately after giving effect to any proposed expenditure.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01          Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)          The Borrower shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or the Borrower shall fail to reimburse the L/C Issuer for any L/C Obligations when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the aforesaid period of time); or

(b)          Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; provided however, that if such representation or warranty is capable of being cured, it shall not constitute an Event of Default unless such representation or warranty continues uncured for a period of ten (10) Business Days following the earlier of a Responsible Officer of the applicable Credit Party obtaining knowledge thereof or receipt by such Credit Party of a written notice thereof from the Administrative Agent; or

(c)          (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 7.03(a), 7.04(a), 7.07 or 7.08 or in Section 8; or (ii) any Credit Party shall fail to perform, comply with or observe any covenant or agreement contained in Section 7.01 and such failure shall continue unremedied for a period of five (5) Business Days; or (iii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 9.01(a), 9.01(b), 9.01(c)(i) or 9.01(c)(ii) above), and such failure is capable of cure but continues for thirty (30) days; or

(d)          Any Credit Party or any of its Restricted Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than as specified in clause (a) above) in a principal amount outstanding of at least the Threshold Amount in the aggregate for the Credit Parties and their Restricted Subsidiaries beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least the Threshold Amount in the aggregate for the Credit Parties and their Restricted Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or required to be prepaid, repurchased or redeemed prior to its stated maturity; provided that this clause (d) shall not apply to (x) Indebtedness that becomes due as a result of a voluntary sale, transfer or other disposition (including as a result of a casualty or condemnation event) of property or assets, (y) termination events or similar events pursuant to the terms of any Swap Contract (other than a failure to make a payment required as a result of such termination or similar event) and (z) any redemption, settlement, conversion (or satisfaction of a condition permitting holders of Convertible Bond Indebtedness to convert), required repurchase (or satisfaction of a condition permitting holders of Convertible Bond Indebtedness to require the repurchase) or offer to repurchase of Convertible Bond Indebtedness in accordance with its terms and the satisfaction by the Borrower or any Restricted Subsidiary of its obligations in connection therewith (other than, in either case, as a result of a default by the Borrower or any Restricted Subsidiary thereunder or an event of the type that constitutes an Event of Default); or

(e)          (i) Any Credit Party other than an Immaterial Guarantor shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party other than an Immaterial Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party other than an Immaterial Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Credit Party other than an Immaterial Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Credit Party other than an Immaterial Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Credit Party other than an Immaterial Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)          One (1) or more judgments or decrees shall be entered against any Credit Party or any of its Restricted Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of the Threshold Amount or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(g)          An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of one or more Credit Parties under Title IV of ERISA that, together with all other such ERISA Events, if any, could have a Material Adverse Effect; or

(h)          There shall occur a Change of Control; or

(i)          The Guaranty or any provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall, in writing, purport to revoke, terminate or rescind any Guarantor’s obligations under the Guaranty, except in accordance with the Credit Documents; or

(j)          Any Credit Document (other than those which are ministerial in nature) shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or, except any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral or any Credit Party or any Person acting by or on behalf of any Credit Party shall, in writing, purport to revoke, terminate or rescind any Obligation, except in accordance with the Credit Documents.

9.02          Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)          declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)          require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)          exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Credit Documents or applicable Laws;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C

Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03          Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer arising under the Credit Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Credit Party or any Subsidiary and any Swap Contract Provider, to the extent such Swap Contract is permitted by Section 8.01(e), ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Credit Party and any Swap Contract Provider, to the extent such Swap Contract is permitted by Section 8.01(e), (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Treasury Management Bank and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, in proportion to the respective amounts described in this clause Fourth, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements, Swap Contract Providers or Treasury Management Banks, as applicable) and the L/C Issuer; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Swap Contracts and Treasury Management Agreements may be excluded from the application described above without any liability to the Administrative Agent, if the Administrative Agent has not received written notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Contract

Provider or Treasury Management Bank. Each Swap Contract Provider and Treasury Management Bank not a party to this Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01          Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Credit Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Credit Documents, and each of the Lenders (including in its capacities as a Lender, Swingline Lender, Swap Contract Provider and/or Treasury Management Bank, as applicable) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto.

10.02          Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03          Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Laws, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04          Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The

Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05          Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one (1) or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06          Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, which consent shall not be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower so long as no Event of Default has occurred and continues, which consent shall not be unreasonably withheld or delayed, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 10.06).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)          Any resignation or removal of the Administrative Agent pursuant to this Section 10.10 shall also constitute its resignation or removal as L/C Issuer and Swingline Lender.  The retiring L/C Issuer shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation or removal as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  The retiring Swingline Lender shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation or removal, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07          Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.08          No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, co-documentation agents or co-agents shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09          Administrative Agent May File Proofs of Claim; Credit Bids.

(a)          In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Credit Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

(b)          The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (x) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Credit Party is subject, (y) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Credit Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(vii) of Section 11.01, and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

10.10          Collateral and Guaranty Matters.

Without limiting the provisions of Section 10.09, each of the Lenders (including in its capacities as a potential Swap Contract Provider or Treasury Management Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)          to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than (A) contingent Obligations and (B) any obligations and liabilities under Swap Contracts or Treasury Management Agreements other than such outstanding obligations then due and payable as to which arrangements satisfactory to the applicable Swap Contract Provider or Treasury Management Bank have not been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Credit Document or any Recovery Event, (iii) that is permitted to be released pursuant to Section 7.12 or (iii) as approved in accordance with Section 11.01;

(b)          to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.02 and clause (c) in the definition of “Permitted Liens”; and

(c)          to release any Guarantor from its obligations under the Guaranty as a result of a transaction permitted hereunder, including without limitation if such release is permitted under the terms of Sections 7.09(b) or (c).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

In each case as specified in this Section 10.10, the Administrative Agent will execute and deliver to the applicable Credit Party, at the Credit Parties’ sole expense, such documents as any Credit Party may reasonably request in order to evidence the release of such item of Collateral from the security interest granted under the Security Documents or to subordinate its security interest in such item or to release such Guarantor from its obligations under the Guaranty, as applicable, in each case in accordance with the terms of this Section 10.10 and the Credit Documents.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11          Secured Treasury Management Agreements and Secured Swap Contracts.

No Swap Contract Provider or Treasury Management Bank that obtains the benefit of the provisions of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Credit Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Contracts or Treasury Management Agreements except to the extent expressly provided herein and unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Contract Provider or Treasury Management Bank.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Contracts or Treasury Management Agreements in the case of a Maturity Date.

10.12          ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)          none of the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Credit Document or any documents related to hereto or thereto),

(ii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the

Loans, the Letters of Credit, the Commitments and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)          no fee or other compensation is being paid directly to the Administrative Agent, the Joint Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Credit Agreement.

The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI.

MISCELLANEOUS

11.01          Amendments, Etc.

No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by any Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)          no such amendment, waiver or consent shall:

(i)          extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)          postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Credit Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any definition used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)          change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(v)          release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vi)          change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(vii)          release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b)          prior to the termination of the Revolving Commitments, unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments, no such amendment, waiver or consent shall, (i) waive any Default for purposes of Section 5.02(a)(ii), (ii) amend, change, waive, discharge or terminate Sections 5.02 or 9.01 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Section 7.07 (or any definition used therein) or this Section 11.01(b); or

(c)          unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Outstanding Amount of the Term Loans, no such amendment, waiver or consent shall (i) amend, change, waive, discharge or terminate Section 2.05(b)(iv) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.05(b)(ii) or (iii), or (ii) amend, change, waive, discharge or terminate this Section 11.01(c);

(d)          unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(e)          unless also signed by the Swingline Lender, no amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement;

(f)          unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

(g)          for the avoidance of doubt and notwithstanding provisions to the contrary in this Section 11.01 or elsewhere in this Credit Agreement, this Credit Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent (and the consent of the Lenders or the Required Lenders shall not be required, other than the consent of any Lenders providing the Incremental Credit Facilities referred to below) for the purpose of including one (1) or more Incremental Credit Facilities as contemplated by Section 2.01(c) by (i) increasing the Aggregate Revolving Commitments and/or (ii) adding one (1) or more Term Loans hereunder or otherwise to effect the provisions of Section 2.01(c);

provided, however, that notwithstanding anything to the contrary herein, (i) each of the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iii) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, (iv) (A) the L/C Commitment reflected on Schedule 2.03 may be amended from time to time by the Borrower, the Administrative Agent and the applicable L/C Issuer, to reflect the L/C Commitment of such L/C Issuer in effect from time to time and (B) the Swingline Commitment reflected on Schedule 2.04 may be amended from time to time by the Borrower, the Administrative Agent and the Swingline Lender to reflect the Swingline Commitment of the Swingline Lender in effect from time to time and (v) any provision of this Credit Agreement or any other Credit Document may be amended by an agreement in writing entered into between the Borrower and the Administrative Agent for the purpose of curing any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

11.02          Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to any Credit Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)          if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain MNPI relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)          Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE

ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)          Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Laws, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)          Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Credit Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03          No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04          Expenses; Indemnity; and Damage Waiver.

(a)          Costs and Expenses.  The Credit Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, its Affiliates and the Joint Lead Arrangers (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and the Joint Lead Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable and documented out-of-pocket legal fees and time charges for attorneys (other than internal counsel), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          Indemnification by the Credit Parties.  The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents (including, without duplication, in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by a Credit Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Credit Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from disputes solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or a Joint Lead Arranger and other than any claims arising out of any act or omission on the part of the Borrower or any of its affiliates.  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claims.

(c)          Reimbursement by Lenders.  To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (and any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (and any sub-agent thereof), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (and any sub-agent thereof) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (and any sub-agent thereof) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d)          Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Laws, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that this sentence shall in no way diminish the Borrower’s indemnification obligations under Section 11.04(b).  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)          Payments.  All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after written demand therefor.

(f)          Survival.  The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05          Payments Set Aside.

To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

11.06          Successors and Assigns.

(a)          Successors and Assigns Generally.  The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 11.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)          Assignments by Lenders.  Any Lender may at any time assign to one (1) or more assignees all or a portion of its rights and obligations under this Credit Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $10,000,000, in the case of any assignment in respect of the revolving credit facility provided hereunder, or $5,000,000, in the case of any assignment in respect of the term loan facility provided hereunder, unless (1) for the remaining outstanding amount under the revolving credit facility or term loan facility hereunder, or (2) each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loans, if any, on a non-pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or, in the case of an assignment of Term Loans, an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Loans or Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment or an Affiliate of such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)          the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments; and

(D)          the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.

Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this clause (b) shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 11.06.

(c)          Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of Section 11.01(a) that affects such Participant.  Subject to clause (e) of this Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Resignation as L/C Issuer or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) above,

Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender.  In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07          Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Credit Party and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section 11.07, “Information” means all information received from a Credit Party or any Subsidiary relating to the Credit Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by such Credit Party or any Subsidiary, provided that, in the case of information received from a Credit Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include MNPI concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of MNPI and (c) it will handle such MNPI in accordance with applicable Laws, including United States Federal and state securities Laws.

11.08          Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09          Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Laws (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10          Counterparts; Integration; Effectiveness; Amendment and Restatement.

(a)          This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed and delivered by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

(b)          The parties to the Existing Credit Agreement each hereby agrees that, at such time as this Credit Agreement shall have become effective pursuant to the terms of Section 5.01, (a) the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Credit Agreement, and (b) the Commitments and Loans under the Existing Credit Agreement and as defined therein automatically shall be replaced with the Commitments and Loans hereunder.  This Credit Agreement is not a novation of the Existing Credit Agreement.

11.11          Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12          Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13          Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount or indemnification payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (d) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort and with the reasonable assistance and cooperation of such Lender, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)          such assignment does not conflict with applicable Laws; and

(e)          in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swingline Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution and delivery by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14          Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW.  THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)          SUBMISSION TO JURISDICTION.  EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR

OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION, LITIGATION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 11.14.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS.

11.15          Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT

AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16          No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Joint Lead Arrangers and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Joint Lead Arrangers nor any Lender has any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent, the Joint Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Credit Parties and their respective Affiliates.  To the fullest extent permitted by Law, each of the Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17          Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Credit Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.18          USA PATRIOT Act Notice.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA

PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.19          Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Credit Agreement to be executed by a duly authorized officer as of the date first above written.

BORROWER:	DYCOM INDUSTRIES, INC.,
a Florida corporation

	By:	/s/ H. Andrew DeFerrari
Name: H. Andrew DeFerrari
Title: Senior Vice President and Chief Financial Officer

GUARANTORS:
ANSCO & ASSOCIATES, LLC
a Delaware limited liability company

APEX DIGITAL, LLC
a Delaware limited liability company

ATLANTIC COMMUNICATIONS SERVICES, LLC,
a Delaware limited liability company

BLAIR PARK SERVICES, LLC
a Delaware limited liability company

BROADBAND EXPRESS, LLC
a Delaware limited liability company

BROADBAND INSTALLATION SERVICES, LLC
a Delaware limited liability company

C-2 UTILITY CONTRACTORS, LLC
a Delaware limited liability company

CABLECOM, LLC
a Delaware limited liability company

CAVO BROADBAND COMMUNICATIONS, LLC
a Delaware limited liability company

CCLC, INC.
a Delaware corporation

CLEARLIGHT TECHNOLOGIES, LLC a Minnesota limited liability company

	By:	/s/ H. Andrew DeFerrari
Name: H. Andrew DeFerrari
Title: Treasurer

[Signatures continue on next page]

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

COMMUNICATIONS CONSTRUCTION GROUP, LLC
a Delaware limited liability company

DYCOM CAPITAL MANAGEMENT, INC.
a Delaware corporation

DYCOM CORPORATE IDENTITY, INC.
a Delaware corporation

DYCOM IDENTITY, LLC
a Delaware limited liability company

DYCOM INVESTMENTS, INC.
a Delaware corporation

ENGINEERING ASSOCIATES, LLC
a Georgia limited liability company

ERVIN CABLE CONSTRUCTION, LLC
a Delaware limited liability company

FIBER TECHNOLOGIES SOLUTIONS, LLC,
a Delaware limited liability company

GLOBE COMMUNICATIONS, LLC
a North Carolina limited liability company

GOLDEN STATE UTILITY CO.
a Delaware corporation

IVY H. SMITH COMPANY, LLC
a Delaware limited liability company

KANAAN COMMUNICATIONS, LLC,
a Delaware limited liability company

LAMBERT’S CABLE SPLICING COMPANY, LLC
a Delaware limited liability company

LOCATING, INC.
a Washington corporation

NEOCOM SOLUTIONS, LLC a Georgia limited liability company

By:	/s/ H. Andrew DeFerrari
Name: H. Andrew DeFerrari
Title: Treasurer

[Signatures continue on next page]

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

NICHOLS CONSTRUCTION, LLC
a Delaware limited liability company

NIELS FUGAL SONS COMPANY, LLC
a Delaware limited liability company

NORTH SKY COMMUNICATIONS, LLC
a Delaware limited liability company

PARKSIDE SITE & UTILITY COMPANY CORPORATION
a Delaware corporation

PARKSIDE UTILITY CONSTRUCTION, LLC
a Delaware limited liability company

PAULEY CONSTRUCTION, LLC
an Arizona limited liability company

PBG ACQUISITION V, LLC
a Delaware limited liability company

PBG ACQUISITION VI, LLC
a Delaware limited liability company

POINT TO POINT COMMUNICATIONS, INC.
a Louisiana corporation

PRECISION VALLEY COMMUNICATIONS OF VERMONT, LLC
a Delaware limited liability company

PRINCE TELECOM, LLC
a Delaware limited liability company

PROFESSIONAL TELECONCEPTS, LLC
an Illinois limited liability company

PROFESSIONAL TELECONCEPTS, LLC
a New York limited liability company

RJE TELECOM, LLC a Delaware limited liability company

By:	/s/ H. Andrew DeFerrari
Name: H. Andrew DeFerrari
Title: Treasurer

[Signatures continue on next page]

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

SAGE TELECOMMUNICATIONS CORP. OF COLORADO, LLC
a Colorado limited liability company

SPECTRUM WIRELESS SOLUTIONS, LLC
a Delaware limited liability company

STAR CONSTRUCTION, LLC
a Delaware limited liability company

STEVENS COMMUNICATIONS, LLC
a Delaware limited liability company

TCS COMMUNICATIONS, LLC
a Delaware limited liability company

TELCOM CONSTRUCTION, INC.
a Minnesota corporation

TESINC, LLC
a Delaware limited liability company

TEXSTAR ENTERPRISES, INC.,
a Texas corporation

TJADER & HIGHSTROM UTILITY SERVICES, LLC
a Delaware limited liability company

TRAWICK CONSTRUCTION COMPANY, LLC
a Florida limited liability company

TRIPLE-D COMMUNICATIONS, LLC
a Delaware limited liability company

UNDERGROUND SPECIALTIES, LLC
a Delaware limited liability company

UTILIQUEST, LLC
a Georgia limited liability company

VCI CONSTRUCTION, LLC a Delaware limited liability company

By:	/s/ H. Andrew DeFerrari
Name: H. Andrew DeFerrari
Title: Treasurer

[Signatures continue on next page]

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

VCI UTILITY SERVICES HOLDINGS, LLC a Delaware limited liability company
WHITE MOUNTAIN CABLE CONSTRUCTION, LLC a Delaware limited liability company

By:	/s/ H. Andrew DeFerrari
Name: H. Andrew DeFerrari
Title: Treasurer

[Signatures continue on next page]

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

MIDTOWN EXPRESS, LLC a Delaware limited liability company

By:	/s/ William P. Healy
Name: William P. Healy
Title: President

OSP SERVICES, LLC a Delaware limited liability company

By:	/s/ William J. Ptak
Name: William J. Ptak
Title: President

VCI UTILITY SERVICES, LLC a Delaware limited liability company

By:	/s/ Frank G. Madera
Name: Frank G. Madera
Title: President

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Aamir Saleem
Name: Aamir Saleem
Title: Vice President

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swingline Lender

	By:	/s/ Matthew N. Walt
Name: Matthew N. Walt
Title: Director

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mark B. Felker
Name: Mark B. Felker
Title: Managing Director

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

SUNTRUST BANK,
as a Lender

By:	/s/ Chris Hursey
Name: Chris Hursey
Title: Director

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Tyler Stephens
Name: Tyler Stephens
Title: Vice President

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

FIFTH THIRD BANK,
as a Lender

By:	/s/ Trey Fogg
Name: Trey Fogg
Title: Vice President

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ James Cullen
Name: James Cullen
Title: Vice President

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

BRANCH BANK & TRUST COMPANY,
as a Lender

By:	/s/ C. William Buchholz
Name: C. William Buchholz
Title: Senior Vice President

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

BMO HARRIS BANK, N.A.,
as a Lender

By:	/s/ Michael Gift
Name: Michael Gift
Title: Director

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Wallace Lo
Name: Wallace Lo
Title: Duly Authorized Signatory

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

MUFG UNION BANK, N.A.,
as a Lender

By:	/s/ Michael Ball
Name: Michael Ball
Title: Director

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

REGIONS BANK,
as a Lender

By:	/s/ Cheryl L. Shelhart
Name: Cheryl L. Shelhart
Title: Vice President

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

TD BANK, N.A.,
as a Lender

By:	/s/ Shivani Agarwal
Name: Shivani Agarwal
Title: Senior Vice President

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

FLORIDA COMMUNITY BANK, N.A.,
as a Lender

By:	/s/ Irene Marshall
Name: Irene Marshall
Title: SVP, Credit Director

DYCOM INDUSTRIES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT

Schedule 1.01

EXISTING LETTERS OF CREDIT

Customer/Applicant	Issuer	Letter of Credit #	Beneficiary	Exposure	Issue Date	Expiration Date
Dycom Industries, Inc.	Bank of America, N.A.	68054023	The Travelers Indemnity Company	$425,000	11/4/2010	11/5/2018
Dycom Industries, Inc.	Bank of America, N.A.	68054765	Liberty Mutual Insurance Company	$3,523,000	12/1/2010	12/1/2018
Dycom Industries, Inc.	Bank of America, N.A.	68055993	New York Liquidation Bureau	$131,000	1/18/2011	1/20/2019
Dycom Industries, Inc.	Bank of America, N.A.	68055995	Liberty Mutual Insurance Company	$411,000	1/13/2011	1/20/2019
Dycom Industries, Inc.	Bank of America, N.A.	68054766	Lumbermens Mutual Casualty Company	$42,000	12/15/2010	12/15/2018
Dycom Industries, Inc.	Bank of America, N.A.	68037040	Liberty Mutual Insurance Company	$4,940,000	9/12/2014	9/10/2019
Dycom Industries, Inc.	Bank of America, N.A.	68066259	Liberty Mutual Insurance Company	$5,668,000	7/30/2012	7/30/2019
Dycom Industries, Inc.	Bank of America, N.A.	68037042	Liberty Mutual Insurance Company	$1,344,288	10/14/2011	10/10/2019
Dycom Industries, Inc.	Bank of America, N.A.	68036671	Liberty Mutual Insurance Company	$253,000	7/1/2011	8/1/2019
Dycom Industries, Inc.	Bank of America, N.A.	68036672	Liberty Mutual Insurance Company	$2,200,000	7/1/2011	6/29/2019
Dycom Industries, Inc.	Bank of America, N.A.	68036673	Liberty Mutual Insurance Company	$800,000	7/1/2011	6/29/2019
Dycom Industries, Inc.	Bank of America, N.A.	68036674	Liberty Mutual Insurance Company	$3,645,712	7/1/2011	6/29/2019
Dycom Industries, Inc.	Bank of America, N.A.	68036675	Liberty Mutual Insurance Company	$3,000,000	7/1/2011	6/29/2019
Dycom Industries, Inc.	Bank of America, N.A.	68036676	Liberty Mutual Insurance Company	$5,000,000	7/1/2011	6/29/2019
Dycom Industries, Inc.	Bank of America, N.A.	68037038	Arrowood Indemnity Company	$100,000	7/1/2011	6/29/2019
Dycom Industries, Inc.	Bank of America, N.A.	68036677	Liberty Mutual Insurance Company	$4,500,000	7/1/2011	6/29/2019
Dycom Industries, Inc.	Bank of America, N.A.	68037041	Liberty Mutual Insurance Company	$5,960,000	9/12/2011	9/13/2019
Dycom Industries, Inc.	Bank of America, N.A.	68036669	Liberty Mutual Insurance Company	$2,997,000	5/18/2011	5/18/2019
Dycom Industries, Inc.	Bank of America, N.A.	68066260	Liberty Mutual Insurance Company	$3,562,000	9/9/2015	9/5/2019
UtiliQuest, LLC	Bank of America, N.A.	68057160	National Union Fire Insurance Co.	$109,461	3/23/2011	3/23/2019
			TOTAL:	$48,611,461

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage of Aggregate Revolving Commitments	Term Loan A	Applicable Percentage of Term Loan A
Bank of America, N.A.	$81,250,000.00	10.833333333%	$48,750,000.00	10.833333333%
Wells Fargo Bank, National Association	$81,250,000.00	10.833333333%	$48,750,000.00	10.833333333%
SunTrust Bank	$81,250,000.00	10.833333333%	$48,750,000.00	10.833333333%
Citizens Bank, N.A.	$62,500,000.00	8.333333333%	$37,500,000.00	8.333333333%
Fifth Third Bank	$56,250,000.00	7.500000000%	$33,750,000.00	7.500000000%
PNC Bank, National Association	$56,250,000.00	7.500000000%	$33,750,000.00	7.500000000%
Branch Bank & Trust Company	$46,875,000.00	6.250000000%	$28,125,000.00	6.250000000%
BMO Harris Bank, N.A.	$46,875,000.00	6.250000000%	$28,125,000.00	6.250000000%
Capital One, National Association	$46,875,000.00	6.250000000%	$28,125,000.00	6.250000000%
MUFG Union Bank, N.A.	$46,875,000.00	6.250000000%	$28,125,000.00	6.250000000%
Regions Bank	$46,875,000.00	6.250000000%	$28,125,000.00	6.250000000%
TD Bank, N.A	$46,875,000.00	6.250000000%	$28,125,000.00	6.250000000%
Goldman Sachs Bank USA	$37,500,000.00	5.000000000%	$22,500,000.00	5.000000000%
Florida Community Bank, N.A.	$12,500,000.00	1.666666667%	$7,500,000.00	1.666666667%
Total:	$750,000,000.00	100.000000000%	$450,000,000.00	100.000000000%

Schedule 2.03

L/C COMMITMENT

L/C Issuer	L/C Commitment
Bank of America, N.A.	$100,000,000.00
Wells Fargo Bank, National Association	$50,000,000.00
SunTrust Bank	$50,000,000.00
TOTAL:	$200,000,000.00

Schedule 2.04

SWINGLINE COMMITMENT

Swingline Lender	Swingline Commitment
Bank of America, N.A.	$50,000,000.00
TOTAL:	$50,000,000.00

Schedule 6.11

SUBSIDIARIES

Subsidiary	Jurisdiction	Equity Interest Holder	Percent Ownership (%)
Material Domestic Subsidiaries
Ansco & Associates, LLC	Delaware	Dycom Investments, Inc.	100
Dycom Capital Management, Inc.	Delaware	Dycom Investments, Inc.	100
Dycom Investments, Inc.	Delaware	Dycom Industries, Inc.	100
Dycom Identity, LLC	Delaware	Dycom Corporate Identity, Inc. Locating, Inc.	97.461 2.539
CableCom, LLC	Delaware	Dycom Investments, Inc.	100
Ervin Cable Construction, LLC	Delaware	Dycom Investments, Inc.	100
Lambert’s Cable Splicing Company, LLC	Delaware	Dycom Investments, Inc.	100
Immaterial Domestic Subsidiaries - Guarantors
Apex Digital, LLC	Delaware	Dycom Investments, Inc.	100
Atlantic Communications Services, LLC	Delaware	RJE Telecom, LLC	100
Blair Park Services, LLC	Delaware	Dycom Investments, Inc.	100
Broadband Express, LLC	Delaware	Broadband Installation Services, LLC	100
Broadband Installation Services, LLC	Delaware	Dycom Investments, Inc.	100
C-2 Utility Contractors, LLC	Delaware	Dycom Investments, Inc.	100
Cavo Broadband Communications, LLC	Delaware	Prince Telecom, LLC	100
CCLC, Inc.	Delaware	Spectrum Wireless Solutions, LLC	100
ClearLight Technologies, LLC	Minnesota	PBG Acquisition V, LLC	100
Communications Construction Group, LLC	Delaware	Dycom Investments, Inc.	100
Dycom Corporate Identity, Inc.	Delaware	Dycom Capital Management, Inc.	100
Engineering Associates, LLC	Georgia	Dycom Investments, Inc.	100
Fiber Technologies Solutions, LLC	Delaware	Dycom Investments, Inc.	100
Globe Communications, LLC	North Carolina	Dycom Investments, Inc.	100
Golden State Utility Co.	Delaware	Dycom Investments, Inc.	100
Ivy H. Smith Company, LLC	Delaware	Dycom Investments, Inc.	100
Kanaan Communications, LLC	Delaware	Dycom Investments, Inc.	100
Locating, Inc.	Washington	Dycom Investments, Inc.	100
Midtown Express, LLC	Delaware	Broadband Installation Services, LLC	100

Subsidiary	Jurisdiction	Equity Interest Holder	Percent Ownership (%)
NeoCom Solutions, LLC	Georgia	Dycom Investments, Inc.	100
Nichols Construction, LLC	Delaware	Dycom Investments, Inc.	100
Niels Fugal Sons Company, LLC	Delaware	Dycom Investments, Inc.	100
North Sky Communications, LLC	Delaware	Dycom Investments, Inc.	100
OSP Services, LLC	Delaware	Dycom Investments, Inc.	100
Parkside Site & Utility Company Corporation	Delaware	Dycom Investments, Inc.	100
Parkside Utility Construction, LLC	Delaware	Dycom Investments, Inc.	100
Pauley Construction, LLC	Arizona	Dycom Investments, Inc.	100
PBG Acquisition V, LLC	Delaware	Dycom Investments, Inc.	100
PBG Acquisition VI, LLC	Delaware	Dycom Investments, Inc.	100
Point to Point Communications, Inc.	Louisiana	Dycom Identity, LLC	100
Precision Valley Communications of Vermont, LLC	Delaware	Dycom Investments, Inc.	100
Prince Telecom, LLC	Delaware	Dycom Investments, Inc.	100
Professional Teleconcepts, LLC	Illinois	Dycom Investments, Inc.	100
Professional Teleconcepts, LLC	New York	Dycom Investments, Inc.	100
RJE Telecom, LLC	Delaware	Dycom Investments, Inc.	100
Sage Telecommunications Corp. of Colorado, LLC	Colorado	Dycom Investments, Inc.	100
Spectrum Wireless Solutions, LLC	Delaware	Dycom Investments, Inc.	100
Star Construction, LLC	Delaware	Dycom Investments, Inc.	100
Stevens Communications, LLC	Delaware	Dycom Investments, Inc.	100
TCS Communications, LLC	Delaware	Dycom Investments, Inc.	100
TelCom Construction, Inc.	Minnesota	PBG Acquisition V, LLC	100
Tesinc, LLC	Delaware	Dycom Investments, Inc.	100
Texstar Enterprises, Inc.	Texas	PBG Acquisition VI, LLC	100
Tjader & Highstrom Utility Services, LLC	Delaware	Dycom Investments, Inc.	100
Trawick Construction Company, LLC	Florida	Dycom Investments, Inc.	100
Triple-D Communications, LLC	Delaware	Globe Communications, LLC	100
Underground Specialties, LLC	Delaware	Dycom Investments, Inc.	100
UtiliQuest, LLC	Georgia	Dycom Investments, Inc.	100
VCI Construction, LLC	Delaware	Dycom Investments, Inc.	100
VCI Utility Services Holdings, LLC	Delaware	Dycom Investments, Inc.	100
VCI Utility Services, LLC	Delaware	VCI Utility Services Holdings, LLC	100

Subsidiary	Jurisdiction	Equity Interest Holder	Percent Ownership (%)
White Mountain Cable Construction, LLC	Delaware	Dycom Investments, Inc.	100
Immaterial Domestic Subsidiary - Non-Guarantors
Alabama Broadband, LLC	Delaware	Dycom Investments, Inc.	100
Dycom Aviation, LLC	Delaware	Dycom Investments, Inc.	100
NCS, LLC	Delaware	Dycom Investments, Inc.	100
North Sky Telecom, Inc.	Delaware	Dycom Investments, Inc.	100
RJE Canada, Inc.	Delaware	Dycom Investments, Inc.	100
UNTRA Express, LLC	Delaware	Dycom Aviation, LLC	100
Immaterial Foreign Subsidiaries
North Sky Telecom ULC	British Columbia Canada	North Sky Telecom, Inc.	100
RJE Canada, ULC	Alberta Canada	RJE Canada, Inc.	100
Unrestricted Subsidiaries
CertusView Solutions, LLC	Delaware	Dycom Investments, Inc.	100
CertusView Technologies, LLC	Delaware	Dycom Investments, Inc.	100
Gardens Capital Management, LLC	Delaware	Dycom Investments, Inc.	100

Schedule 8.01

INDEBTEDNESS EXISTING ON THE CLOSING DATE

1)          Lost Instrument Bond in the amount of $160,000.00.

2)          Indebtedness incurred in connection with the Liens described in Schedule 8.02.

3)          Indebtedness incurred under the 2021 Convertible Notes.

Schedule 8.02
EQUIPMENT LIENS

Equipment Liens listed below and any extension, renewal, refinancing, refunding or replacement thereof:
Debtor	Secured Party	Filing Number	Date of Filing	Collateral
C-2 Utility Contractors, LLC	Les Schwab Warehouse Center, Inc.	2005 3345544	10/27/2005	Equipment Lease
Cablecom, LLC	Les Schwab Warehouse Center, Inc.	2006 63377975	9/29/2006	Equipment Lease
Cablecom, LLC	U.S. Bank Equipment Finance	2015 1261501	3/25/2015	Equipment Lease
Cablecom, LLC	U.S. Bank Equipment Finance	2018 3346257	5/16/2018	Equipment Lease
ClearLight Technologies, LLC	Electro Rent Corporation	830987500029	6/23/2015	Equipment Lease
Dycom Industries, Inc.	U.S. Bank Equipment Finance	2016 08970440	9/26/2016	Equipment Lease
Ervin Cable Construction, LLC	Brandeis Machinery & Supply Company	2016 3344775	6/3/2016	Equipment Lease
Ervin Cable Construction, LLC	Datamax of Kansas City	2017 3487938	5/26/2017	Equipment Lease
Ervin Cable Construction, LLC	Datamax of Kansas City	2017 3488043	5/26/2017	Equipment Lease
Golden State Utility Co.	Les Schwab Warehouse Center, Inc.	2009 4084635	12/21/2009	Equipment Lease
Lambert’s Cable Splicing Company, LLC	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	2015 1554889	4/13/2015	Equipment Lease
Lambert’s Cable Splicing Company, LLC	U.S. Bank Equipment Finance	2015 5025241	10/29/2015	Equipment Lease
Lambert’s Cable Splicing Company, LLC	U.S. Bank Equipment Finance	2016 0073260	1/5/2016	Equipment Lease
Niels Fugal Sons Company, LLC	RDO Equipment Co.	2016 5913460	9/27/2016	Equipment Lease
Niels Fugal Sons Company, LLC	RDO Equipment Co.	2016 5914021	9/27/2016	Equipment Lease
Niels Fugal Sons Company, LLC	RDO Equipment Co.	2016 5914278	9/27/2016	Equipment Lease
Niels Fugal Sons Company, LLC	RDO Equipment Co.	2018 3083629	5/7/2018	Equipment Lease
Niels Fugal Sons Company, LLC	RDO Equipment Co.	2018 3534365	5/24/2018	Equipment Lease
Niels Fugal Sons Company, LLC	RDO Equipment Co.	2018 4381691	6/27/2018	Equipment Lease
North Sky Communications, Inc.	Les Schwab Warehouse Center, Inc.	2010 0335525	1/29/2010	Equipment Lease
North Sky Communications, Inc.	Vermeer Pacific	2014 2196533	6/5/2014	Equipment Lease
North Sky Communications, Inc.	Wells Fargo Financial Leasing, Inc.	2014 3615911	9/10/2014	Equipment Lease

Debtor	Secured Party	Filing Number	Date of Filing	Collateral
Prince Telecom, LLC	Les Schwab Warehouse Center, Inc.	2012 0069478	1/6/2012	Equipment Lease
Prince Telecom, LLC	U.S. Bank Equipment Finance	2014 2916062	7/22/2014	Equipment Lease
RJE Telecom, LLC	GreatAmerica Financial Services Corporation	2017 2283783	4/7/2017	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota & Iowa	879474700020	3/17/2016	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota & Iowa	879638800027	3/18/2016	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota & Iowa	879654300024	3/18/2016	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota & Iowa	879658700020	3/18/2016	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota & Iowa	879660900020	3/18/2016	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota & Iowa	879663800028	3/18/2016	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota & Iowa	879679100021	3/18/2016	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota, Inc.	891630400029	6/10/2016	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota, Inc.	891636800021	6/10/2016	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota, Inc.	891643000026	6/10/2016	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota, Inc.	891659600022	6/10/2016	Equipment Lease
TelCom Construction, Inc.	Ditch Witch of Minnesota, Inc.	891663100021	6/10/2016	Equipment Lease
TelCom Construction, Inc.	RDO Equipment Co.	993218900558	1/9/2018	Equipment Lease
Tesinc, LLC	CIT Bank, N.A.	2017 6911595	10/17/2017	Equipment Lease
Texstar Enterprises, Inc.	RDO Equipment Co.	17-0035736335	10/23/2017	Equipment Lease
Texstar Enterprises, Inc.	RDO Equipment Co.	17-0035737609	10/23/2017	Equipment Lease
Texstar Enterprises, Inc.	RDO Equipment Co.	17-0035738973	10/23/2017	Equipment Lease
Texstar Enterprises, Inc.	RDO Equipment Co.	17-0035740774	10/23/2017	Equipment Lease
Texstar Enterprises, Inc.	RDO Equipment Co.	17-0035743323	10/23/2017	Equipment Lease
Texstar Enterprises, Inc.	RDO Equipment Co.	17-0035745729	10/23/2017	Equipment Lease
Texstar Enterprises, Inc.	RDO Equipment Co.	17-0035750179	10/23/2017	Equipment Lease
Texstar Enterprises, Inc.	RDO Equipment Co.	17-0035751685	10/23/2017	Equipment Lease
Texstar Enterprises, Inc.	RDO Equipment Co.	17-0035754092	10/23/2017	Equipment Lease
Underground Specialties, LLC	Les Schwab Warehouse Center, Inc.	2007 0960574	3/14/2007	Equipment Lease

Schedule 8.05

INVESTMENTS EXISTING ON THE CLOSING DATE

The Investments as of the Closing Date in the following Subsidiaries:

Unrestricted Subsidiaries:

CertusView Technologies, LLC	US $92,869,929

CertusView Solutions, LLC	US $959,000

Gardens Capital Management, LLC	US $4,000,000

Foreign Subsidiaries:

RJE Canada, ULC	US $823,655

North Sky Telecom, ULC	US $878,569

Restricted Subsidiaries:

Investments constituting ownership of the non-Guarantor Restricted Subsidiaries as set forth on Schedule 6.11.

Schedule 11.02

CERTAIN ADDRESSES FOR NOTICES

1.          Addresses for Credit Parties:

Care of:
Dycom Industries, Inc.
11780 U.S. Highway 1 Suite 600
Palm Beach Gardens, FL 33408

Website of Credit Parties: www.dycomind.com

2.          Addresses for Administrative Agent, Swingline Lender and L/C Issuer:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.
2380 Performance Drive
Mail Code: TX2-984-03-23
Richardson, TX 75082
Attention: Jatinder Singh
Telephone: (469) 201-0898
Telecopier: (214) 290-9428
Electronic Mail:  jsingh57@baml.com
Account No.:  #############
Ref:  Dycom Industries, Inc.
ABA# #########

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
555 California Street, 4th Floor
Mail Code: CA5-704-04-09
San Francisco, CA 94104
Attention:  Aamir Saleem
Telephone:  (415) 436-2769
Telecopier:  (415) 503-5089
Electronic Mail:  aamir.saleem@baml.com

L/C Issuer:

Bank of America, N.A.
Trade Operations
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Attention: Michael A. Grizzanti
Telephone:  (570) 496-9621
Telecopier:  (800) 755-8743
Electronic Mail:  Michael.A.Grizzanti@baml.com

Swingline Lender:

Bank of America, N.A.
2380 Performance Drive
Mail Code: TX2-984-03-23
Richardson, TX 75082
Attention: Jatinder Singh
Telephone: (469) 201-0898
Telecopier: (214) 290-9428
Electronic Mail:  jsingh57@baml.com
Account No.:  #############
Ref:  Dycom Industries, Inc.
ABA# #########

Exhibit 2.01(c)

[FORM OF] LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT (this “Agreement”), dated as of _______ __, 20__, to the Credit Agreement referenced below is by and among [NEW LENDER] (the “New Lender”), DYCOM INDUSTRIES, INC., a Florida corporation (the “Borrower”), the Guarantors, [[BANK OF AMERICA, N.A.][other L/C Issuer], as L/C Issuer], [BANK OF AMERICA, N.A., as Swingline Lender] and BANK OF AMERICA, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

W I T N E S S E T H

WHEREAS, pursuant to that Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, the Lenders have agreed to provide the Borrower with a revolving credit facility and term loan facilities;

WHEREAS, pursuant to Section 2.01(c) of the Credit Agreement, the Borrower has requested that the New Lender provide a portion of an Incremental Credit Facility under the Credit Agreement; and

WHEREAS, the New Lender has agreed to provide a portion of such Incremental Credit Facility on the terms and conditions set forth herein and to become a “Lender” under the Credit Agreement in connection therewith;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Capitalized terms used but not defined herein shall have the meaning provided to such terms in the Credit Agreement.

2.          The New Lender hereby agrees to provide a [Revolving Commitment] [Term Loan Commitment] to the Borrower in an amount [up to its Revolving Commitment] [equal to its Term Loan Commitment] set forth on Schedule 2.01 attached hereto.  The New Lender’s Applicable Percentage of the [Aggregate Revolving Commitments] [aggregate amount of Term Loan Commitments] as of the date hereof shall be as set forth on Schedule 2.01 attached hereto.  The existing Schedule 2.01 to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule 2.01 attached hereto.

[3.          The New Lender shall be deemed to have purchased, without recourse, a risk participation from each of the applicable L/C Issuers in all Letters of Credit issued by it under the Credit Agreement (including Existing Letters of Credit) and the obligations arising thereunder in an amount equal to its Applicable Percentage of the obligations under such Letters of Credit, and shall absolutely, and unconditionally assume, and be obligated to pay to the L/C Issuer and discharge when due as provided in the Credit Agreement, its Applicable Percentage of the obligations arising under such Letters of Credit.]

[4.          The New Lender shall be deemed to have purchased, without recourse, a risk participation from the Swingline Lender in all Swingline Loans made by it under the Credit Agreement and the obligations arising thereunder in an amount equal to its Applicable Percentage of the obligations under such Swingline Loans, and shall absolutely and unconditionally assume, and be obligated to pay to the Swingline

Lender and discharge when due as provided in the Credit Agreement, its Applicable Percentage of the obligations arising under such Swingline Loans.]

5.          The New Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and, based on such information, has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 3.01(e) of the Credit Agreement), duly completed and executed by the New Lender; and (b) agrees that it will (i) independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

[6.          TERMS APPLICABLE TO THE TERM LOAN SUCH AS AMORTIZATION, APPLICABLE RATE, ETC.]

7.          Each of the Credit Parties agrees that, as of the date hereof, the New Lender shall (a) be a party to the Credit Agreement, (b) be a “Lender” for all purposes of the Credit Agreement and the other Credit Documents and (c) have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

8.          The address of the New Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by the New Lender to the Administrative Agent.

9.          This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one contract.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”)  shall be effective as delivery of a manually executed counterpart of this Agreement.

10.          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

NEW LENDER:	[NEW LENDER] By: ___________________________________ Name: Title:
BORROWER:	DYCOM INDUSTRIES, INC., a Florida corporation By: ___________________________________ Name: Title:

GUARANTORS:	[LIST ALL GUARANTORS AS OF DATE OF EXECUTION] By: ___________________________________ Name: Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Administrative Agent

By: _________________________
Name:
Title:

[Consented to:

[L/C Issuer(s)]

By: ________________________
Name:
Title:

BANK OF AMERICA, N.A.,
as Swingline Lender

By: ________________________
Name:
Title:]

Schedule 2.01 to Lender Joinder Agreement

LENDERS AND COMMITMENTS

Lender	Revolving Commitment	Applicable Percentage of Aggregate Revolving Commitments	Term Loan Commitment	Applicable Percentage of Term Loan Commitments

Total:

Exhibit 2.02

[FORM OF] LOAN NOTICE

Date:  ___________, _____

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among Dycom Industries, Inc., a Florida corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The undersigned hereby requests (select one):

☐          A Borrowing of [Revolving][Term] Loans

☐          A conversion or continuation of [Revolving][Term] Loans

1.	On ______________ (a Business Day).

2.	In the amount of $______________.[1]

3.	Comprised of [Base Rate Loans][Eurodollar Rate Loans].

[4.	For Eurodollar Rate Loans: with an Interest Period of [1, 2, 3 or 6] months.]

With respect to such Borrowing, the Borrower hereby represents and warrants that (a) such request complies with the requirements of Section 2.01 of the Credit Agreement and (b) each of the conditions set forth in (i) Section 5.02(a) of the Credit Agreement and (ii) Section 5.01 of the Credit Agreement, solely with regard to the initial Request for Credit Extension on the Closing Date, have been satisfied or waived in accordance with Section 11.01 of the Credit Agreement on and as of the date of such Borrowing.

DYCOM INDUSTRIES, INC., a Florida corporation

By:
Name:
Title:

1 In the case of a Borrowing of, or conversion to, Eurodollar Rate Loans, not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof and in the case of a Borrowing of, or conversion to, Base Rate Loans, not less than $1,000,000 or a whole multiple of $500,000 in excess thereof.

Exhibit 2.03

[FORM OF] LETTER OF CREDIT REPORT

TO:          Bank of America, N.A., as Administrative Agent

RE:
Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among Dycom Industries, Inc., a Florida corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

DATE:          [Date]

The undersigned, [insert name of L/C Issuer] (the “L/C Issuer”) hereby delivers this report to the Administrative Agent, pursuant to the terms of Section 2.03(m) of the Credit Agreement.

The L/C Issuer plans to issue, amend, renew, increase or extend the following Letter(s) of Credit on [insert date].

L/C No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[The L/C Issuer made a payment, with respect to L/C No. _______, on [insert date] in the amount of [$]_____________].

[The Borrower failed to reimburse the L/C Issuer for a payment made in the amount of [$][insert amount of such payment] pursuant to L/C No. ______ on [insert date of such failure], with respect to L/C No. _______.]

Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[L/C ISSUER], as L/C Issuer

By:
Name:

Exhibit 2.04

[FORM OF] SWINGLINE LOAN NOTICE

Date: __________, 20__

To:          Bank of America, N.A., as Swingline Lender

Cc:          Bank of America, N.A., as Administrative Agent

Re:
Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among Dycom Industries, Inc., a Florida corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests a Swingline Loan:

1.          On __________          , 20__ (a Business Day).

2.          In the amount of $__________.1

With respect to such Borrowing of Swingline Loans, the Borrower hereby represents and warrants that (i) such request complies with the requirements of the first proviso to the first sentence of Section 2.04(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02(a) of the Credit Agreement have been satisfied on and as of the date of such Borrowing of Swingline Loans.

DYCOM INDUSTRIES, INC., a Florida corporation

By:
Name:
Title:

1 In an amount not less than $100,000 or a whole multiple of $100,000 in excess thereof.

Exhibit 2.05

[FORM OF] NOTICE OF LOAN PREPAYMENT

TO:	Bank of America, N.A., as Administrative Agent

RE:
Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among Dycom Industries, Inc., a Florida corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

DATE:	[Date]

The undersigned Borrower hereby notifies the Administrative Agent that on _____________1 pursuant to the terms of Section 2.05(a) of the Credit Agreement, the undersigned Borrower intends to prepay the following Loans as more specifically set forth below:

☐          Voluntary prepayment of [Revolving Loans][Term Loans][Swingline Loans]2 in the following amount(s):

☐          Eurodollar Rate Loans: $___________________3
Applicable Interest Period: __________________

☐          Base Rate Loans:  $_________________4

[This Notice of Loan Prepayment is contingent upon the consummation or occurrence of [insert description of transaction or event].

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

DYCOM INDUSTRIES, INC., a Florida corporation

By:
Name:
Title:

1Specify date of such prepayment.

2 Any prepayment of Swingline Loans shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding).

3Any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

4Any prepayment of Base Rate Loans (other than Swingline Loans) shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

Exhibit 2.11(a)-1

[FORM OF] [AMENDED AND RESTATED] REVOLVING NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, DYCOM INDUSTRIES, INC., a Florida corporation (the “Borrower”), hereby unconditionally promises to pay, on the Maturity Date (as defined in the Credit Agreement referred to below), to ________________ or its registered assigns (the “Lender”) in accordance with the terms and conditions of the Credit Agreement (as defined below) at the Administrative Agent’s Office in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.01(a) of the Credit Agreement (as defined below).  The undersigned further agrees to pay interest in like money at the Administrative Agent’s Office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement (as defined below).

This [Amended and Restated] Revolving Note [(this “Revolving Note”)] is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and the holder is entitled to the benefits thereof and is secured by the Collateral.  This Revolving Note may be prepaid in whole or in part subject to the terms and conditions provided in the Credit Agreement.  Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note may be declared to be immediately due and payable, as provided in the Credit Agreement, without diligence, presentment, demand, protest, or any notice of any kind.  If any amount is not paid in full when due hereunder (whether due at any stated or accelerated maturity or otherwise) such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

All parties now and hereafter liable with respect to this Revolving Note, whether maker, principal, surety, endorser or otherwise, hereby waive diligence, presentment, demand, protest and all other notices of any kind.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[This Revolving Note amends and restates, and is given in replacement for, and not in payment of, that certain Revolving Note dated as of [December 3, 2012][April 24, 2015] (the “Original Note”), given by the Borrower in favor of the Lender and is in no way intended, and shall not be deemed or construed, to constitute a novation of the Original Note.  This Revolving Note supersedes the Original Note in all respects and, upon the execution and delivery by the Borrower of this Revolving Note, the Original Note shall have no further force and effect.]

This Revolving Note may, upon execution, be delivered by facsimile or other electronic imaging means (e.g. “pdf” or “tif”), which shall be deemed for all purposes to be an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed by its duly authorized officer as of the day and year first above written.

DYCOM INDUSTRIES, INC., a Florida corporation

By:
Name:
Title:

Exhibit 2.11(a)-2

[FORM OF] [AMENDED AND RESTATED] SWINGLINE NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, DYCOM INDUSTRIES, INC., a Florida corporation (the “Borrower”), hereby unconditionally promises to pay, on the Maturity Date (as defined in the Credit Agreement referred to below), to ________________ or its registered assigns (the “Swingline Lender”) in accordance with the terms and conditions of the Credit Agreement (as defined below) at the Administrative Agent’s Office in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Swingline Loans made by the Lender to the undersigned pursuant to Section 2.04 of the Credit Agreement (as defined below).  The undersigned further agrees to pay interest in like money at the Administrative Agent’s Office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement (as defined below).

This [Amended and Restated] Swingline Note [(this “Swingline Note”)] is the Swingline Note referred to in the Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and the holder is entitled to the benefits thereof and is secured by the Collateral.  This Swingline Note may be prepaid in whole or in part subject to the terms and conditions provided in the Credit Agreement.  Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note may be declared to be immediately due and payable, as provided in the Credit Agreement, without diligence, presentment, demand, protest, or any notice of any kind.  If any amount is not paid in full when due hereunder (whether due at any stated or accelerated maturity or otherwise) such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

All parties now and hereafter liable with respect to this Swingline Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[This Swingline Note amends and restates, and is given in replacement for, and not in payment of, that certain Swingline Note dated as of December 3, 2012 (the “Original Note”), given by the Borrower in favor of the Lender and is in no way intended, and shall not be deemed or construed, to constitute a novation of the Original Note.  This Swingline Note supersedes the Original Note in all respects and, upon the execution and delivery by the Borrower of this Swingline Note, the Original Note shall have no further force and effect.]

This Swingline Note may, upon execution, be delivered by facsimile or other electronic imaging means (e.g. “pdf” or “tif”), which shall be deemed for all purposes to be an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be duly executed by its duly authorized officer as of the day and year first above written.

DYCOM INDUSTRIES, INC., a Florida corporation

By:
Name:
Title:

Exhibit 2.11(a)-3

[FORM OF] [AMENDED AND RESTATED] TERM NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, DYCOM INDUSTRIES, INC., a Florida corporation (the “Borrower”), hereby unconditionally promises to pay to ________________ or its registered assigns (the “Lender”) in accordance with the terms and conditions of the Credit Agreement (as defined below) at the Administrative Agent’s Office in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Term Loans made by the Lender to the undersigned pursuant to Section 2.01(b) of the Credit Agreement referred to below.  The undersigned further agrees to pay interest in like money at the Administrative Agent’s Office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement (as defined below).

This [Amended and Restated] Term Note [(this “Term Note”)] is one of the Term Notes referred to in the Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and the holder is entitled to the benefits thereof and is secured by the Collateral.  This Term Note may be prepaid in whole or in part subject to the terms and conditions provided in the Credit Agreement. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note may be declared to be immediately due and payable, as provided in the Credit Agreement, without diligence, presentment, demand, protest, or any notice of any kind.  If any amount is not paid in full when due hereunder (whether due at any stated or accelerated maturity or otherwise) such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[This Term Note amends and restates, and is given in replacement for, and not in payment of, that certain Term Note dated as of [December 3, 2012][April 24, 2015] (the “Original Note”), given by the Borrower in favor of the Lender and is in no way intended, and shall not be deemed or construed, to constitute a novation of the Original Note. This Term Note supersedes the Original Note in all respects and, upon the execution and delivery by the Borrower of this Term Note, the Original Note shall have no further force and effect.]

This Term Note may, upon execution, be delivered by facsimile or other electronic imaging means (e.g. “pdf” or “tif”), which shall be deemed for all purposes to be an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower has caused this Term Note to be duly executed by its duly authorized officer as of the day and year first above written.

DYCOM INDUSTRIES, INC., a Florida corporation

By:
Name:
Title:

Exhibit 2.16

[FORM OF]
AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.16 of the Credit Agreement, of which this Exhibit 2.16 is a part.  It is not intended to be a definitive list of all of the terms and conditions of a reverse Dutch auction and all such terms and conditions shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”).  The Administrative Agent, the Auction Managers, or any of their respective Affiliates may tender Return Bids (as defined below) and be a participating Lender on the same terms and conditions set forth in this Outline and the applicable Offer Document, and such participation may not be deemed a recommendation to any Lender to submit a Return Bid or to take part in this or any other offer.  Capitalized terms not otherwise defined in this Outline have the meanings assigned to them in the Credit Agreement.

Summary.  Any Credit Party may conduct one or more Auctions in order to purchase Term Loans of all tranches or any individual tranche of Term Loans at its sole discretion.  No Auction may be commenced for a tranche of Term Loans if any other Auction has been previously commenced for the same tranche of Term Loans and not yet completed, terminated or expired.  Two separate Auctions for the same tranche of Term Loans may not be commenced on the same day.

Notice Procedures.  In connection with each Auction, the applicable Credit Party will notify the applicable Auction Manager (for distribution to all Lenders) prior to 1:00 p.m.  New York time on the date on which such Credit Party proposes to commence such Auction of the Term Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal face amount of Term Loans such Credit Party is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $5,000,000 or an integral multiple of $500,000 in excess thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which such Credit Party would be willing to purchase Term Loans in the Auction; (iii) the applicable tranche or tranches of Term Loans such Credit Party is willing to purchase in the Auction; and (iv) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding ten (10) Business Days upon notice by such Credit Party to the applicable Auction Manager not less than twenty-four (24) hours before the original Expiration Time; provided, however, that only one (1) extension per Auction shall be permitted.  An Auction shall be regarded as a “Failed Auction” in the event that either (x) such Credit Party withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Return Bids having been received.  In the event of a Failed Auction, such Credit Party shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be.

Reply Procedures.  In connection with any Auction, each Lender holding Term Loans of the applicable tranche or tranches wishing to participate in such Auction shall, prior to the Expiration Time, provide the applicable Auction Manager with a notice of participation (the “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of the applicable tranche or tranches, in an amount not less than $1,000,000 (or such lesser amount as shall constitute the aggregate amount of the Term Loans of such tranche of the assigning Lender), that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the relevant tranche of Term Loans held by such Lender. Lenders may only submit one (1) Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such

Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the applicable Auction Manager, the Assumption Agreement in the form included in the Offer Document.  The applicable Credit Party will not have any obligation to purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the applicable Auction Manager, such Auction Manager, in consultation with the applicable Credit Party, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow such Credit Party to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which such Credit Party has received Return Bids within the Discount Range). The applicable Credit Party shall purchase Term Loans from each Lender whose Return Bid contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All principal amounts of Term Loans included in Return Bids received at a Reply Price that is equal to or lower than the Applicable Threshold Price will be purchased at the applicable Reply Price up to the Applicable Threshold Price, subject to proration as described below.

Proration Procedures.  All Term Loans of the relevant tranche offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualified Bids at or lower than the Applicable Threshold Price will be purchased at the applicable Reply Price up to the Auction Amount; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction at or lower than the Applicable Threshold Price would exceed the Auction Amount, then the applicable Credit Party shall purchase the Term Loans tendered by the Lenders below the Applicable Threshold Price first, and then to the extent of the remaining amounts under the Auction Amount, such Credit Party will purchase the Term Loans tendered by the Lenders at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the Auction Amount. No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures.  The applicable Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks or such other electronic workspace reasonably acceptable to the Borrower) in accordance with such Auction Manager’s standard dissemination practices by 4:00 p.m.  New York time on the same Business Day as the date the Return Bids were due.  The applicable Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date onto each applicable Assumption Agreement received in connection with a Qualifying Bid.  Upon request of the submitting Lender, the applicable Auction Manager will promptly return any Assumption Agreement received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures.  Once initiated by an Auction Notice, the applicable Credit Party may withdraw an Auction only in the event that, as of such time, no Return Bid has been received by the applicable Auction Manager, provided that such Credit Party’s obligation to purchase Term Loans from any Lender shall be conditioned on (i) such Lender making the representations and warranties set forth in the Assumption Agreement and (ii) there being no pending actions, suits or proceedings pending or threatened in writing that seek to enjoin such Auction.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights.  Any Return Bid (including any component bid thereof) delivered to the applicable Auction Manager may not be modified, revoked, terminated or cancelled by a Lender.  However, an Auction may become void if the conditions to the purchase of Term Loans by the applicable Credit Party required by the terms and conditions of Section 2.16 of the Credit Agreement are not met.  The purchase price for each purchase of Term Loans in accordance with Section 2.16 of the Credit Agreement shall be paid directly by the applicable Credit Party, in each case directly to the respective assigning Lender on a settlement date as determined by the applicable

Auction Agent in consultation with the Borrower (which shall be no later than five (5) Business Days after the date Return Bids are due).

Annex A to Exhibit 2.16

AUCTION NOTICE
[Credit Party Letterhead]

[Auction Manager]
Attention:  [___]
Fax No.:   [____]
Email:  [______]

Re:  Loan Auction

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among by and among Dycom Industries, Inc. (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

[NAME OF ASSIGNEE] (the “Purchaser”) hereby gives notice to the Lenders that it desires to conduct the following Auction:

•	Auction Amount: $[______]

•	Discount Range: Not less than $[_] nor greater than $[___] per $1,000 principal amount of Term Loans.

The Purchaser acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures.  The Auction shall be consummated in accordance with the Auction Procedures with each Return Bid due by 1:00 p.m. (New York time) on [_________ __, ____].

Very truly yours,

[NAME OF ASSIGNEE]

By:
Name:
Title:

Annex B to Exhibit 2.16

RETURN BID

[Auction Manager]
Attention:  [___]
Fax No.:   [____]
Email:  [______]

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among by and among Dycom Industries, Inc. (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid1:

The purchase price of any Term Loans that are assigned pursuant to an Assumption Agreement is requested to be disbursed to the undersigned Lender’s account with [____________] (Account No. [         ]).

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed Assumption Agreement, to be held in escrow by the Auction Manager, obligates the Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable.

Reply Price	Reply	Amount
(price per $1,000)
$	$
$	$
$	$

Very truly yours,

[NAME OF LENDER]

By:
Name:
Title:

1          Lender may submit up to three component bids but need not submit more than one.  The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Term Loans held by it.

Annex C to Exhibit 2.16 to
Credit Agreement

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Auction Manager as contemplated in the Auction Procedures, all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (“Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_______________
Assignor [is][is not] a Defaulting Lender

2.	Assignee:	_______________

3.	Borrower:	Dycom Industries, Inc., a Florida corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

6.	Assignor’s Interest under the Credit Agreement:

	Aggregate Principal Face Amount of Term Loans of Assignor	Percentage of Term Loans of Assignor
Tranche [__] Term Loans	$____________________________	____________%
Tranche [__] Term Loans	$____________________________	____________%
Tranche [__] Term Loans	$____________________________	____________%

7.	Assigned Interest[1]:

List below the Term Loans to be assigned by Assignor to Assignee subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures.

Tranche	Reply Price with respect to Term Loans being tendered to Assignee (price per $1,000 principal amount)[2]	Reply Amount (principal face amount of Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)[3]	Pro Rata Principal Face Amount of Term Loans Assigned[4]	Percentage Assigned of Term Loans[5]
	$____________	$____________	$____________	__________%

	$____________	$____________	$____________	__________%

	$____________	$____________	$____________	__________%

8.          Effective Date:  __________ __, 20__ [TO BE INSERTED BY AUCTION MANAGER AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

1          Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.  To be completed by Assignor.
2          To be completed by Assignor.
3          To be completed by Assignor.  The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Term Loans held by it.
4          To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.
5          To be completed by the Auction Manager to at least 9 decimals as a percentage of the Term Loans of all Lenders thereunder.

9.	Notice and Wire Instructions

ASSIGNOR:	ASSIGNEE

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:

10.
The Assignor acknowledges and agrees that (i) tenders of the Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) validly tendered Term Loans will be deemed to have been accepted by the Assignee to the extent such Term Loans are part of a Qualifying Bid upon notification by the Auction Manager to the Assignor that such Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); and (iii) it does not have any withdrawal rights with respect to any tender of its Term Loans.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and Assumption and deliver the completed Assignment and Assumption to the Assignee and the Assignor.

The Assignor acknowledges and agrees that tenders of its Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment and Assumption.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

[_______________________]
as Auction Manager

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.          The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it [is][is not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv)  the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

2.          The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Assumption and (ii) it does not possess material non-public information with respect to Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) and (b) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it.

3.          From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement bound by the provisions thereof until such time as the Term Loans assigned hereunder are contributed to the Borrower for cancellation, which shall be deemed to occur automatically without further action by any Person on the Effective Date, and (b) the Assignor shall, to the extent provided in this Assumption Agreement, relinquish its rights (including the right to receive interest on the Term Loans assigned hereunder) and be released from its obligations under the Credit Agreement.

4.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT 3.01(e)-1

 [FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[  ]

EXHIBIT 3.01(e)-2

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[  ]

EXHIBIT 3.01(e)-3

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[  ]

EXHIBIT 3.01(e)-4

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[  ]

Exhibit 5.01(d)

[FORM OF]
SECRETARY’S CERTIFICATE

Pursuant to Section 5.01(d) of that certain Amended and Restated Credit Agreement, dated as of the date hereof (the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Dycom Industries, Inc., a Florida corporation (the “Borrower”), [   ] (the “Company”), other Guarantors not party to this Secretary’s Certificate, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, the undersigned, [          ], being the [____________] of the Company, hereby certifies as follows:

1.          Attached hereto as Annex I is a true and complete copy of resolutions duly adopted by the board of directors of the Company which (a) approve and adopt the Credit Agreement and the transactions contemplated thereby and (b) authorize the execution and delivery of the Credit Agreement and the performance of the Credit Agreement and the other Credit Documents.  Such resolutions have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof; and such resolutions are the only proceedings now in force relating to or affecting the matters referred to therein.

2.          [Attached hereto as Annex II is a true and complete copy of the [articles of incorporation][certificate of formation][certificate of limited partnership] of the Company as certified by the appropriate governmental authority of the state of incorporation or formation, and such [articles of incorporation][certificate of formation][certificate of limited partnership]][The [articles of incorporation][certificate of formation][certificate of limited partnership] of the Company previously delivered to the Administrative Agent on [___    ,       ]] [have][has] not been amended, repealed, modified or restated since the date of certification by such governmental authority and [are][is] in full force and effect on the date hereof, and no action for any amendment thereto, or the dissolution of the Company, has been taken since such date.]

3.          [Attached hereto as Annex III is a true and complete copy of the [bylaws][operating agreement][partnership agreement] of the Company and all amendments thereto as in effect on the date hereof.][The [bylaws][operating agreement][partnership agreement] of the Company previously delivered to the Administrative Agent on [______    ,       ] [have][has] not been amended, repealed, modified or restated since such date, [are][is] in full force and effect on the date hereof, and no action for any amendment thereto, or the dissolution of the Company, has been taken since such date.]

4.          The following persons are now the duly elected and qualified officers of the Company, holding the offices indicated next to the names below, and the signatures appearing opposite the names below are their true and genuine signatures, and each of such officers is duly authorized to execute and deliver on behalf of the Company the Credit Agreement and the other Credit Documents to which it is a party and to act as a Responsible Officer on behalf of the Company under the Credit Agreement:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] name as of the date first above written.

By:
Name:
Title:

I, ________________, the _______________ of the Company, hereby certify, as of the date first above written, that _______________ was validly appointed to the office of and is the _________________ of the Company and that the signature set forth above is [his][her] authentic signature.

By:
Name:
Title:

Exhibit 5.01(j)

[FORM OF] SOLVENCY CERTIFICATE

[Date]

This SOLVENCY CERTIFICATE (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 5.01(j) of the Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among Dycom Industries, Inc. a Florida corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, _________________, the Senior Vice President and Chief Financial Officer13 of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that, as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the incurrence of indebtedness and obligations being incurred in connection with the Credit Agreement and the transactions contemplated therein, that:

1.          The amount of “fair saleable value” of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds (i) the value of all liabilities of the Borrower and its Restricted Subsidiaries, on a consolidated basis, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of the Borrower and its Restricted Subsidiaries, on a consolidated basis, on its existing debts (including contingent liabilities) as such debts become absolute and matured.

2.          The Borrower and its Restricted Subsidiaries, on a consolidated basis, do not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged.

3.          The Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their liabilities, including contingent and other liabilities, as they mature.

4.          For purposes of this Certificate, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the Borrower and its Restricted Subsidiaries, on a consolidated basis, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due, and (ii) the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

5.          The undersigned is generally familiar with the business and assets of the Borrower and its Restricted Subsidiaries and is duly authorized to execute this Certificate on behalf of the Borrower pursuant to the Credit Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

13 Note to Draft: Confirm CFO name and title(s).

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

DYCOM INDUSTRIES, INC., a Florida corporation

By:
Name:
Title:	[Senior Vice President and Chief Financial Officer]

Exhibit 7.02(b)

[FORM OF] COMPLIANCE CERTIFICATE

TO:          Bank of America, N.A., as Administrative Agent

RE:
Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among Dycom Industries, Inc., a Florida corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement

DATE:          [Date]

Pursuant to Section 7.02(b) of the Credit Agreement, I, __________________, hereby certify in my official capacity as __________________ of the Borrower, that to the best of my knowledge and belief as of the fiscal year/quarter ending ______________, ______, the statements below are accurate and complete in all respects (all capitalized terms used herein shall have the meanings set forth in the Credit Agreement):

(a)          The financial statements for the fiscal period cited above, which accompany this Compliance Certificate, fairly present in all material respects the financial condition of the Borrower and its Subsidiaries for such period in conformity with GAAP applied on a consistent basis.

(b)          During the fiscal period cited above each of the Credit Parties observed or performed its covenants and other agreements under the Credit Agreement and other Credit Documents, and satisfied the conditions contained in the Credit Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions of the Credit Agreement).

(c)          I have obtained no knowledge of any Default or Event of Default under the Credit Agreement.

(d)          Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements/reports referred to in paragraph (a) above) which demonstrate compliance by the Credit Parties with each of the financial covenants contained in Section 7.07 of the Credit Agreement.

[(e)          Attached hereto as Schedule 2 is an updated Schedule 6.11 as of the end of the fiscal period cited above.]14

14 Include in the Compliance Certificate with the delivery of the annual financial statements only.

DYCOM INDUSTRIES, INC., a Florida corporation

By:
Name:
Title:

Schedule 1

[Borrower to provide]

[Schedule 2

[Borrower to provide]]

Exhibit 7.09

[FORM OF] GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of _____________, ____, is by and among _____________________, a ______________________ (the “Subsidiary Guarantor”), DYCOM INDUSTRIES, INC., a Florida corporation (the “Borrower”), the Guarantors, and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer (the “Administrative Agent”).  Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

[The Subsidiary Guarantor is a Material Domestic Subsidiary that is a Restricted Subsidiary and is required by Section 7.09 of the Credit Agreement to become a “Guarantor” thereunder.][The Subsidiary Guarantor is an Immaterial Domestic Subsidiary that is a Restricted Subsidiary and is required by Section 7.09 of the Credit Agreement to become a “Guarantor” thereunder.][The Borrower desires that the Subsidiary Guarantor become a “Guarantor” under the Credit Agreement].

Accordingly, the Subsidiary Guarantor hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.          The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution and delivery of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed and delivered the Credit Agreement and the other Credit Documents.  The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Documents, including without limitation (a) all of the representations and warranties of the Credit Parties set forth in Article VI of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles VII and VIII of the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary Guarantor hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent as provided in the Credit Agreement the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof and agrees that if any of such Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Subsidiary Guarantor will, jointly and severally together with the other Guarantors, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

2.          The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution and delivery of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Pledge Agreement, and shall have all the rights and obligations of a “Pledgor” thereunder as if it had executed and delivered the Pledge Agreement.  The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Pledge Agreement.  Without limiting the generality of the foregoing terms of this paragraph 2, the Subsidiary Guarantor hereby pledges and assigns to the Administrative Agent, for the benefit of the Secured Parties, and grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in any and all right, title and interest of the Subsidiary Guarantor in and to Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement).

3.          The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto.  The information on the schedules to the Credit Agreement are hereby amended to include the information shown on the attached Schedule A (Schedules to the Credit Agreement and Security Documents).

4.          The information on Schedule B (Disclosure Information) to this Agreement is true and correct as of the date hereof.

5.          The Borrower and the Guarantors confirm that all of their obligations under the Credit Agreement are, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect.  The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor, the term “Obligations,” as used in the Credit Agreement, shall include all obligations of such Subsidiary Guarantor under the Credit Agreement and under each other Credit Document.

6.          The Subsidiary Guarantor hereby agrees that upon becoming a Guarantor it will assume all Obligations of a Guarantor as set forth in the Credit Agreement.

7.          Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.

8.          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.          This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or other electronic imaging means (e.g. “pdf” or “tif”), which shall be deemed for all purposes to be an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

BORROWER:	DYCOM INDUSTRIES, INC., a Florida corporation

By:
Name:
Title:

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

GUARANTORS:	[LIST ALL OF THE GUARANTORS AS OF THE DATE OF EXECUTION AND DELIVERY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Schedule A

Schedules to Credit Agreement and Security Documents

Schedule B

Disclosure Information

Legal Name of Credit Party (and any previous legal names within the last five years):

State of Organization:

Jurisdictions of Organization:

Type of Organization:

Address of Chief Executive Office:

Address of Principal Place of Business:

Business Phone Number:

Organizational Identification Number:[15]

Federal Tax Identification Number:

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):

List the issued and outstanding equity interests owned by (a) the Subsidiary Guarantor and (b) the owner of the Subsidiary Guarantor’s equity interests:

[TO BE COMPLETED BY BORROWER/SUBSIDIARY GUARANTOR]

15 This item does not apply to a Credit Party organized under the laws of Alabama, Indiana, Massachusetts, Nebraska, New Hampshire, New Mexico, New York, Oklahoma, South Carolina, Vermont or West Virginia.

Exhibit 11.06(b)

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below [(including, without limitation, Letters of Credit and Swingline Loans included in such facilities)] and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

Assignor [is] [is not] a Defaulting Lender.

2.	Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Dycom Industries, Inc., a Florida corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
Amended and Restated Credit Agreement, dated as of October 19, 2018 (as amended, restated, amended and restated, modified, supplemented, increased or extended from time to time), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer

1 Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

[7.          Trade Date:          ______________]4

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]5 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Loan Commitment,” etc.)
* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date
3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
4 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
5To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]6

[BANK OF AMERICA, N.A., as L/C Issuer][and Swingline Lender]

By:
Name:
Title:

[DYCOM INDUSTRIES, INC., a Florida corporation

By:
Name:
Title:

6 To be added only if the consent of the Borrower and/or other parties (L/C Issuer or Swingline Lender) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it [is] [is not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(iii) and Section 11.06(b)(v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.